UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒ Filed by a party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
GLOBAL BLOOD THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION, DATED AUGUST 19, 2022

GLOBAL BLOOD THERAPEUTICS, INC.
181 Oyster Point Boulevard
South San Francisco, CA 94080

[  ], 2022
Dear GBT Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Global Blood Therapeutics, Inc., a Delaware corporation (which we refer to as “GBT”, the “Company”, “we”, “us” and “our”) to be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ], which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2022 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), and GBT (which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to GBT’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into GBT (which we refer to as the “Merger”), with GBT continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.001 per share, of GBT (which we refer to as “GBT common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will at the Effective Time automatically be converted into the right to receive $68.50 in cash, without interest (which we refer to as the “Merger Consideration”) and subject to any required withholding of tax.
If the Merger is completed, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of GBT common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The Board of Directors of GBT, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, GBT and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that GBT stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by GBT stockholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of GBT common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Ted W. Love, M.D.
President and Chief Executive Officer Global Blood Therapeutics, Inc.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [  ], 2022, and, together with the enclosed form of proxy card, is first being mailed to GBT stockholders on or about [  ], 2022.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION, DATED AUGUST 19, 2022

GLOBAL BLOOD THERAPEUTICS, INC.
181 Oyster Point Boulevard
South San Francisco, CA 94080
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2022
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Global Blood Therapeutics, Inc., a Delaware corporation (which we refer to as “GBT”, the “Company”, “we”, “us” and “our”), will be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ], which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2022 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), and GBT. Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into GBT (which we refer to as the “Merger”), with GBT continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (which we refer to as the “Merger Agreement Proposal”);

2.
To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to GBT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only GBT stockholders of record as of the close of business on [  ], 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors,

Ted W. Love, M.D.
President and Chief Executive Officer Global Blood Therapeutics, Inc.

Dated: [ ], 2022

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of GBT common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833

GLOBAL BLOOD THERAPEUTICS, INC.
181 Oyster Point Blvd.
South San Francisco, CA 94080
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2022
PROXY STATEMENT
This proxy statement contains information relating to a special meeting of stockholders of Global Blood Therapeutics, Inc., a Delaware corporation, which we refer to as the “Company”, “GBT”, “we”, “us” or “our”. The special meeting (which we refer to as the “Special Meeting”) will be held via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ]. We are furnishing this proxy statement to holders of the Company’s issued and outstanding common stock, par value $0.001 per share, which we refer to as “GBT common stock”, as part of the solicitation of proxies by the Board of Directors of GBT, which we refer to as the “Board”, for use at the Special Meeting and at any adjournments or postponements thereof. This proxy statement is dated [ ], 2022 and is first being mailed to holders of GBT common stock on or about [ ], 2022. Throughout this proxy statement, we refer to Pfizer Inc., a Delaware corporation, as “Parent” or “Pfizer”, Ribeye Acquisition Corp., a Delaware corporation, as “Merger Sub” and GBT, Parent and Merger Sub each as a “party” and together as the “parties”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of August 7, 2022 (as it may be amended from time to time), by and among Parent, Merger Sub and GBT as the “Merger Agreement”, and the holders of GBT common stock as “GBT stockholders”. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

SUMMARY TERM SHEET
This summary term sheet highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information”. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Parties Involved in the Merger
(page 26)
Global Blood Therapeutics, Inc.
GBT is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities, starting with sickle cell disease (“SCD”). Founded in 2011, GBT is delivering on its goal to transform the treatment and care of SCD, a lifelong, devastating inherited blood disorder. The Company has introduced Oxbryta® (voxelotor), the first Food and Drug Administration-approved medicine that directly inhibits sickle hemoglobin (HbS) polymerization, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the Company’s next generation HbS polymerization inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. GBT’s principal executive offices are located at 181 Oyster Point Blvd., South San Francisco, CA 94080 and its telephone number is (650) 741-7700. GBT common stock is listed on The NASDAQ Global Select Market (which we refer to as the “Nasdaq”) under the symbol “GBT”.
Pfizer Inc.
Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacturing, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware. Pfizer’s principal executive offices are located at 235 East 42nd Street, New York, NY 10017, and its telephone number is (212) 733-2323.
Ribeye Acquisition Corp.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Pfizer and was formed on August 3, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and GBT will continue as the surviving corporation and a wholly owned subsidiary of Pfizer (the “Surviving Corporation”). The principal executive offices of Merger Sub are located at 235 East 42nd Street, New York, New York 10017, and its telephone number is (212) 733-2323.
The Merger
(page 26)
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Merger Sub will merge with and into GBT (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and GBT will continue its corporate existence under the DGCL as the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”). As a result of the Merger, GBT common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, GBT common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and GBT will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by GBT and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Background of the Merger
(page 28)
A description of the process we undertook that led to the Merger, including our discussions with Pfizer, is included in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”.
Merger Consideration
(page 27)
GBT Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of GBT, Parent, Merger Sub or the holders of any securities of GBT or Merger Sub, each share of GBT common stock issued and outstanding immediately prior to the Effective Time (other than shares of GBT common stock owned by (a) the Company, any wholly owned subsidiary of the Company, Parent, Merger Sub or any other wholly owned subsidiary of Parent and (b) stockholders of the Company who have validly exercised their statutory rights of appraisal under Section 262 of the DGCL, which we refer to, collectively, as “Excluded GBT Shares”) will be converted automatically into the right to receive $68.50 in cash, without interest (which we refer to as the “Merger Consideration”) and subject to any required tax withholding.
On or prior to the Closing Date, Parent will deposit (or cause to be deposited) with a designated paying agent a cash amount that is sufficient to pay the aggregate Merger Consideration in exchange for all shares of GBT common stock outstanding immediately prior to the Effective Time (other than Excluded GBT Shares). For more information, please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of GBT common stock that you own (other than Excluded GBT Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a GBT stockholder (except that GBT stockholders who properly and validly exercise and do not withdraw their appraisal rights will not be entitled to receive the Merger Consideration and instead shall have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.
Treatment of GBT Equity Awards
(page 27)
At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:
•
each outstanding option to purchase shares of GBT common stock, which we refer to as a “Company Option”, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company Option immediately prior to the completion of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option;

•
each outstanding restricted stock unit of the Company subject only to service-based vesting requirements, which we refer to as a “Company RSU”, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company RSU immediately prior to the completion of the Merger multiplied by (ii) the Merger Consideration;

•
each outstanding restricted stock unit of the Company subject to performance-based vesting requirements, which we refer to as a “Company PSU”, other than those tied to a price hurdle with respect to a share of GBT common stock (and not relative total shareholder return), will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company PSU immediately prior to the completion of the Merger (assuming that all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)) and (ii) the Merger Consideration; and

•
each Company PSU with performance measures that are tied to a price hurdle with respect to a share of GBT common stock (and not relative total shareholder return), which we refer to as a “Stock Price PSU”, will be forfeited.

At the Effective Time, equity awards that may be granted to employees of the Company after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be converted into cash awards (based on the Merger Consideration multiplied by the number of shares of GBT common stock subject to the applicable award immediately prior to the completion of the Merger) subject to the same vesting schedule applicable to the corresponding award.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of GBT Equity Awards”.
Material U.S. Federal Income Tax Consequences of the Merger
(page 66)
The exchange of GBT common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, for such purposes, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of GBT common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of GBT common stock surrendered by such U.S. Holder pursuant to the Merger.
With respect to a non-U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of GBT common stock for cash in the Merger generally will not result in tax to that non-U.S. Holder under U.S. federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.
Appraisal Rights
(page 61)
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of GBT common stock under Section 262 of the DGCL (which we refer to as “Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (which we refer to as the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of GBT common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of GBT common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of GBT common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record of shares of GBT common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.
Regulatory Approvals Required for the Merger
(page 69)
U.S. Regulatory Clearances
Under the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), have expired or been terminated. GBT and Parent made the filings required under the HSR Act on August [ ], 2022, and the initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on September [ ], 2022, unless otherwise extended.
Other Regulatory Clearances
The Merger is also subject to receipt of regulatory approvals in certain other jurisdictions, including Germany. The parties made the required filings with the German Federal Cartel Office (Bundeskartellamt) on August [ ], 2022. In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger”.
Parent is required to pay GBT a termination fee (the “Reverse Termination Fee”) equal to $326 million in connection with the termination of the Merger Agreement under specified antitrust related circumstances. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.
Closing Conditions
(page 88)
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:
•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GBT common stock;
•
the absence of any judgment issued by any court of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations or law enacted by any governmental entity in any such jurisdiction (which we refer to, collectively, as “Legal Restraints”) preventing or prohibiting the consummation of the Merger;

•
(a) the expiration or termination of the waiting period applicable to the Merger under the HSR Act; and (b) all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);
•
in the case of Parent and Merger Sub, the absence, since August 7, 2022, of, subject to certain exceptions described further in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”, any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date (as defined in the section of this proxy statement entitled “—Termination of the Merger Agreement”), in each case, that has occurred and is continuing; and

•
the performance and compliance in all material respects by the parties of their respective covenants, agreements and obligations required by the Merger Agreement to be performed or complied with by such party prior to the Effective Time.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.
Financing of the Merger
(page 61)
There is no financing condition to the Merger. Parent and Merger Sub have represented in the Merger Agreement that they have available funds sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement and, at the Effective Time, that Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of GBT common stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith and make payments related to the treatment of GBT equity awards, and to perform their respective obligations under the Merger Agreement.
Required Stockholder Approval
(page 21)
The affirmative vote of the holders of a majority of the outstanding shares of GBT common stock entitled to vote thereon is required to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of [  ], 2022 (which we refer to as the “Record Date”), [  ] votes constitute a majority of the outstanding shares of GBT common stock entitled to vote thereon. Approval of the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to GBT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of GBT common stock properly cast for the Compensation Proposal. Approval of the proposal to adjourn the Special Meeting (which we refer to as the “Adjournment Proposal”) (a) when a quorum is present, requires the affirmative vote of a majority of the shares of GBT common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of GBT common stock representing a majority of the voting power present at the Special Meeting. The approval of the Compensation Proposal is advisory (nonbinding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of GBT common stock, representing approximately [  ]% of the shares of GBT common stock outstanding as of the Record Date.
We currently expect that each of our directors and executive officers will vote all of their respective shares of GBT common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting
(page 20)
Date, Time and Location
The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ], which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of GBT common stock at the close of business on the Record Date. Each GBT stockholder shall be entitled to one vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [  ] shares of GBT common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of GBT common stock entitled to vote on the Record Date, will constitute a quorum at the Special Meeting.
Recommendation of the GBT Board of Directors
(page 36)
The Board has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, GBT and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that GBT stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by GBT stockholders at the Special Meeting.
The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Prior to the adoption of the Merger Agreement by GBT stockholders, under certain circumstances, the Board may withdraw, qualify or modify the foregoing recommendation under certain circumstances in response to an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change

of Recommendation”) or in connection with a Superior Company Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”).
However, the Board cannot effect an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) unless it complies with certain procedures in the Merger Agreement, including negotiating with Parent in good faith over a three-business day period to amend or modify the Merger Agreement to obviate the need for such Adverse Recommendation Change, after which the Board shall have determined, after consultation with outside counsel and its financial advisor, that the failure of the Board to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The termination of the Merger Agreement by Parent in the event of (1) an Adverse Recommendation Change, (2) the Company’s failure to recommend rejection of a tender offer or exchange offer that constitutes a Company Takeover Proposal within ten (10) business days of the commencement of such tender offer or exchange offer, or (3) publicly reaffirm the Board Recommendation within ten (10) business days of the written request of Parent following the date any Company Takeover Proposal is first made public, or by GBT following the Board’s authorization for GBT to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal will result in the payment by GBT of a termination fee (the “Company Termination Fee”) of $217 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.
Opinion of J.P. Morgan Securities LLC
(page 41 and Annex B)
J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated August 7, 2022, to the Board that, as of such date and based upon and subject to the various limitations, qualifications and assumptions set forth in its opinion, the Merger Consideration to be paid to GBT stockholders in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated August 7, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. GBT stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any GBT stockholder as to how such stockholder should vote with respect to the proposed Merger or any other matter.
For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of J.P. Morgan” and the full text of the written opinion of J.P. Morgan attached as Annex B to this proxy statement.
Opinion of Centerview Partners LLC
(page 46 and Annex C)
GBT retained Centerview Partners LLC (which we refer to as “Centerview”) as financial advisor to the Board in connection with the Merger and the other transactions contemplated by the Merger Agreement (which we refer to, collectively, as the “Transaction”). In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of GBT common stock (other than Excluded Shares (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview”)) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On August 7, 2022, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 7, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of GBT common stock (other Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated August 7, 2022, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of GBT common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any GBT stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview” and the full text of the written opinion of Centerview attached as Annex C to this proxy statement.
Interests of GBT’s Directors and Executive Officers in the Merger
(page 57)
GBT’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of GBT stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that GBT stockholders vote their GBT common shares to adopt the Merger Agreement. These interests may include the following:
•
each outstanding award of Company Options, Company RSUs and Company PSUs (other than Stock Price PSUs) that was granted on or prior to the date of the Merger Agreement will be canceled and converted into the right to receive cash at the Effective Time (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards”);

•
each of the Company’s executive officers participates in the Company’s change in control severance plan that provides severance and other benefits in the case of a “qualifying termination” on or following a change of control, which will include the completion of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.
Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.
Restrictions on Solicitation of Company Takeover Proposals
(page 79)
Under the Merger Agreement, GBT may not: (a) directly or indirectly solicit, initiate or knowingly encourage or facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) or (b) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to assist, facilitate or encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.
Notwithstanding the foregoing restrictions, under certain specified circumstances, until the adoption of the Merger Agreement by GBT stockholders, GBT may, among other things, provide information to, and engage in discussions or negotiations with, a person in respect of a Company Takeover Proposal if, subject to complying with certain procedures, the Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.
Prior to the adoption of the Merger Agreement by GBT stockholders, GBT is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Company Proposal if it complies with certain procedures in the Merger Agreement, including (a) giving Parent at least three business days prior written notice of its intention to take such action, (b) during such three-business day period, considering and discussing with Parent in good faith any adjustments to the terms of the Merger Agreement proposed by Parent and (c) at the end of such three-business day period, the Board again determines in good faith (after consultation with outside counsel and its financial advisor) that, after taking into account any adjustments to the terms of the Merger Agreement proposed by Parent during such three-business day period, such Superior Company Proposal continues to be a “Superior Company Proposal”.
The termination of the Merger Agreement by GBT in connection with the Board’s authorization for GBT to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal will result in the payment by GBT of a termination fee of $217 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.
Termination of the Merger Agreement
(page 89)
In addition to the circumstances described above, Parent and GBT have certain rights to terminate the Merger Agreement under customary circumstances, including (i) by mutual agreement; (ii) the imposition of a final and non-appealable Legal Restraint that permanently prevents or prohibits the Merger; (iii) certain uncured breaches of the Merger Agreement by the other party; (iv) if the Merger has not been consummated by on or before August 7, 2023 (which we refer to as the “Outside Date”; however, if, on the Outside Date, all conditions to the Closing of the Merger have been satisfied or waived except for (x) the absence of any Legal Restraint preventing or prohibiting the consummation of the Merger and/or (y) the expiration or termination of the waiting period applicable to the Merger under the HSR Act and all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings, then the Outside Date will automatically be extended to November 7, 2023); or (v) if GBT stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof).
Under certain circumstances, GBT will be required to pay Parent a termination fee equal to $217 million and, under certain other circumstances, Parent will be required to pay GBT a termination fee equal to $326 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.
Effect on GBT If the Merger Is Not Completed
(page 27)
If the Merger Agreement is not adopted by GBT stockholders, or if the Merger is not completed for any other reason:
•	the GBT stockholders will not be entitled to, nor will they receive, any payment for their respective shares of GBT common stock pursuant to the Merger Agreement;
•
(a) GBT will remain an independent public company; (b) GBT common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) GBT will continue to file periodic reports with the SEC; and

•
under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, GBT will be required to pay Parent a termination fee of $217 million and, under certain other specified circumstances described in such section of this proxy statement, Parent will be required to pay GBT a termination fee of $326 million.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Effect on GBT If the Merger Is Not Completed”.
Current Price of Shares
(page 26)
The closing sale price of GBT common stock on the Nasdaq on [ ], 2022 was $[ ]. You are encouraged to obtain current market quotations for GBT common stock in connection with voting your shares of GBT common stock.
Additional Information
(page 99)
You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. Please see the section of this proxy statement entitled “Where You Can Find More Information”.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS AND THE MERGER
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information”.
Q:	Why am I receiving these materials?
A:	The Board is furnishing this proxy statement and form of proxy card to the GBT stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held virtually via live webcast on [  ], 2022, at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the COVID-19 pandemic, GBT believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Board and GBT management. Additionally, the virtual nature of the Special Meeting is generally designed to enable participation of and access by more GBT stockholders while decreasing the cost of conducting the Special Meeting. GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ]. To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement Proposal;
•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
GBT stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of GBT common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	May I attend and vote at the Special Meeting?
A:
All GBT stockholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares at the Special Meeting, you must pre-register for the Special Meeting at [  ] by [  ] Pacific Time on [  ], 2022. For additional information on how to pre-register for the Special Meeting, please see the section entitled “The Special Meeting—Pre-Registering for the Special Meeting”.

Shares held directly in your name as a GBT stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.
Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the

Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $68.50 in cash, without interest and subject to any required tax withholding, for each share of GBT common stock that you own (other than Excluded GBT Shares) immediately prior to the Effective Time, unless you have properly and validly exercised and do not withdraw your appraisal rights in accordance with and complied with Section 262 of the DGCL. For example, if you own 100 shares of GBT common stock (other than Excluded GBT Shares), you will receive $6,850 in cash in exchange for your shares of GBT common stock, without interest and less any applicable withholding taxes.

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
The exchange of GBT common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, for such purposes, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of GBT common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of GBT common stock surrendered by such U.S. Holder pursuant to the Merger.

With respect to a non-U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of GBT common stock for cash in the Merger generally will not result in tax to that non-U.S. Holder under U.S. federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.
Q:	What will happen to outstanding GBT equity compensation awards in the Merger?
A:
At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•
each outstanding Company Option, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company Option immediately prior to the completion of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option;

•
each outstanding Company RSU will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company RSU immediately prior to the completion of the Merger multiplied by (ii) the Merger Consideration;

•
each outstanding Company PSU, other than Stock Price PSUs, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company PSU immediately prior to the completion of the Merger (assuming that all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)) and (ii) the Merger Consideration; and

•	each outstanding Stock Price PSU will be forfeited.
At the Effective Time, equity awards that may be granted to employees of the Company after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be converted into cash awards (based on the Merger Consideration multiplied by the number of shares of GBT common stock subject to the applicable award immediately prior to the completion of the Merger) subject to the same vesting schedule applicable to the corresponding award.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of GBT Equity Awards”.
Q:	How do GBT’s directors and executive officers intend to vote?
A:
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of GBT common stock, representing approximately [  ]% of the shares of GBT common stock outstanding as of the Record Date. Although none of the directors or executive officers is obligated to vote to approve the Merger Agreement and the transactions contemplated thereby, we currently expect that each of our directors and executive officers will vote all of their respective shares of GBT common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as a GBT stockholder?
A:
In considering the proposals to be voted on at the Special Meeting, you should be aware that GBT’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of GBT stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that GBT stockholders vote their GBT common shares to adopt the Merger Agreement. These interests may include the following:

•
each outstanding award of Company Options, Company RSUs and Company PSUs (other than Stock Price PSUs) that was granted on or prior to the date of the Merger Agreement will be canceled and converted into the right to receive cash at the Effective Time (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards”);

•
each of the Company’s executive officers participates in the Company’s change in control severance plan that provides severance and other benefits in the case of a “qualifying termination” on or following a change of control, which will include the completion of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.
Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.
Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of GBT common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of GBT common stock properly cast for the Compensation Proposal is required to approve the Compensation Proposal. The affirmative vote of either (a) a majority of the shares of GBT common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of GBT common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any GBT stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting-Voting at the Special Meeting”); or (c) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by GBT stockholders or if the Merger is not completed for any other reason, GBT stockholders will not receive any payment for their shares of GBT common stock. Instead, GBT will remain an independent public company, GBT common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and GBT will continue to file periodic reports with the SEC.

Under certain circumstances, GBT will be required to pay Parent a termination fee equal to $217 million and, under certain other circumstances, Parent will be required to pay GBT a termination fee equal to $326 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.
Q:	Why are GBT stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require GBT to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if GBT stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on GBT. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to GBT’s named executive officers in accordance with the terms and conditions of the applicable agreements, regardless of whether the Compensation Proposal is approved.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name”, please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, the Paying Agent (as defined in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”) will mail a check, or make a wire transfer, to each holder of book-entry shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest, to which such holder is entitled, as described in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

Q:	What happens if I sell or otherwise transfer my shares of GBT common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of GBT common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies GBT in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of GBT common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a GBT stockholder of record and holding shares in “street name” as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are considered to be the “stockholder of record” with respect to those shares. In this case, this proxy statement and your proxy card have been sent directly to you by GBT.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of GBT common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the GBT stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting.
Q:	How may I vote?
A:
If you are a GBT stockholder of record (that is, if your shares of GBT common stock are registered in your name with Continental Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•
Internet: Vote at [  ] in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•
Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•
Mail: Mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [  ] on [  ], 2022.

•
At the Special Meeting: To vote your shares at the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. Shares held directly in your name as a GBT stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee, and provided you have pre-registered for the Special Meeting.

If your shares of GBT common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.
Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.
Q:	What is a proxy?
A:
A proxy is a GBT stockholder’s legal designation of another person to vote shares owned by such GBT stockholder on their behalf. If you are a GBT stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a GBT stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	If my broker holds my shares in “street name”, will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:
Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	You may vote again over the Internet or by telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m. Eastern Time on [ ].
•	You may submit another properly signed proxy card with a later date, provided such proxy card is received no later than the close of business on [ ].
•
You may send a signed written notice that you are revoking your proxy to GBT’s Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080, provided such written notice is received no later than the close of business on [  ].

•	You may attend the Special Meeting and vote thereat. Simply attending the virtual Special Meeting will not, by itself, revoke your proxy.
If you hold your shares of GBT common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting.
If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833
Q:	What should I do if I receive more than one set of voting materials?
A:
This means you own shares of GBT common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a GBT stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another GBT stockholder?
A:
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more GBT stockholders sharing the same address by delivering a single proxy statement to those GBT stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for GBT stockholders and cost savings for companies.

GBT and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple GBT stockholders who request a copy and share an address, unless contrary instructions have been received from the affected GBT stockholders. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or GBT if you are a GBT stockholder of record by making a request to our Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080 or by calling (650) 741-7700. In addition, GBT will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.
Q:	Where can I find the voting results of the Special Meeting?
A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, GBT will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
GBT has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Special Meeting. GBT expects to pay Innisfree M&A Incorporated a fee of $37,500, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for certain out-of-pocket fees and expenses. GBT has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

GBT also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of GBT common stock. GBT directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger as early as the fourth quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q:	How can I obtain additional information about GBT?
A:
GBT will provide copies of this proxy statement, documents incorporated by reference and its 2022 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, without charge to any GBT stockholder who makes a request in writing or by telephone to GBT’s Investor Relations Department at 181 Oyster Point Boulevard, South San Francisco, CA 94080 or (650) 741-7700. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [  ], 2022. GBT’s Annual Report and other SEC filings may also be accessed at https://sec.gov or on GBT’s Investor website at https://ir.gbt.com/. GBT’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of GBT common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information contained in this proxy statement regarding the proposed merger, the expected timetable for completing the proposed merger, future financial and operating results and benefits of the proposed merger, future opportunities for the combined entity, general business outlook and any other statements may include “forward-looking statements”. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook”, “potential”, “continue”, “may”, “seek”, “approximately”, “predict”, “believe”, “expect”, “plan”, “intend”, “poised”, “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will”, “should”, “would”, “likely” and “could”. Forward-looking statements include, without limitation, statements regarding the transactions and related matters; prospective performance and opportunities; post-closing operations and the outlook for the companies’ businesses; filings and approvals relating to the transactions; the expected timing of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, uncertainties as to the timing of the transactions; the risk that the transactions may not be completed in a timely manner or at all; risks and uncertainties related to receiving the approval of GBT’s stockholders; the possibility that competing offers or acquisition proposals for GBT will be made; the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the risks that drug-related adverse events may be observed during commercialization or clinical development; the risk that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; risks related to clinical trials and other studies (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement for the transactions, including in circumstances which would require GBT to pay a termination fee; the effect of the announcement or pendency of the transactions on GBT’s ability to retain and hire key personnel, its ability to maintain relationships with its third-party payors, customers, distributors, suppliers and others with whom it does business or its operating results and business generally; risks related to diverting management’s attention from GBT’s ongoing business operations; the risk that stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability; difficulties or unanticipated expenses in connection with integrating the companies; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission SEC on February 23, 2022, and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in our subsequent Current Reports on Form 8-K and other filings with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect GBT’s results. As a result of these factors, we cannot assure you that the forward-looking statements in this communication will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this communication. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.
Date, Time and Place
The Special Meeting will held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). GBT stockholders will be able to virtually attend and vote at the Special Meeting by visiting [  ]. To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022.
Purpose of the Special Meeting
At the Special Meeting, we will ask GBT stockholders to vote on proposals to: (a) adopt the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.
Pre-Registering for the Special Meeting
In order to attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. To pre-register for the meeting, please follow the instructions below:
GBT Stockholders of Record
GBT stockholders of record as of the Record Date may register to participate in the Special Meeting remotely by visiting [  ]. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, GBT stockholders will receive a confirmation email with a link and instructions for accessing the virtual Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [  ] Pacific Time on [  ], 2022.
Beneficial (Street Name) Stockholders
GBT stockholders whose shares are held through a bank, broker or other nominee as of the Record Date may register to participate in the Special Meeting remotely by visiting [  ]. Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, GBT stockholders will receive a confirmation email with a link and instructions for accessing the virtual Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [  ] Pacific Time on [  ], 2022.
Questions on How to Pre-Register
If you have any questions or require any assistance with pre-registering, please contact Innisfree M&A Incorporated, GBT’s proxy solicitor for the Special Meeting, at 1 (877) 825-8793.
Record Date; Shares Entitled to Vote; Quorum
Only GBT stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of GBT stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 181 Oyster Point Boulevard, South San Francisco, CA 94080, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website. If GBT’s headquarters are closed during such period for health and safety reasons related to the COVID-19 pandemic, the list of GBT stockholders will be made available for inspection upon request to our Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080, subject to the satisfactory verification of GBT stockholder status. The list will also be available electronically during the Special Meeting on the Special Meeting website. As of the Record Date, there were [  ] shares of GBT common stock outstanding and entitled to vote at the Special Meeting.
The presence, in person or represented by proxy, of the holders of a majority of the shares of GBT common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes
Each GBT stockholder shall be entitled to one vote for each share of GBT common stock owned at the close of business on the Record Date.
The affirmative vote of the holders of a majority of the outstanding shares of GBT common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, [  ] votes constitute a majority of the outstanding shares of GBT common stock. Adoption of the Merger Agreement by GBT stockholders is a condition to the consummation of the Merger.
The affirmative vote of the holders of a majority of the shares of GBT common stock properly cast for the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
The affirmative vote of either (a) a majority of the shares of GBT common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of GBT common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.
If a quorum is present at the Special Meeting, for GBT stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the GBT stockholder voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. GBT does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the Special Meeting is considered “non-routine”. As a result, no broker will be permitted to vote your shares of GBT common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by GBT’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of GBT common stock, representing approximately [  ]% of the shares of GBT common stock outstanding on the Record Date.
We currently expect that each of our directors and executive officers will vote all of their respective shares of GBT common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Voting at the Special Meeting
You can vote at the virtual Special Meeting, which will be held on [  ], 2022, at [  ] Pacific Time at [  ] (unless the Special Meeting is adjourned or postponed).
You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although GBT offers four different voting methods, GBT encourages you to vote over the Internet or by phone as GBT believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

To Vote Over the Internet:
Vote at [  ] in advance of the Special Meeting. The Internet voting system is available 24 hours per day until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.
To Vote by Telephone:
Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
To Vote by Proxy Card:
If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [  ] Pacific Time on [  ], 2022.
All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the GBT stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal on a nonbinding advisory basis, your shares of GBT common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
Any proxy given by a GBT stockholder may be revoked before the Special Meeting by doing any of the following:
•
if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting” at any time before the closing of the voting facilities at 11:59 p.m. Eastern Time on [  ];

•
by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same shares of GBT common stock, provided such proxy card is received no later than the close of business on [  ];

•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to GBT’s Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080, stating that the proxy is revoked, provided such written notice is received no later than the close of business on [  ]; or

•	by attending the virtual Special Meeting and voting thereat (your attendance at the virtual Special Meeting will not, by itself, revoke your proxy).

If you hold your shares of GBT common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the virtual Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow GBT stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board’s Recommendation
The Board has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair, to and in the best interests of, GBT and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that GBT stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by GBT stockholders at the Special Meeting.
The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board is soliciting your proxy, and GBT will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. GBT expects to pay Innisfree M&A Incorporated a fee of $37,500, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of GBT common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and Nasdaq regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by GBT or GBT’s directors, officers and employees.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by GBT stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated as early as the fourth quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.
Appraisal Rights
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of GBT common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of GBT common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of GBT common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of GBT common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record of shares of GBT common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.
Delisting and Deregistration of GBT Common Stock
If the Merger is completed, the shares of GBT common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and shares of GBT common stock will no longer be publicly traded.
Other Matters
Pursuant to the DGCL and GBT’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more GBT stockholders reside if we believe the stockholders are members of the same family. Each GBT stockholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another GBT stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a GBT stockholder of record, you may contact us by writing to our Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080 or by calling (650) 741-7700. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of GBT common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Global Blood Therapeutics, Inc.
181 Oyster Point Blvd.
South San Francisco, CA 94080
GBT is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities, starting with SCD. Founded in 2011, GBT is delivering on its goal to transform the treatment and care of SCD, a lifelong, devastating inherited blood disorder. The Company has introduced Oxbryta (voxelotor), the first Food and Drug Administration-approved medicine that directly inhibits sickle hemoglobin (HbS) polymerization, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the Company’s next generation HbS polymerization inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. GBT common stock is listed on the Nasdaq under the symbol “GBT”.
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacturing, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware.
Ribeye Acquisition Corp.
235 East 42nd Street
New York, NY 10017
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Pfizer and was formed on August 3, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and GBT will continue as the Surviving Corporation and a wholly owned subsidiary of Pfizer.
Effect of the Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into GBT, the separate corporate existence of Merger Sub will cease and GBT will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, GBT will become a wholly owned subsidiary of Parent, and GBT common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, GBT common stock will be deregistered under the Exchange Act, and GBT will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by GBT and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL.

Effect on GBT If the Merger Is Not Completed
If the Merger Agreement is not adopted by GBT stockholders, or if the Merger is not completed for any other reason:
•	GBT stockholders will not be entitled to, nor will they receive, any payment for their respective shares of GBT common stock pursuant to the Merger Agreement;
•
(a) GBT will remain an independent public company; (b) GBT common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) GBT will continue to file periodic reports with the SEC; and

•
under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, GBT will be required to pay Parent a termination fee of $217 million and, under certain other specified circumstances described in such section of this proxy statement, Parent will be required to pay GBT a termination fee of $326 million.

Merger Consideration
GBT Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of GBT, Parent, Merger Sub or the holders of any securities of GBT or Merger Sub, each share of GBT common stock (other than Excluded GBT Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $68.50 in cash, without interest and subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of GBT common stock that you own (other than Excluded GBT Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a GBT stockholder (except that GBT stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “—Appraisal Rights”.
Treatment of GBT Equity Awards
At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:
•
each outstanding Company Option, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company Option immediately prior to the completion of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option;

•
each outstanding Company RSU, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company RSU immediately prior to the completion of the Merger multiplied by (ii) the Merger Consideration;

•
each outstanding Company PSU, other than Stock Price PSUs, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company PSU immediately prior to the completion of the Merger (assuming that all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)) and (ii) the Merger Consideration; and

•	each outstanding Stock Price PSU will be forfeited.
At the Effective Time, equity awards that may be granted to employees of the Company after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be converted into cash awards (based on the Merger Consideration multiplied by the number of shares of GBT common stock subject to the applicable award immediately prior to the completion of the Merger) subject to the same vesting schedule applicable to the corresponding award.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of GBT Equity Awards”.
Background of the Merger
The Company’s management and the Board regularly review the Company’s performance and prospects in light of its business and developments in the biotechnology and pharmaceutical industries. These reviews have included consideration, from time to time, of potential partnerships, collaborations and other strategic transactions to enhance stockholder value, including potential sale transactions. Such reviews have been accompanied by periodic conversations between senior executives of the Company and their counterparts at other companies in such industries regarding such potential transactions and opportunities.
On May 26, 2022, a representative of Company A contacted Dr. Ted W. Love, the Company’s President and Chief Executive Officer, to schedule time to speak. The representative of Company A and Dr. Love spoke on June 2, 2022 and proposed a meeting between Dr. Love and representatives of Company A. On June 6, 2022, Dr. Love and Ms. Jung E. Choi, the Company’s Chief Business and Strategy Officer, met with representatives of Company A. During this meeting, the representatives of Company A provided a letter containing a non-binding proposal to acquire 100% of the Company’s equity for $55.00 per share of GBT common stock in cash (which we refer to as the “June 6 Company A Proposal”), which proposal represented a 111% premium to the closing price for shares of GBT common stock of $26.11 on June 3, 2022, the last trading day prior to the June 6 Company A Proposal. The offer letter stated that its submission had the support of Company A’s Chief Executive Officer and Chief Financial Officer.
On June 7, 2022, management of the Company apprised the Board of the June 6 Company A Proposal and a Board meeting was scheduled for June 8, 2022 to discuss the June 6 Company A Proposal.
On June 8, 2022, the Board, along with members of management and representatives of J.P. Morgan, a financial advisor to the Company, and Cravath, Swaine & Moore LLP (which we refer to as “Cravath”) and Goodwin Procter LLP (which we refer to as “Goodwin”), outside counsel to the Company, met virtually to discuss, among other topics, the June 6 Company A Proposal. Dr. Love described to the Board his interactions with representatives of Company A prior to and following the receipt of the June 6 Company A Proposal. Members of management briefed the Board on the Company’s ongoing assessment of its long-range plans, which would be further discussed at the September 2022 strategic retreat, and the Company’s next steps in light of its receipt of the June 6 Company A Proposal. Representatives of J.P. Morgan provided a market overview and their preliminary view of the June 6 Company A Proposal, and representatives of Cravath reviewed with the members of the Board their fiduciary duties and other legal matters. The Board determined to continue to consider the June 6 Company A Proposal, following a preliminary financial analysis to be performed prior to the next Board meeting.
On June 8, 2022, the Company selected Centerview as an additional financial advisor to the Company (we refer to J.P. Morgan and Centerview, collectively, as “the Company’s financial advisors”).
On June 14, 2022, the Board, along with members of management and representatives of Cravath and Goodwin, met virtually for a regularly scheduled meeting during which, among other topics, the June 6 Company A Proposal was discussed. At the meeting, a representative of Cravath reviewed with the members of the Board their fiduciary duties and other legal matters. The Board and representatives of the Company’s financial advisors discussed, along with members of management and representatives of Cravath and Goodwin, among other topics, the June 6 Company A Proposal and certain strategic considerations in connection with a potential sale transaction, as well as an overview of other potential acquirors of the Company. Representatives of the Company’s financial advisors presented their preliminary financial review of the June 6 Company A Proposal based on preliminary financial projections provided by management. Following discussion, the Board authorized the Company’s management, with the assistance of its financial and legal advisors, to inform Company A that the June 6 Company A Proposal was insufficient from a financial perspective. However, the Board authorized the Company’s management, with the assistance of the Company’s financial advisors, to provide Company A with limited high-level information, upon execution of the confidentiality agreement, in order to enable Company A to improve its offer price. The Board also authorized the Company’s management, with the assistance of its financial and legal advisors, to solicit interest from additional potential acquirors to gauge their interest in a potential transaction with the Company and, if a potential acquiror of the Company indicated an interest in a potential transaction with the Company, to send such potential acquiror a draft confidentiality agreement and, once entered into, commence discussions with such potential acquiror. In order to facilitate the Board providing guidance to the Company’s management during the negotiations of the potential sale transaction, the Board adopted resolutions forming a transaction committee (which we refer to as the “Transaction Committee”), consisting of Scott Morrison, Mark Perry and Dawn Svoronos. The Board decided that, while the Transaction Committee would be comprised of three members of the Board, all Board members would be invited to, and strongly encouraged to participate in, any and all meetings of the Transaction Committee. Over the next several weeks, in addition to formal Board meetings, Dr. Love and other members of the Company’s senior management periodically briefed and received input from several Board members as to the discussions with representatives of certain of the potential acquirors.
On June 15, 2022, Dr. Love and Ms. Choi met virtually with representatives of Company A. Dr. Love informed the representatives of Company A that the Board had determined that the June 6 Company A Proposal was insufficient from a financial perspective, but that, following the execution by Company A of a confidentiality agreement, Dr. Love and a limited number of other senior management of the Company would make themselves available for a conversation to help Company A learn about the Company in order to facilitate an increase in Company A’s offer price. The representatives of Company A informed the Company that Company A would send a diligence request list that would help Company A better understand the value of the Company.
Later on June 15, 2022, at the direction of the Board, representatives of the Company’s financial advisors provided a confidentiality agreement to Company A, which was negotiated over the next several days among representatives of the Company, Company A, Cravath and Company A’s outside counsel. The confidentiality agreement between the Company and Company A was executed on June 18, 2022.
On June 16, 2022, at the direction of the Board, representatives of the Company’s financial advisors spoke telephonically with representatives of Pfizer to ask whether they would be interested in exploring a potential acquisition of the Company. The following day, representatives of Pfizer contacted representatives of the Company’s financial advisors to ask whether they could receive a management presentation. Following this conversation, at the direction of the Board, representatives of the Company’s financial advisors provided a confidentiality agreement to Pfizer, which was negotiated over the next several days among representatives of the Company, Pfizer and Cravath. The confidentiality agreement between the Company and Pfizer was executed on June 27, 2022.
On June 17, 2022, at the direction of the Board, representatives of the Company’s financial advisors spoke telephonically with representatives of Company B to ask whether they would be interested in exploring a potential acquisition of the Company. The following day, representatives of Company B contacted representatives of the Company’s financial advisors to ask whether they could receive a management presentation. Following this conversation, at the direction of the Board, representatives of the Company’s financial advisors provided a confidentiality agreement to representatives of Company B, which was negotiated over the next several days among representatives of the Company, Company B and Cravath. The confidentiality agreement between the Company and Company B was executed on June 26, 2022. All of the executed confidentiality agreements contained standstill provisions, which automatically terminated upon the execution of the Merger Agreement.
Between June 15 and June 17, 2022, management spoke telephonically with one potential acquiror, and representatives of the Company’s financial advisors, at the direction of the Board, contacted two other potential acquirors, in each case that had been reviewed with the Board at the June 14 Board Meeting, all of whom declined to pursue a potential acquisition of the Company.
Between June 24 and June 28, 2022, representatives of Pfizer, Company A and Company B separately met virtually with the Company’s management for a presentation on, among other things, clinical, regulatory and commercial information in respect of Oxbryta and the Company’s product candidates, GBT601 and inclacumab, as well as an overview of the Company’s research programs.
On June 28, 2022, Dr. Love met virtually with a representative of Company A to discuss, among other things, the mechanisms of action of the Company’s products and product candidates.
On June 29, 2022, representatives of Company A called Dr. Love and Ms. Choi to request that Company A be permitted to conduct full due diligence, including being granted access to a virtual data room. In connection with such request, Company A delivered a revised non-binding proposal to acquire 100% of the outstanding equity of the Company for $60.00 per share of GBT common stock, which offer was subsequently delivered to the Company in writing (which we refer to as the “June 29 Company A Proposal”), which proposal represented a 101% premium to the closing price for shares of GBT common stock of $29.84 on June 28, 2022, the last trading day prior to the June 29 Company A Proposal.
On July 5, 2022, the Transaction Committee, along with other members of the Board and management as well as representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to consider and discuss, among other things, the June 29 Company A Proposal and the status of discussions with other potential acquirors. Dr. Love provided the Transaction Committee with an overview of the discussions with Company A and the outreach to other potential acquirors, including Pfizer and Company B, that had occurred since the prior Board meeting on June 14, 2022. Representatives of the Company’s financial advisors also briefed the Transaction Committee on the outreach efforts since the prior Board meeting and indicated that the other potential acquirors had declined to engage in further discussions regarding a potential acquisition of the Company. Representatives of the Company’s financial advisors presented certain preliminary financial analyses of the June 29 Company A Proposal. Following discussion, the Transaction Committee determined that the Company would permit Company A to commence further due diligence to enable it to further improve its offer price. The Transaction Committee and other participating Board members directed the Company’s financial advisors to inform Company A that the June 29 Company A Proposal was still insufficient from a financial perspective, but that the Company would grant Company A full diligence access to the Company’s virtual data room in order to enable Company A to improve its offer price. Additionally, the Transaction Committee directed the Company’s financial advisors to continue to seek offers from Pfizer and Company B as a condition to such parties conducting further due diligence.
On July 6, 2022, Dr. Love and Ms. Choi met virtually with representatives of Company A. Dr. Love informed the representatives of Company A that the June 29 Company A Proposal was insufficient from a financial perspective, but that the Company would allow Company A to conduct further due diligence, with the expectation that Company A would increase its offer price following its due diligence review. The next day, Company A was granted access to a virtual data room established by the Company.
On July 6, 2022, representatives of Pfizer spoke telephonically with representatives of the Company’s financial advisors to share a preliminary list of high-priority diligence questions in order to further assess Pfizer’s potential interest in an acquisition of the Company. The next day, Dr. Love met virtually with several representatives of Pfizer to discuss, among other things, certain of such diligence questions.
On July 11, 2022, representatives of Pfizer provided a letter to Dr. Love containing a non-binding proposal to acquire 100% of the Company’s equity for $53.00 per share of GBT common stock in cash (which we refer to as the “July 11 Pfizer Proposal”), which proposal represented a 52% premium to the closing price for shares of GBT common stock of $34.85 on July 8, 2022, the last trading day prior to the July 11 Pfizer Proposal. The offer letter stated that Pfizer’s executive leadership strongly supported the proposal and proposed three weeks of due diligence to be conducted concurrently with negotiation of a definitive merger agreement. The same day, the Company’s management provided the Board with a copy of the offer letter from Pfizer, and Pfizer was granted access to the virtual data room in order to enable Pfizer to improve its offer price.
On July 12, 2022, representatives of Company B provided a letter to representatives of the Company’s financial advisors containing a non-binding proposal to acquire 100% of the Company’s equity for $50.50 per share of GBT common stock in cash (which we refer to as the “July 12 Company B Proposal”), which proposal represented a 50% premium to the closing price for shares of GBT common stock of $33.71 on July 11, 2022, the last trading day prior to the July 12 Company B Proposal. The offer letter proposed six to eight weeks of due diligence upon access to the Company’s management and the virtual data room, but, unlike Pfizer and Company A, did not indicate engagement by Company B of financial or legal advisors.
On July 13, 2022, after consultation with management of the Company, representatives of the Company’s financial advisors informed representatives of Company B that the July 12 Company B Proposal was insufficient both from a financial perspective and regarding the time to completion of diligence and that Company B would need to submit a revised offer with improved terms in order for the Company to grant Company B access to the virtual data room.

During the following weeks, Pfizer and Company A conducted their respective due diligence investigations of the Company. Representatives of the Company continued to meet virtually with representatives of Pfizer and Company A to discuss certain diligence items.
On July 18, 2022, representatives of Cravath sent a draft merger agreement to representatives of Company A’s outside counsel and to representatives of Wachtell, Lipton, Rosen & Katz, Pfizer’s legal counsel (which we refer to as “Wachtell Lipton”). The initial draft included, among other things, a proposed termination fee, which would be payable by the Company upon the occurrence of certain events, including the Company’s termination of the merger agreement to accept a superior proposal (which we refer to as a “company termination fee”), of 1.50% of transaction equity value.
On July 20, 2022, representatives of the Company’s financial advisors spoke telephonically with representatives of Pfizer to discuss, among other things, Pfizer’s desire to execute a definitive agreement by early August and the status of Pfizer’s due diligence process. During the conversation, the representative of Pfizer informed representatives of the Company’s financial advisors that Pfizer would send a revised offer in the coming days.
On July 22, 2022, representatives of Company B provided a letter to representatives of the Company’s financial advisors containing a revised non-binding proposal to acquire 100% of the Company’s equity for $58.00 per share of GBT common stock in cash (which we refer to as the “July 22 Company B Proposal”), which proposal represented a 67% premium to the closing price for shares of GBT common stock of $34.82 on July 21, 2022, the last trading day prior to the July 22 Company B Proposal. The revised offer letter proposed three weeks of due diligence upon access to the Company’s management and the virtual data room, and, consistent with its prior offer letter, did not indicate engagement by Company B of financial or legal advisors.
Over the next two days, Company B was granted access to the virtual data room in order to enable Company B to improve its offer price and representatives of Cravath sent a draft merger agreement to representatives of Company B. The terms of such draft merger agreement were identical to the terms of the draft merger agreements previously sent to representatives of Company A’s outside counsel and to representatives of Wachtell Lipton. During the following weeks, Company B conducted its due diligence investigation of the Company, although no external advisors were involved in any of the interactions. Representatives of the Company continued to meet virtually with representatives of Company B to discuss certain diligence items, however, its level of engagement was not comparable to that of Pfizer or Company A.
On July 26, 2022, representatives of Pfizer provided a letter to Dr. Love containing a revised non-binding proposal to acquire 100% of the Company’s equity for $60.00 in cash (which we refer to as the “July 26 Pfizer Proposal”), which proposal represented a 79% premium to the closing price for shares of GBT common stock of $33.52 on July 25, 2022, the last trading day prior to the July 26 Pfizer Proposal. The revised letter provided that Pfizer’s due diligence review was substantially complete, and noted that Pfizer was prepared to move expeditiously to sign a definitive merger agreement and announce the transaction within a week.
Shortly after the submission of the letter, representatives of Wachtell Lipton sent a revised draft merger agreement to representatives of Cravath. The draft included, among other things, a proposed company termination fee of 4.00% of transaction equity value.
On July 27, 2022, the Transaction Committee, along with each other member of the Board, members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to discuss, among other topics, the progress of the proposed transaction to date, including the revised offer and revised draft merger agreement from Pfizer and the status of the bids from Company A and Company B. Management of the Company and representatives of the Company’s financial advisors reviewed with the Transaction Committee the Company’s interactions with Pfizer, Company A and Company B since the prior Transaction Committee meeting on July 5, 2022. The Transaction Committee then discussed with the Company’s management and representatives of the Company’s financial advisors and Cravath the potential for the Company to obtain increased offers from each of the potential acquirors, relative timelines and relative certainty of execution and closing with each of the potential acquirors, taking into account each potential acquiror’s progress in the diligence and negotiation processes to date and timeline to execution of a definitive agreement as well as regulatory considerations.

Also on July 27, 2022, at the direction of the Board, representatives of the Company’s financial advisors informed representatives of Company A’s financial advisor that the Company was engaged in discussions with other potential acquirors.
On July 28, 2022, representatives of Company A’s outside counsel sent a revised draft merger agreement to representatives of Cravath. The draft included, among other things, a proposed company termination fee of 4.00% of transaction equity value.
On July 30, 2022, representatives of Cravath sent revised draft merger agreements to representatives of Company A’s outside counsel and to representatives of Wachtell Lipton. The drafts sent to both parties contained substantially similar terms, and each draft included, among other things, a proposed company termination fee of 2.00% of transaction equity value.
On July 31, 2022, after consultation with management of the Company, representatives of the Company’s financial advisors sent a letter to representatives of each of Pfizer, Company A and Company B instructing each party to submit a revised draft of the merger agreement to representatives of Cravath by noon, Eastern Time, on August 2, 2022, following which representatives of Cravath would provide feedback to such party. The letter further instructed each party to submit a final proposal, including a best and final offer price per share of GBT common stock and a revised draft of the merger agreement in a form that such potential acquiror would be willing to execute, by noon, Eastern Time, on August 5, 2022.
On August 2, 2022, representatives of Wachtell Lipton sent a revised draft merger agreement to representatives of Cravath. The draft included, among other things, a proposed company termination fee of 3.75% of transaction equity value and a proposed reverse termination fee, which would be payable by Pfizer if certain specified antitrust-related closing conditions were not met (which we refer to as a “reverse termination fee”), of 3.75% of transaction equity value. Later that day, representatives of Wachtell Lipton also discussed with representatives of Cravath the proposed terms, including commitments around regulatory approval and transaction structure. Also on August 2, 2022, representatives of Company A’s outside counsel sent a revised draft merger agreement to representatives of Cravath. The draft included, among other things, a proposed company termination fee of 3.00% of transaction equity value. Representatives of Company B did not submit a revised draft of the merger agreement to representatives of Cravath on August 2, 2022.
On August 3, 2022, Bloomberg News published an article online after market hours indicating that the Company was attracting takeover interest from unidentified large pharmaceutical companies. On August 3, 2022, the last trading day that closed prior to the publication of the Bloomberg News article, the closing price for shares of GBT common stock was $33.93.
On August 3, 2022, the Board, along with members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to discuss, among other topics, updated projections refined by the Company’s management reflecting certain updates since June 14, 2022, as well as the status and terms of the draft merger agreements. At the meeting, members of the Company’s management presented updated projections to the Board (as described below in the section of this proxy statement entitled “— Certain Financial Forecasts”). Following discussion, the Board authorized such projections for use by the Board in evaluating the potential transaction with Pfizer and by the Company’s financial advisors in their financial analyses in connection with the potential delivery of their respective fairness opinions. Representatives of Cravath then provided an overview of relationships each of Cravath and the Company’s financial advisors has with the potential acquirors. Representatives of Cravath next reviewed the Board’s fiduciary duties in connection with its consideration of the proposed transactions and the key legal terms of the draft merger agreements proposed by each of Pfizer and Company A. Representatives of Cravath reviewed with the Board the potential regulatory review process and timeline for a transaction with each of the potential acquirors. Representatives of Cravath and members of the Board then discussed how certain terms of the merger agreement, including certain regulatory provisions and the closing conditions, affect the likelihood of closing of a potential transaction. Representatives of the Company’s financial advisors then discussed the status of negotiations with representatives of Pfizer, Company A and Company B. In addition, disclosure regarding relationships with the Company, Pfizer, Company A and Company B of the Company’s financial advisors was reviewed with the Board and the Board approved the formal engagement terms for each of J.P. Morgan and Centerview as the Company’s financial advisors in connection with its review of a potential transaction.

On August 4, 2022, representatives of Cravath sent revised draft merger agreements to representatives of Company A’s outside counsel and to representatives of Wachtell Lipton. Each draft included, among other things, a proposed company termination fee of 2.75% of transaction equity value.
Also on August 4, 2022, representatives of Cravath met virtually with representatives of Wachtell Lipton and separately with representatives of Company A’s outside counsel to discuss certain outstanding contractual terms in the revised draft merger agreement, including regulatory commitments.
In the morning of August 5, 2022, representatives of Company A met virtually with Dr. Love and Ms. Choi to deliver a revised proposal, which was subsequently delivered to the Company in writing, to acquire 100% of the outstanding equity of the Company for $61.50 per share of GBT common stock in cash (which we refer to as the “August 5 Company A Proposal”), which proposal represented a 81% premium to the closing price for shares of GBT common stock of $33.93 on August 3, 2022, the last trading day that closed prior to public market speculation regarding a potential sale of the Company. The offer letter stated that Company A had completed due diligence and secured all approvals (including approval from its board of directors) necessary to execute the merger agreement. The offer letter indicated that the August 5 Company A Proposal was not subject to any financing requirements and that Company A was prepared to execute a definitive merger agreement on or before August 7, 2022. The offer letter requested that, if the Company elected to move forward with the August 5 Company A Proposal, the Company enter into a customary exclusivity agreement providing for exclusive negotiations until 4:30 p.m. Eastern Time on August 8, 2022. Following Dr. Love’s discussion with representatives of Company A, representatives of Company A submitted a revised draft merger agreement to representatives of the Company’s financial advisors, which draft included, among other things, a proposed company termination fee of 2.75% of transaction equity value.
Later that morning, Dr. Albert Bourla, Chief Executive Officer of Pfizer, called Dr. Love to discuss Pfizer’s commitment to SCD and to the community and indicated that Pfizer would shortly be delivering a revised proposal to the Company. In the proposal which was subsequently delivered by representatives of Pfizer to the Company in writing, Pfizer offered to acquire 100% of the outstanding equity of the Company for $67.50 per share of GBT common stock in cash (which we refer to as the “August 5 Pfizer Proposal”), which proposal represented a 99% premium to the closing price for shares of GBT common stock of $33.93 on August 3, 2022, the last trading day that closed prior to public market speculation regarding a potential sale of the Company. The offer letter stated that Pfizer had completed due diligence and secured all approvals (including approval from its board of directors) necessary to execute the merger agreement. The offer letter indicated that the August 5 Pfizer Proposal was not subject to any financing requirements and that Pfizer was prepared to execute a definitive merger agreement immediately. Subsequently, representatives of Wachtell Lipton submitted a draft of the merger agreement to representatives of Cravath, which draft included, among other things, the Company Termination Fee of $217 million (3.75% of transaction equity value) and the Reverse Termination Fee of $326 million (5.625% of transaction equity value). Company B did not submit a final offer or a draft merger agreement on August 5, 2022.
Later that morning, The Wall Street Journal published an article online indicating that Pfizer was in advanced negotiations to acquire the Company for about $5 billion and that the Company was also negotiating with other potential acquirors.
Later that same morning, in advance of the scheduled Board meeting at noon, Pacific Time, management and the Company’s financial advisors provided feedback to representatives of both Pfizer and Company A. Dr. Love contacted representatives of Company A and expressed that the August 5 Company A Proposal was insufficient from a financial perspective. Representatives of Company A subsequently indicated to Dr. Love that Company A would be willing to acquire 100% of the outstanding equity of the Company for $65.00 per share of GBT common stock in cash (which we refer to as the “Revised August 5 Company A Proposal”), which proposal represented a 92% premium to the closing price for shares of GBT common stock of $33.93 on August 3, 2022, the last trading day that closed prior to public market speculation regarding a potential sale of the Company. Following that subsequent discussion, representatives of the Company’s financial advisors contacted representatives of Pfizer to inform them that the Company had received a competing proposal from another party that was not that far apart in terms of value, and that Pfizer should also consider improving the terms of its draft merger agreement.

At noon, Pacific Time, on August 5, 2022, the Board, along with members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to discuss, among other topics, the August 5 Pfizer Proposal and the Revised August 5 Company A Proposal. First, Dr. Love provided the Board with an update on his conversations with representatives of Pfizer and Company A earlier that day, and representatives of the Company’s financial advisors updated the Board on their conversation with representatives of Pfizer. Next, representatives of Cravath reviewed the merger agreements submitted by Pfizer and Company A with their respective proposals. Representatives of Cravath compared the terms of the draft merger agreements submitted by Pfizer and Company A, including the closing conditions and certain regulatory matters. The Board and representatives of Cravath discussed the August 5 Pfizer Proposal and the Revised August 5 Company A Proposal, including that the August 5 Pfizer Proposal included a higher price per share of GBT common stock than the Revised August 5 Company A Proposal, while the merger agreement submitted by Company A was generally more favorable to the Company than the merger agreement submitted by Pfizer with respect to regulatory matters and the closing conditions. Representatives of Cravath then reviewed with the Board certain employee retention, compensation and benefits-related matters in the draft merger agreements submitted by Pfizer and Company A, including that the Revised August 5 Company A Proposal contemplated that all Company PSUs would be cashed out at the maximum level, while the August 5 Pfizer Proposal contemplated that Company PSUs based on patient share and total stockholder return would be cashed out at the greater of target and actual performance (as of the closing of the proposed transaction) and Company PSUs based on the price of GBT common stock would be canceled upon consummation of the proposed transaction. Further, the Board was advised that Company B had not engaged in any interactions with the Company’s management or advisors regarding price or contract terms since the last update to the Board. Following such discussion, the Board directed the Company’s management, with the assistance of its financial and legal advisors, to seek a revised offer from each of Pfizer and Company A.
After the noon Board meeting, Dr. Love contacted the Chief Executive Officer of Company A to seek an increase in Company A’s offer price. The Chief Executive Officer of Company A indicated that the $65.00 price per share of GBT common stock contained in the Revised August 5 Company A Proposal was likely the highest price that Company A was willing to pay to acquire the Company. In addition, at the direction of the Board, representatives of the Company’s financial advisors separately contacted representatives of Pfizer and Company A to discuss each of their proposals. During these discussions, representatives of Company A indicated to representatives of the Company’s financial advisors that they were uncertain of their ability to increase their offer above the $65.00 price per share of GBT common stock contained in the Revised August 5 Company A Proposal. Separately, representatives of Pfizer indicated to representatives of the Company’s financial advisors that they were reiterating the $67.50 price per share of GBT common stock in the August 5 Pfizer Proposal. Representatives of Cravath also contacted representatives of Wachtell Lipton in order to discuss certain terms of the draft merger agreement that impacted closing certainty, including the closing conditions.
At 4:00 p.m., Pacific Time, the Board, along with members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to discuss, among other topics, the outreach to representatives of Pfizer and Company A since the Board meeting earlier that day. Dr. Love described to the Board his discussion with the Chief Executive Officer of Company A. Additionally, representatives of the Company’s financial advisors described to the Board their separate discussions with representatives of Pfizer and Company A. Representatives of Cravath updated the Board on their discussions with representatives of Wachtell Lipton since the prior meeting. The Board directed representatives of the Company’s financial advisors to solicit “best and final” offers from each of Pfizer and Company A.
After the Board meeting, as directed by the Board, representatives of the Company’s financial advisors contacted representatives of Pfizer and representatives of Company A in order to solicit “best and final” offers. Representatives of Company A confirmed that the Revised August 5 Company A Proposal represented Company A’s “best and final” offer. Representatives of Cravath also contacted representatives of Wachtell Lipton to seek improved merger agreement terms, including with respect to the closing conditions.
At 8:00 p.m., Pacific Time, the Board, along with members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to discuss, among other topics, the outreach to representatives of Pfizer and Company A since the prior Board meeting. Representatives of the Company’s financial advisors reviewed with the Board their discussions with representatives of Pfizer and Company A since the Board meeting earlier that day. Representatives of Cravath reviewed with the Board the key terms of the merger agreement submitted by Pfizer, including certain changes to the closing conditions that were favorable to the Company to which Pfizer had agreed. The meeting was then temporarily adjourned in order for representatives of Cravath to contact representatives of Wachtell Lipton to seek further clarification regarding Pfizer’s latest proposal on the terms of the merger agreement for the Board to consider.
During the adjournment, and subsequent to discussions between representatives of Cravath and representatives of Wachtell Lipton, at the direction of the Board, representatives of the Company’s financial advisors contacted representatives of Pfizer to solicit its “best and final” offer price, based upon the contract terms Pfizer would be willing to execute in a potential definitive merger agreement. Subsequent to this conversation, representatives of Pfizer indicated to representatives of the Company’s financial advisors that, provided the Company was willing to sign a definitive merger agreement substantially on the terms Pfizer had last presented, Pfizer would increase its offer to $68.50 per share of GBT common stock in cash (which we refer to as the “Revised August 5 Pfizer Proposal”), which represented a 102% premium to the closing price for shares of GBT common stock of $33.93 on August 3, 2022, the last trading day that closed prior to public market speculation regarding a potential sale of the Company. Additionally, representatives of Pfizer indicated that Pfizer was prepared to execute the definitive merger agreement by August 6, 2022.
Following those discussions, the Board meeting was reconvened. Representatives of Cravath reviewed with the Board the terms of the merger agreement proposed by representatives of Wachtell Lipton, including with respect to the closing conditions. Representatives of the Company’s financial advisors then provided an update to the Board on the Revised August 5 Pfizer Proposal. The Board then discussed the financial and contractual terms of the Revised August 5 Company A Proposal and the Revised August 5 Pfizer Proposal. Following such discussion, the Board directed the Company’s management, with the assistance of its legal advisors, to finalize the definitive merger agreement with Pfizer at a price per share of GBT common stock of $68.50 and on the contractual terms included in the Revised August 5 Pfizer Proposal (as updated based on conversations between representatives of Cravath and Wachtell Lipton on August 5th) and authorized the Company’s management to discuss certain employee retention, compensation and benefits-related matters with Pfizer.
After the Board meetings on August 5th and through August 7, 2022, representatives of the Company, Pfizer, Cravath and Wachtell Lipton discussed and exchanged comments to the draft merger agreement. At the conclusion of these discussions, the parties had agreed on the final form of merger agreement. On August 6, 2022, Dr. Love had conversations with representatives of Pfizer regarding certain employee retention, compensation and benefits-related matters; these conversations did not result in revisions to the Revised August 5 Pfizer Proposal.
On August 7, 2022, the Board, along with members of management and representatives of the Company’s financial advisors, Cravath and Goodwin, met virtually to review the proposed transaction with Pfizer. Dr. Love described to the Board his discussions with representatives of Pfizer since the last Board meeting. Representatives of J.P. Morgan reviewed its financial analysis of the Merger Consideration of $68.50 per share of GBT common stock, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 7, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration of $68.50 per share of GBT common stock to be paid to GBT stockholders (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Centerview reviewed its financial analysis of the Merger Consideration of $68.50 per share of GBT common stock, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 7, 2022, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration of $68.50 per share of GBT common stock to be paid to GBT stockholders (other than Excluded Shares (as defined therein)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of J.P. Morgan’s opinion and Centerview’s opinion, please see the sections of this proxy statement below entitled “—Opinion of J.P. Morgan” and “—Opinion of Centerview”, respectively. The written opinions delivered by J.P. Morgan and Centerview are attached to this Proxy Statement as Annex B and Annex C, respectively. Representatives of Cravath reviewed the Board’s fiduciary duties in connection with its consideration of the proposed transaction. Representatives of Cravath reviewed with the Board the terms of the proposed merger agreement, including the terms of the “no shop” provisions and interim operating covenants. Following additional discussion and consideration of the proposed merger agreement and the Merger and the other transactions contemplated by the proposed merger agreement, the Board recessed and the Compensation Committee of the Board convened and unanimously approved certain employment compensation and other employee benefit arrangements with respect to the employees of the Company in connection with the proposed merger agreement, including the treatment of Company equity awards. Following such approval by the Compensation Committee of the Board, the Board reconvened and unanimously (i) approved the Merger Agreement and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at a special meeting of the Company’s stockholders and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement and approve the Merger.
Following the conclusion of the Board meeting, the parties executed and delivered the Merger Agreement on August 7, 2022.
On August 8, 2022, prior to the opening of trading on the Nasdaq and the New York Stock Exchange, the parties issued a joint press release announcing the transaction.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board
The Board has unanimously: (a) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, GBT and its stockholders; (b) approved the Merger Agreement, the Merger and the other transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) resolved to recommend that GBT stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by GBT stockholders at the Special Meeting.
The Board unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
As described above in the section entitled “—Background of the Merger”, prior to and in reaching its unanimous determination to authorize and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, declare the Merger advisable and in the best interests of the Company and stockholders of the Company and recommend that the Company’s stockholders approve the Merger, the Board consulted with and received the advice of its financial advisors and outside counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, including, among other things, the following non-exhaustive list of material factors (not necessarily in order of relative importance):
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Merger Consideration; Premium to the Trading Price of GBT Common Stock. The Board considered the current and historical market prices of GBT common stock, including the market performance of GBT common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration of $68.50 per share of GBT common stock represented a:

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102% premium to the unaffected trading price at which GBT common stock closed on August 3, 2022, the last trading day that closed prior to published market speculation regarding a potential sale of the Company;

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110% premium to the volume weighted average price for GBT common stock over the 30-trading day period ended August 3, 2022, the last trading day that closed prior to published market speculation regarding a potential sale of the Company; and

•	70% premium to the highest closing price in the 52-week period ended August 3, 2022, the last trading day that closed prior to published market speculation regarding a potential sale of the Company.
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Cash Consideration; Certainty of Value. The Board considered the fact that the Merger Consideration is all cash, which will provide GBT stockholders immediate certainty of value and liquidity for their shares of GBT common stock, enables GBT stockholders to realize value that has been created by GBT and does not expose them to any future risks related to the business or macroeconomic conditions (including the COVID-19 pandemic), as compared to GBT remaining independent (especially when viewed against the potential risks and uncertainties inherent in GBT’s business, including risks related to obtaining marketing approvals for products and the timing of regulatory approval and launch, success of clinical testing, labeling, pricing and market acceptance of product candidates).

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No Financing Condition. The Board considered the fact that Pfizer and Merger Sub would have sufficient cash resources to pay the amounts required to be paid under the Merger Agreement without obtaining third-party financing and that the Merger is not subject to a financing condition.

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Sale Process. The Board considered the fact that it had engaged in extensive discussions regarding strategic options and potential acquirors with the Company’s management and representatives of the Company’s financial advisors. In particular, the process conducted by the Board, with the assistance of the Company’s financial advisors, involved contacting, or responding to, six potential acquirors, entering into non-disclosure agreements with and providing management presentations and granting due diligence access to three potential acquirors, receiving non-binding offers from three potential acquirors and receiving two final proposals, one of which was from Pfizer. The Board also considered the fact that the media coverage regarding GBT’s discussions with potentially interested parties did not result in any outreach or proposals from any new potential acquirors. For a detailed discussion of the sale process, please see above under the heading entitled “—Background of the Merger”.

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The Company’s Operating and Financial Condition and Prospects. The Board considered the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s senior management, which reflect an application of various assumptions of senior management. The Board considered the inherent uncertainty of achieving senior management’s prospective forecasts, as set forth under the heading entitled “—Certain Financial Forecasts”, and that as a result the Company’s actual financial results in future periods could differ materially from senior management’s forecasts.

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Best Strategic Alternative for Maximizing Stockholder Value. After a thorough review of strategic alternatives and discussions with management and the Company’s financial and legal advisors, the Board determined that the Merger Consideration is more favorable to the stockholders of the Company than the potential value that might result from other strategic options available, including, but not limited to, remaining a standalone public company. The Board also carefully evaluated, with the assistance of legal and financial advisors and members of management, the risks and potential benefits associated with other strategic or financial alternatives and the potential for shareholder value creation associated with those alternatives. As part of these evaluations, the Board considered:

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an assessment of the Company’s business, assets (including commercial-stage and pipeline assets), prospects, competitive position, regulatory landscape, historical and projected financial performance, short- and long-term capital needs and the nature of the industries in which the Company competes; and

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the risks associated with the Company’s business and remaining a standalone public company, including (i) the results of the Company’s commercialization of Oxbryta, (ii) obtaining marketing approvals for Oxbryta in additional indications or in additional jurisdictions and (iii) the timing of regulatory approval and launch, success of clinical testing, labeling, pricing and market acceptance of the Company’s product candidates.

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J.P. Morgan’s and Centerview’s Respective Fairness Opinions and Related Financial Analyses. The Board considered (i) the oral opinion of J.P. Morgan rendered to the Board on August 7, 2022, which was subsequently confirmed by delivery of a written opinion dated August 7, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in connection with its opinion, the Merger Consideration of $68.50 per share of GBT common stock to be paid to GBT stockholders (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and (ii) the oral opinion of Centerview rendered to the Board on August 7, 2022, which was subsequently confirmed by delivery of a written opinion dated August 7, 2022, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration of $68.50 per share of GBT common stock to be paid to GBT stockholders (other than Excluded Shares (as defined in such opinion)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of J.P. Morgan’s opinion and Centerview’s opinion, please see below in “—Opinion of J.P. Morgan” and “—Opinion of Centerview”. The written opinions delivered by J.P. Morgan and Centerview are attached to this proxy statement as Annex B and Annex C, respectively.
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Negotiation Process. The Board considered its belief that, after extensive negotiations, the Company obtained the highest price that Pfizer is willing to pay for the Company, as evidenced by the Company’s ability to increase the Merger Consideration relative to Pfizer’s initial offer of $53.00 per share of GBT common stock. The Board considered the fact that the terms of the Merger were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge of and at the direction of the Board, with the assistance of experienced financial and legal advisors and in the context of a competitive process. For a detailed discussion of the negotiation process, please see above under the heading entitled “—Background of the Merger”.

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Timing of Completion. The Board considered the anticipated timing of the consummation of the Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which GBT’s business would be subject to the potential uncertainty of closing and related disruption.

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Product Development, Commercialization and Regulatory Risks. The Board considered the risks inherent in the research, development, regulatory review and potential future commercialization of the Company’s product candidates, and the risks related to market acceptance of such product candidates, if approved, and other factors potentially impacting the revenues and profitability of biotechnology and pharmaceutical products generally. The Board also considered the uncertainty associated with market demand, pricing, governmental reimbursement and other factors beyond the control of the Company with respect to Oxbryta and the Company’s product candidates in the Company’s pipeline.

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Business Reputation of Pfizer. The Board considered the business reputation and capabilities of Pfizer and its management and the substantial financial resources of Pfizer, which the Board believed supported the conclusion that a transaction with Pfizer could be completed relatively quickly and in an orderly manner. The Board also considered Pfizer’s expertise in rare hematology and Pfizer’s logistical and financial abilities to build on the parties’ shared commitment to and engagement with the SCD community.

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Existing Resources. The Board considered the fact that the Company may require additional capital in order to complete the remaining clinical development for its product candidates and to potentially commercialize these product candidates, as well as fund its other ongoing operations. The Board also took into consideration that, while the Company may seek additional funding through future debt and equity financing or additional collaborations or strategic partnerships, any such fundraising could be dilutive to the Company’s existing stockholders, might be available only on unfavorable terms or might not be available at all.

•	No Vote of Pfizer Stockholders. The Board considered the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Pfizer’s stockholders.

•	Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, including:
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that the Company may, subject to certain conditions, furnish, pursuant to entry into an acceptable confidentiality agreement, confidential information with respect to the Company to third parties making an unsolicited proposal and participate in discussions or negotiations with such third parties regarding unsolicited proposals that are made prior to obtaining stockholder approval of the Merger;

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the provision allowing the Board to change its recommendation that the Company’s stockholders approve the adoption of the Merger Agreement prior to obtaining stockholder approval of the Merger in specified circumstances relating to a Superior Company Proposal or Intervening Event, subject to Pfizer’s right to terminate the Merger Agreement and receive payment of the termination fee of $217 million;

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the provision allowing the Board to terminate the Merger Agreement to enter into a Superior Company Proposal, subject to certain conditions (including payment of the termination fee of $217 million and certain rights of Pfizer to match the Superior Company Proposal);

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the Board’s belief, after discussion with GBT’s advisors, that the $217 million Company Termination Fee, which constitutes approximately 3.75% of GBT’s equity value in the Merger, would not preclude a Superior Company Proposal from being made; and

•	the Reverse Termination Fee of $326 million that may be owed by Pfizer to the Company in connection with the termination of the Merger Agreement under specified antitrust related circumstances.
For a detailed discussion of the Merger Agreement, please see below under the section entitled “The Merger Agreement”.
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Appraisal Rights. The Board considered the availability of appraisal rights under the DGCL to Company stockholders who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the Merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court of Chancery. For a detailed discussion of appraisal rights, please see below under the section entitled “—Appraisal Rights”.

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Specific Performance. GBT’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Pfizer’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement.

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Opportunity for GBT Stockholders to Vote. The Board considered the fact that the Merger would be subject to the approval of GBT stockholders, and GBT stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including the following material factors:
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No Participation in GBT’s Future Growth or Earnings. The Board considered that if the Merger is consummated, stockholders of the Company will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the combined company or benefit from any potential future appreciation in the value of GBT common stock, including any value that could be achieved if the Company engages in future strategic or other transactions and/or is successful in commercializing any of its product candidates.

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Closing Conditions. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is adopted by GBT stockholders.

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Disruption of the Company’s Business. The Board considered the effect of a public announcement of the Merger on the Company’s operations, stock price and employees and its ability to attract and retain management, sales and other personnel while the Merger is pending and the potential adverse effects on the financial and other results of the Company as a result of that disruption.

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Non-Solicitation Covenant. The Board considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties and requires the Company to provide Pfizer with an opportunity to propose adjustments to the Merger Agreement prior to the Company being able to terminate the Merger Agreement and accept a Superior Company Proposal, although the Board believes this would not preclude another potential acquiror from submitting a proposal to acquire the Company.

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Company Termination Fee. The Board considered the fact that the Company must pay Pfizer the Company Termination Fee of $217 million if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Company Proposal, and that the amount of the Company Termination Fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction. The Board also recognized that the provisions in the Merger Agreement relating to these fees were insisted upon by Pfizer as a condition to entering into the Merger Agreement.

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Interim Operating Covenants. The Board considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its and its subsidiaries’ business in the ordinary course of business, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger (as more fully described under the section entitled “The Merger Agreement—Conduct of Business Pending the Merger”).

•	Risk Associated with Failure to Consummate the Merger. The Board considered the possibility that the Merger might not be consummated, and the fact that if the Merger is not consummated:
•	GBT’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distraction from their work during the pendency of the Merger;
•	GBT will have incurred significant transaction costs;
•	GBT’s continuing business relationships with personnel, third-party payors, customers, suppliers and other business parties may be adversely affected;
•	the trading price of shares of GBT common stock could be materially and adversely affected;
•	the market’s perceptions of GBT’s prospects could be adversely affected; and
•	GBT could lose management or other personnel of GBT during the pendency of the Merger.
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Regulatory Matters. The Board considered the regulatory approvals that would be required to consummate the Merger and the prospects for receiving such approvals. The Board considered the fact that (i) the parties would be required to use their respective reasonable best efforts to satisfy the closing conditions relating to certain regulatory matters, including the expiration or termination of the waiting period under the HSR Act, as well as the receipt of certain non-U.S. antitrust approvals, and (ii) Pfizer would not be required to agree to, among other things, (A) sell, divest or otherwise convey or hold separate any assets or businesses of the Company, Pfizer or any of their respective subsidiaries or (B) accept any operational restrictions on with respect to any of the assets, properties, licenses, rights, operations or businesses of the Company or any of its subsidiaries. For a detailed discussion of regulatory matters, please see below under the section entitled “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger”.

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Potential Future Share Price. The possibility that, although the Merger provides the Company’s stockholders the opportunity to realize a premium to the price at which GBT common stock traded prior to the public announcement of the Merger, the price of GBT common stock might have increased in the future to a price greater than the Merger Consideration.

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Timing Risks. The Board considered the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of GBT’s or Pfizer’s control (including the approval of the Merger by GBT stockholders and certain governmental authorities), and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could divert GBT management’s attention and have an adverse impact on GBT, including its client and other business relationships.

•	Litigation Risk. The Board considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger.
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Tax Treatment. The Board considered that the receipt of the Merger Consideration payable in the Merger will generally be taxable to stockholders of the Company for United States federal income tax purposes. The Board believed that this was mitigated by the fact that the entire consideration payable in the Merger would be cash, providing adequate cash for the payment of any taxes due.

•
Other Risks. The Board considered various other risks associated with the Merger and the business of the Company, as more fully described below in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.
In addition to considering the factors described above, the Board also considered that some of GBT’s directors and executive officers have interests that may be different from, or in addition to, the interests of GBT stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to GBT stockholders. For more information, please see the section of this proxy statement entitled “—Interests of GBT’s Directors and Executive Officers in the Merger”. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its unanimous recommendation on the totality of the information presented, including the factors described above. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements”.
Opinion of J.P. Morgan
Pursuant to an engagement letter, the Company retained J.P. Morgan as one of its financial advisors in connection with the proposed Merger.
At the meeting of the Board on August 7, 2022, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to GBT stockholders in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its August 7, 2022 oral opinion by delivering its written opinion to the Board, dated August 7, 2022, that, as of such date, the Merger Consideration to be paid to GBT stockholders in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated August 7, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. GBT stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any GBT stockholder as to how such stockholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinions, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the GBT common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business, which are referred to in this summary of J.P. Morgan’s opinion as the “Management Forecasts”, and are described further in the section of this proxy statement below entitled “—Certain Financial Forecasts” beginning on page [53] of this proxy statement; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness (and did not assume any obligation to undertake any such independent verification). J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.
The Management Projections were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement below entitled “—Certain Financial Forecasts”.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to GBT stockholders in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration in the proposed Merger or with respect to the fairness of any such compensation.
The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed Merger or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on August 7, 2022 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were as follows:
Selected Companies
Apellis Pharmaceuticals, Inc.
Crispr Therapeutics AG
Intellia Therapeutics, Inc.
Amicus Therapeutics, Inc.
INSMED Inc.
Biocryst Pharmaceuticals Inc.
ChemoCentryx, Inc.
Editas Medicine, Inc.
Reata Pharmaceuticals Inc.
Aurinia Pharmaceuticals Inc.
Median FV/2026E Revenue Multiple = 3.5x
These companies were selected, among other reasons, because they are publicly traded companies with operations and business that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated the multiple of the firm value (“FV”) for the Company and the selected companies (calculated as equity value, plus or minus, as applicable net debt or net cash) to the analyst consensus estimates for calendar year 2026 revenues for the applicable company (the “FV/2026E Revenue Multiple”).
Based on the above analysis, J.P. Morgan selected a FV/2026E Revenue Multiple reference range for the Company of 1.1x to 5.2x. J.P. Morgan then applied such reference range to the Company’s projected revenue for the calendar year 2026 provided in the Management Forecasts. The analysis indicated a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $21.25 to $88.50, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders of $68.50.
Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger:
Announcement Date	Target	Acquiror
January 19, 2022	Zogenix, Inc.	UCB S.A.
September 8. 2021	Kadmon Holdings, Inc.	Sanofi
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics plc
August 31, 2020	Aimmune Therapeutics, Inc.	Nestlé S.A.
May 5, 2020	Portola Pharmaceuticals Inc.	Alexion Pharmaceuticals, Inc.
September 30, 2019	Dova Pharmaceuticals Inc.	Swedish Orphan Biovitrum AB
September 12, 2016	Raptor Pharmaceutical Corp.	Horizon Therapeutics plc
July 21, 2016	Relypsa Inc.	Galenica Pharmaceuticals Inc.
March 30, 2015	Hyperion Therapeutics Inc.	Horizon Therapeutics plc
Median FV/4-Year Forward Revenue Multiple = 3.5x
None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s estimated forward revenue for the fourth year following the announcement of the applicable transaction (the “FV/4-Year Forward Revenue Multiple”).
Based on the above analysis, J.P. Morgan selected a FV/4-Year Forward Revenue Multiple reference range for the Company of 2.6x to 5.4x. J.P. Morgan then applied such reference range to the Company’s projected revenue for the twelve-month period ending September 30, 2026, $1.2 billion, which amount was provided by the management of the Company. The analysis indicated a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $44.25 to $83.75, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the GBT common stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate from October 1, 2022 through December 31, 2042, including the impact of certain net operating losses based upon the Management Forecasts. J.P. Morgan also calculated a range of terminal values of the Company at the end of this period by applying perpetual growth rates ranging from (50.0%) to (30.0%) for Oxbryta, GBT601 and inclacumab, 5.0% for research assets and 2.0%

for corporate overhead and other unallocated expenses based on guidance provided by the Company’s management, to estimates of the unlevered free cash flow of the Company during calendar year 2042 as set forth in the Management Forecasts. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2022 using a range of discount rates from 10.5% to 13.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by adding net cash as of September 30, 2022, $351 million, which estimate was provided by the management of the Company. This analysis indicated a range of implied equity values for the Company, which J.P. Morgan divided by the number of outstanding shares of GBT common stock, calculated on a fully-diluted basis and adjusted for the Company’s assumed future equity raise of $200 million in gross proceeds in 2023, to derive a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $52.25 and $65.50, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders of $68.50.
Certain Other Information. J.P. Morgan also reviewed the Company’s 52 week historical trading and analyst price targets, in each case as of August 3, 2022 (the last trading day prior to the date on which the trading price of GBT common stock was perceived by J.P. Morgan to be affected by a potential transaction) which ranged from $22.30 to $40.26 and $31.00 to $102.00, respectively. J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger and deliver an opinion to the Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the Merger (including the delivery of its opinion), the Company will pay J.P. Morgan an aggregate fee of, approximately, $53,200,000, of which $2,000,000 became payable upon public announcement of the execution of the Merger Agreement with respect to a Merger and the remainder of which is payable upon the consummation of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Parent, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Parent’s credit facility in November 2021 and joint lead bookrunner on Parent’s offering of debt securities in August 2021. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Parent, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its opinion on August 7, 2022, the aggregate fees recognized by J.P. Morgan from Parent were approximately $14 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Opinion of Centerview
On August 7, 2022, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated August 7, 2022, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of GBT common stock (other than (i) Appraisal Shares (as defined in the Merger Agreement) and (ii) shares of GBT common stock owned directly by the Company, Parent or any of their respective wholly owned subsidiaries (the shares referred to in clauses (i) and (ii), together with any shares of GBT common stock held by any affiliate of the Company or Parent, “Excluded Shares”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated August 7, 2022, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement (which we refer to, collectively, as the “Transaction”) and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of GBT common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any GBT stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	an execution version of the Merger Agreement, dated August 7, 2022, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;
•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2021, December 31, 2020 and December 31, 2019;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Management Forecasts”, and are described further below under the section of this proxy statement entitled “—Certain Financial Forecasts”, and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data”. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement below entitled “—Certain Financial Forecasts”.

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Management Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of shares of GBT common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of shares of GBT common stock pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any GBT stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated August 7, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 5, 2022 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.
Selected Public Company Analysis.
Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded biopharmaceutical companies that Centerview selected based on its experience and professional judgment (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded biopharmaceutical companies with certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company.
However, because each of the selected companies has business, operational and/or financial characteristics that differ significantly from those of the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of August 5, 2022, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt less cash and cash equivalents as a multiple of Wall Street research analyst consensus estimated revenue for calendar year 2026 (“EV/2026E Revenue Trading Multiple”).
The selected companies are summarized below:
Selected Company
Amicus Therapeutics, Inc.
Apellis Pharmaceuticals, Inc.
Aurinia Pharmaceuticals Inc.
BioCryst Pharmaceuticals, Inc.
Insmed Incorporated
Median EV/2026E Revenue Trading Multiple = 3.6x
Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/2026E Revenue Trading Multiples of 2.00x to 4.25x to apply to the Company’s estimated calendar year risk-adjusted 2026 net revenue as set forth in the Management Forecasts and to Wall Street research analyst consensus estimated net revenue for the Company for calendar year 2026. In selecting these ranges of EV/2026E Revenue Trading Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of EV/2026E Revenue Trading Multiples to the Company’s estimated calendar year risk-adjusted 2026 net revenue as set forth in the Management Forecasts of $1.293 billion under the Management Forecasts, and to Wall Street research analyst consensus estimated net revenue for the Company for calendar year 2026 of $912 million, and adding to such amounts the Company’s estimated net cash as of September 30, 2022 provided by the Company management as set forth in the Internal Data, and dividing the results of the foregoing calculations by the number of fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Capped Call Transactions”), if

applicable), based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. For the purposes of Centerview’s analysis, net cash and fully diluted outstanding shares of GBT common stock varied depending on whether the Convertible Notes were deemed to be in-the-money (at implied equity values per share above $31.75) or out-of-the-money (at implied equity values per share at or below $31.75). This analysis resulted in an implied per share equity value range for shares of GBT common stock of approximately $35.85 to $71.65 and $25.45 to $52.90, respectively, rounded to the nearest $0.05. Centerview then compared these ranges to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.
Selected Precedent Transaction Analysis.
Centerview reviewed and analyzed certain information relating to the following selected transactions involving biopharmaceutical companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction. Although none of the selected transactions is directly comparable to the Transaction, these transactions were selected, among other reasons, because they have certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to the Transaction. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. This analysis involved complex considerations and qualitative judgments concerning differences in business, operational and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the target companies in the selected transactions and the Company.
Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the selected transactions, Centerview calculated, for each selected transaction, the transaction value (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and excluding any contingent consideration) implied for each target company based on the consideration payable in the applicable selected transaction) as a multiple of the target company’s Wall Street research analyst consensus estimated four-year forward net revenue at the time of the transaction announcement (“Four-Year Forward Revenue Multiple”).
The selected transactions considered in this analysis are summarized below:
Date Announced	Target	Acquiror
August 4, 2022	ChemoCentryx, Inc.	Amgen Inc.
January 19, 2022	Zogenix, Inc.	UCB S.A.
September 8, 2021	Kadmon Holdings, Inc.	Sanofi
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics plc
August 31, 2020	Aimmune Therapeutics, Inc.	Nestle Health Science US Holdings, Inc.
May 5, 2020	Portola Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.
September 30, 2019	Dova Pharmaceuticals, Inc.	Swedish Orphan Biovitrum AB
September 12, 2016	Raptor Pharmaceutical Corp.	Horizon Therapeutics plc
July 21, 2016	Relypsa, Inc.	Galenica AG
March 30, 2015	Hyperion Therapeutics, Inc.	Horizon Therapeutics plc
Median Transaction Value/4-Year Forward Revenue Multiple = 3.6x
Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of Four-Year Forward Revenue Multiples of 3.00x to 4.50x derived from the selected precedent transactions. Centerview applied this reference range of Four-Year Forward Revenue Multiples to Wall Street research analyst consensus estimated four-year forward net revenue of $874 million, and added to it the Company’s estimated net cash as of September 30, 2022, adjusted for an estimated $77 million in change of control payments and prepayment penalties under the Company’s outstanding term loan payable in connection with the Transaction, provided by the Company management as set forth in the Internal Data, and divided the result of the foregoing calculations by the Company’s fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes, including additional shares of GBT common stock issued as a result of the make-whole with respect to the Convertible Notes, if applicable) based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. For the purposes of Centerview’s analysis, net cash and fully diluted shares varied depending on whether the Convertible Notes were deemed to be in-the-money (at implied equity values per share above $31.75) or out-of-the-money (at implied equity values per share at or below $31.75). This analysis resulted in an implied per share equity value range for shares of GBT common stock of approximately $34.55 to $50.35, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.
Discounted Cash Flow Analysis.
Centerview performed a discounted cash flow analysis of the Company based on the Internal Data. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of equity values for shares of GBT common stock by (a) discounting to present value as of September 30, 2022 using discount rates ranging from 10.5% to 12.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of the Company over the period beginning on October 1, 2022 and ending on December 31, 2042, utilized by Centerview based on the Management Forecasts, (ii) an implied terminal value of the Company, calculated by Centerview by assuming that unlevered free cash flows would decline in perpetuity after December 31, 2042 (with the exception of cash flows associated with research assets and corporate overhead and other unallocated expenses), based on guidance provided by the Company management, and (iii) tax savings from usage of the Company’s federal net operating losses of $1.081 billion as of September 30, 2022 and the Company’s future losses and (b) adding to the foregoing results the Company’s estimated net cash as of September 30, 2022, $351 million (adjusted for the conversion of the Convertible Notes, if applicable), which amount was provided by the Company management as set forth in the Internal Data, and an assumed equity raise of $200 million in 2023 as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the Company’s fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes, if applicable), based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. This analysis resulted in a range of implied equity values per share of GBT common stock of $56.35 to $65.25, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.
Other Factors
Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:
•
Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of shares of GBT common stock during the 52-week period ended August 3, 2022 (the last trading day prior to the date on which the trading price of GBT common stock was perceived by Centerview to be affected by a potential transaction), which reflected low and high stock closing prices for the Company during such period of $22.30 to $40.26 per share of GBT common stock, and the closing trading price of shares of GBT common stock on August 5, 2022 (the last trading day before the public announcement of the Transaction) of $63.84 per share of GBT common stock.

•
Analyst Price Targets Analysis. Centerview reviewed stock price targets for shares of GBT common stock in publicly available Wall Street research analyst reports as of August 3, 2022 (the last trading day prior to the date on which the trading price of GBT common stock was perceived by Centerview to be affected by a potential transaction) which indicated low and high stock price targets for the Company ranging from $31.00 to $102.00, and a median of $65.00, per share of GBT common stock.

•
Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in the selected transactions involving publicly traded biopharmaceutical companies, as set forth above in “Selected Precedent Transaction Analysis”. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived by Centerview to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 50% to 100% to the Company’s closing stock price on August 3, 2022 (the last trading day prior to the date on which the trading price of GBT common stock was perceived by Centerview to be affected by a potential transaction) of $33.93, which resulted in an implied price range of approximately $50.90 to $67.85 per share of GBT common stock, rounded to the nearest $0.05.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger Consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview has not been engaged to provide financial advisory or other services to the Company, and Centerview has not received any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview was engaged to provide financial advisory services unrelated to the Merger to Parent, including in connection with Parent’s acquisition of Arena Pharmaceuticals, Inc. in 2022 and certain other strategic matters. Centerview received between $20 million and $30 million in aggregate compensation from Parent for work performed during such period. Centerview may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.
The Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s knowledge of the biopharmaceutical industry. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as a financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $42 million, $2 million of which was payable upon the rendering of Centerview’s opinion and $40 million of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Capped Call Transactions
On December 14, 2021, in connection with the pricing of GBT’s 1.875% Convertible Senior Notes due 2028 (which we refer to as the “Convertible Notes”), GBT entered into privately negotiated capped call transactions (which we refer to as the “Base Capped Call Transactions”) with each of Jefferies International Limited, Mizuho Securities USA, LLC, as agent for Mizuho Markets Americas LLC, RBC Capital Markets, LLC, as agent for Royal Bank of Canada, and Wells Fargo Bank National Association (which we refer to as the “Capped Call Counterparties”). On December 15, 2021, in connection with the initial purchasers’ exercise of their option to purchase additional Convertible Notes, GBT entered into additional capped call transactions with each of the Capped Call Counterparties (which we refer to as the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”).
The Capped Call Transactions initially covered, subject to customary anti-dilution adjustments, the number of shares of GBT common stock that initially underlie the Convertible Notes. The strike price of the Capped Call Transactions is $31.7475 per share of GBT common stock, and the cap price of the Capped Call Transactions is $49.80 per share of GBT common stock, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce potential dilution to GBT common stock upon conversion of the Convertible Notes and/or offset the potential cash payments that GBT could be required to make in excess of the principal amount of converted Convertible Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price.
If the Merger is consummated, holders of the Convertible Notes may convert their Convertible Notes, and the consummation of the Merger is expected to result in the full termination of the Capped Call Transactions. The value received by the Company in connection with the termination or unwinding of the Capped Call Transactions would be determined by the Capped Call Counterparties based on the fair value of the Capped Call Transactions, which is contingent on a variety of factors including, but not limited to, volatility, spot price and liquidity of GBT common stock.
In addition, following the announcement of the Merger, the Capped Call Counterparties may adjust the terms of the applicable Capped Call Transactions on more than one occasion to reflect the economic effect of such announcement, including if such economic effect is material, and regardless of whether the Merger is consummated. Each Capped Call Counterparty shall, in good faith and in a commercially reasonable manner, in its capacity as calculation agent with respect to its Capped Call Transaction, determine whether such announcement has had a material economic effect on such Capped Call Transaction and may take into account a number of factors, including the date of the announcement (and the remaining term of its Capped Call Transaction at that time), the stock price of GBT common stock and changes in volatility, stock loan rate, liquidity and expected dividends of GBT common stock, in determining whether an adjustment to the cap price of its Capped Call Transaction is appropriate. Each Capped Call Counterparty may make additional adjustments to the cap price of its Capped Call Transaction following the announcement of a change to the Merger, including a withdrawal from, or the abandonment or discontinuation of, the Merger.
The indenture governing the Convertible Notes and the forms of confirmations containing the terms of the Capped Call Transactions were included as exhibits, in each case, to GBT’s Current Report on Form 8-K filed by GBT with the SEC on December 17, 2021. All references in this section of this proxy statement to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations.
Certain Financial Forecasts
The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, or results of operations, earnings or other results, due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In June 2022, in connection with the evaluation of a proposed transaction, at the direction of the Board, senior management of the Company with the assistance of the Company’s financial advisors prepared certain preliminary non-public, unaudited prospective financial information for fiscal years 2022 through 2042. In July and August 2022, in the context of evaluating the proposals from Pfizer and other potential acquirors, GBT senior management with the assistance of the Company’s financial advisors updated such preliminary non-public, unaudited prospective financial information to take into account certain downward adjustments relating to, among other things, developments and business momentum, trends and forecasts, including developments relating to coverage, reimbursement and payor rules and policies applicable to, and pricing of, Oxbryta (which we refer to as the “Management Forecasts”).
GBT is including a summary of the Management Forecasts to provide GBT stockholders with access to information that was made available to the Board in connection with its evaluation of the Merger and the Merger Consideration. The Management Forecasts were not provided to Pfizer or any of the other potential acquirors.
The Board reviewed the Management Forecasts and, following discussions with GBT management, the Board authorized GBT’s financial advisors to use the Management Forecasts, or a subset thereof, for purposes of their respective financial analyses and fairness opinions summarized in the sections of this proxy statement entitled “—Opinion of J.P. Morgan” and “—Opinion of Centerview”. Management of the Company modeled the Management Forecasts based on its reasonable best estimates and assumptions with respect to the future financial performance of the Company on a standalone basis. The Management Forecasts were based upon certain financial, operating and commercial assumptions developed solely using the information available to management of the Company at the time the Management Forecasts were created.
The following table summarizes the Management Forecasts, as described above:
Management Forecasts
Fiscal Year Ending December 31
(Amounts in $Millions)
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Risk-Adjusted Revenue	$277	$413	$581	$796	$1,293	$1,809	$2,369	$2,636	$2,733	$2,836	$2,936
EBIT(1)	(321)	(190)	(30)	144	466	895	1,311	1,534	1,617	1,691	1,721
Unlevered Free Cash Flow – Incl. NOLs and Equity Raise(2),(3)	(335)	(76)	(48)	121	424	821	1,041	1,110	1,215	1,247	1,301
Unlevered Free Cash Flow – Excl. NOLs and Equity Raise(2)	(335)	(264)	(48)	85	315	642	967	1,110	1,215	1,247	1,301
	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E
Risk-Adjusted Revenue	$3,020	$2,778	$2,306	$2,220	$2,126	$1,965	$1,790	$1,700	$1,044	$1,035
EBIT(1)	1,812	1,638	1,319	1,231	1,194	1,171	1,036	1,020	540	535
Unlevered Free Cash Flow – Incl. NOLs and Equity Raise(2),(3)	1,295	1,214	889	891	884	873	776	763	519	404
Unlevered Free Cash Flow – Excl. NOLs and Equity Raise(2)	1,295	1,214	889	891	884	873	776	763	519	404
(1)
“EBIT” is defined as earnings before interest expenses and taxes. EBIT is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
“Unlevered Free Cash Flow” is defined as GBT’s EBIT less tax expense, plus depreciation and amortization, less capital expenditures, less changes in net working capital. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)
“Unlevered Free Cash Flow – Incl. NOLs and Equity Raise” includes the impact of the Company’s estimated net operating losses as of September 30, 2022 of $1.081 billion and equity raise of $200 million in 2023.

Important Information Concerning the Management Forecasts
The Management Forecasts were prepared for internal use only and not for public disclosure and were provided to the Board for the purposes of GBT’s strategic review process. The Management Forecasts were also provided to and used by J.P. Morgan and Centerview, GBT’s financial advisors, for the purpose of performing financial analyses in connection with the strategic review process and for the purpose of evaluating the fairness of the Merger Consideration from a financial point of view.
The summary of the Management Forecasts is included in this proxy statement solely to give GBT stockholders access to certain financial forecasts that were made available to the Board, J.P. Morgan and Centerview and is not being included in this proxy statement to influence a GBT stockholder’s decision whether to vote for the Merger Agreement Proposal or for any other purpose.
The Management Forecasts were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP, but, in the view of GBT management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation. No independent registered public accounting firm provided any assistance in preparing the Management Forecasts. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Management Forecasts or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Management Forecasts. The KPMG LLP report included in GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 relates solely to the historical financial information of GBT and to an assessment of GBT’s internal controls over financial reporting. Such reports do not extend to the Management Forecasts and should not be read to do so.
The inclusion of the Management Forecasts should not be regarded as an indication that GBT, Pfizer, their affiliates or financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Forecasts to be necessarily predictive of future results. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed. None of GBT, Parent or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Management Forecasts, and, except as required by applicable law, none of GBT, Parent or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Management Forecasts to reflect circumstances existing after the date the Management Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Forecasts are shown to be inappropriate. None of GBT or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any GBT stockholder or other person regarding the information included in the Management Forecasts or GBT’s ultimate performance compared to the information contained in the Management Forecasts or that forecasted results will be achieved. GBT has made no representation to Parent, in the Merger Agreement or otherwise, concerning the Management Forecasts. The Management Forecasts are forward-looking statements. The assumptions and estimates underlying the Management Forecasts, all of which are difficult to predict and many of which are beyond the control of GBT, may not be realized. Neither GBT nor any of its affiliates assumes any responsibility to holders of shares of GBT common stock for the accuracy of this information. In particular, the Management Forecasts, while presented with numerical specificity necessarily, were based on numerous variables and assumptions that are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and regulatory risks and uncertainties that could cause actual results to differ materially from those contained in the Management Forecasts. Because the Management Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the commercial value of Oxbryta and the Company’s product candidates. As a result, there can be no assurance that the Management Forecasts accurately reflect future trends or accurately estimate the future market for Oxbryta and the Company’s product candidates. There can be no assurance of the approval, or timing of such approval, of any of the Company’s clinical-stage product candidates, and it is possible that other therapeutic scenarios will be preferable. Important factors that may affect actual results and results in the Management Forecasts not being achieved include, but are not limited to: risks and uncertainties relating to the COVID-19 pandemic, including the extent and duration of the impact on the Company’s business, the results of the Company’s commercialization of Oxbryta, obtaining marketing approvals for Oxbryta in additional indications or in additional jurisdictions, the potential safety, efficacy or other therapeutic benefits of Oxbryta and the Company’s product candidates, maintaining the scope and extent of GBT’s intellectual property and regulatory protections, the timing of regulatory approval and launch, success of clinical testing, labeling, market uptake of the Company’s product candidates, the effects of healthcare reform, the effect of regulatory actions, availability of third-party reimbursement, impact of competitive products and pricing, the effect of regulatory actions, the effect of global economic conditions, fluctuations in foreign currency exchange rates, the cost and effect of changes in tax and other legislation and other risk factors described in GBT’s SEC filings, including GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our most recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and described under the section below entitled “Cautionary Note Regarding Forward-Looking Statements”. The Management Forecasts also reflect assumptions as to certain business decisions that are subject to change.
Modeling and forecasting the future commercialization of products and clinical, pre-clinical and research stage product candidates is a highly speculative endeavor. In addition to the various limitations, risks and uncertainties described above, we also cannot assure you that the Company will obtain and maintain any of the regulatory approvals necessary for the commercialization of Oxbryta or its product candidates, or that the Company’s competitors will not commercialize products that are safer, more effective or more successfully marketed and sold than Oxbryta or any products that the Company may commercialize in the future. Some or all of the estimates and assumptions underlying the Management Forecasts may have changed since the date the Management Forecasts were prepared. The information set forth in the Management Forecasts is not fact and should not be relied upon as being necessarily indicative of future results. The Management Forecasts were developed on a standalone basis without giving effect to the Merger, and therefore the Management Forecasts do not give effect to the Merger or any changes to GBT’s operations or strategy that may be implemented after the consummation of the Merger, including cost synergies realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Management Forecasts do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.
The Management Forecasts contain certain non-GAAP financial measures that GBT management believes are helpful in understanding GBT’s past financial performance and future results. GBT management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While GBT believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze GBT’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of GBT’s competitors and may not be directly comparable to similarly titled measures of GBT’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board or GBT’s financial advisors in connection with their respective evaluations of the Merger. Accordingly, GBT has not provided a reconciliation of the non-GAAP financial measures included in the Management Forecasts to the relevant GAAP financial measures.
The Management Forecasts summarized in this section were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. THE COMPANY DOES NOT INTEND, AND UNDERTAKES NO OBLIGATION, TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE. In light of the foregoing factors and the uncertainties inherent in the Management Forecasts, readers of this proxy statement are cautioned not to place undue reliance on the Management Forecasts.

Interests of GBT’s Directors and Executive Officers in the Merger
GBT’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of GBT stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that GBT stockholders vote their GBT common shares to adopt the Merger Agreement.
Treatment of Equity and Equity-Based Awards
At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:
•
each outstanding Company Option, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company Option immediately prior to the completion of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option;

•
each outstanding Company RSU will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company RSU immediately prior to the completion of the Merger multiplied by (ii) the Merger Consideration;

•
each outstanding Company PSU, other than Stock Price PSUs, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company PSU immediately prior to the completion of the Merger (assuming that all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)) and (ii) the Merger Consideration; and

•	each outstanding Stock Price PSU will be forfeited.
At the Effective Time, equity awards that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be converted into cash awards (based on the Merger Consideration multiplied by the number of shares of GBT common stock subject to the applicable award immediately prior to the completion of the Merger) subject to the same vesting schedule applicable to the corresponding award. Upon an executive officer’s qualifying termination within one year following the completion of the Merger, subject to the execution of a release of claims in favor of Pfizer and the Company, any such awards would be subject to pro rata accelerated vesting based on the number of days elapsed from the grant date to the termination date relative to the total number of days in the vesting period.

The following table sets forth the number of Company Options, Company RSUs and Company PSUs held by each of the Company’s directors and executive officers as of August 15, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof. The amounts reflected in the table below exclude any grants that may be made following August 15, 2022 and any Company Options, Company RSUs and Company PSUs that are vested or are expected to vest in accordance with their terms prior to December 31, 2022 (the assumed date of the completion of the Merger solely for purposes of this transaction-related compensation disclosure). Company Options are valued based on the difference between the per share exercise price of such Company Option and the Merger Consideration of $68.50 per share. As a result, any Company Option included in the table below that has an exercise price that is greater than or equal to the Merger Consideration does not have any value for purposes of the table below. Company RSUs and Company PSUs (other than Stock Price PSUs) are valued based on the Merger Consideration of $68.50 per share. Stock Price PSUs will be forfeited upon the consummation of the Merger and, therefore, are excluded from the amounts listed in the below table. Payments in respect of all Company Options, Company RSUs and Company PSUs held by the Company’s directors and executive officers that were outstanding on the date of the Merger Agreement are “single-trigger” in that they will be paid upon the consummation of the Merger.
Name	Options		RSUs		PSUs[1]		Total ($)
	#	($)	#	($)	#	($)	#	($)
Executive Officers
Ted Love	215,189	5,773,239	149,105	10,213,684	109,316	7,488,112	473,610	23,475,035
Jeffrey Farrow	59,582	1,504,350	41,458	2,839,890	26,502	1,815,387	127,542	6,159,627
Jung Choi	59,582	1,504,350	41,458	2,839,890	26,502	1,815,387	127,542	6,159,627
David Johnson	59,582	1,504,350	43,351	2,969,526	26,502	1,815,387	129,435	6,289,263
Kim Smith-Whitley	45,448	1,593,012	30,577	2,094,525	26,502	1,815,387	102,527	5,502,924
Nazila Habibizad	40,817	1,282,211	29,795	2,040,923	26,502	1,815,387	97,114	5,138,521
Tricia Suvari	59,582	1,504,350	41,458	2,839,890	26,502	1,815,387	127,542	6,159,627
Carrie Krehlik	57,360	2,216,508	39,640	2,715,340	26,502	1,815,387	123,502	6,747,235
Directors
Dawn Svoronos	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Mark Perry	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Glenn Pierce	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Alexis Thompson	7,935	263,972	8,400	575,400	—	—	16,335	839,372
Deval Patrick	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Philip Pizzo	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Wendy Yarno	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Scott Morrison	2,800	129,360	3,600	246,600	—	—	6,400	375,960
Willie Brown (director emeritus)	—	—	—	—	—	—	—	—
[1]
Under the Merger Agreement, upon the Effective Time, Company PSUs (other than Stock Price PSUs) will be canceled and converted into the right to receive cash (assuming all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)). The number of Company PSUs shown assumes that Company PSUs subject to total shareholder return performance metrics have been earned at the maximum level and Company PSUs subject to patient share performance metrics have been earned at the target level. Such assumptions were made based on the Company’s latest performance estimates for the applicable performance measures, as of August 15, 2022.

Severance Entitlements
Each of the executive officers participates in the Company’s Amended and Restated Severance and Change in Control Policy, which we refer to as the “Severance Plan”. The Severance Plan provides for severance payments and other benefits in the event of a “qualifying termination”, which means a termination of employment by the Company without cause or by the executive officer for “good reason” (as described below) on or within the 12-month period following a change in control of GBT. The Merger will constitute a change in control of GBT for purposes of the Severance Plan. For purposes of the Severance Plan, “good reason” generally means (a) a material diminution in the executive’s job responsibilities (provided that a change in the executive’s job title or reporting relationship will not be deemed a material diminution in the executive’s job responsibilities); (b) a material diminution in the executive’s then-current base salary; or (c) the Company requiring the executive to be based at an office location which is at least 25 miles from the executive’s then-current office location.
In the event of a qualifying termination, each executive officer would be entitled to receive: (a) a lump-sum cash payment equal to the product of (1) the executive’s applicable multiple (which is 1.5 in the case of Dr. Love and 1.0 in the case of all other executive officers) and (2) the sum of (x) the executive’s annual base salary and (y) the executive’s target annual cash bonus; (b) a pro-rated annual bonus for the portion of the year in which the Effective Time occurs (with the proration based on the executive’s date of termination); (c) subsidized health and welfare benefits premiums for 12 months (or 18 months, in the case of Dr. Love); and (d) outplacement services. Receipt of the above-described payments and benefits is conditioned upon the applicable executive officer executing a release of claims in favor of the Company. The estimated aggregate value of the severance payments and benefits that the Company’s executive officers would receive in the event of a qualifying termination on or following the completion of the Merger is $7,016,851. The foregoing estimate is based on compensation and benefit levels in effect as of August 15, 2022. The executive officers’ outstanding unvested equity awards would be treated as described above in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards”.
The Severance Plan provides that in the event that any payment or benefit (regardless of whether payable under the Severance Plan or otherwise and including the acceleration of equity awards) payable to an executive officer in connection with his or her separation from the Company would constitute a parachute payment within the meaning of Section 280G of the Code, then such payment or benefit is only reduced below the limit under Section 280G of the Code if the executive officer would end up in a better financial position than receiving the full amount and paying the 20% excise tax. The Severance Plan does not provide for a gross-up in the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code.
Continuing Employee Benefits
The Merger Agreement provides that for a period of not less than one year following the Effective Time, Pfizer will, and will cause the Surviving Corporation to, provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the Effective Time, which we refer to as a “continuing employee”, subject to such individual’s continued employment, with (a) a base salary or base wage and target cash incentive opportunities that are, in each case, no less favorable than such continuing employee’s base salary or base wage and target cash incentive opportunities as in effect immediately prior to the Effective Time, (b) long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Pfizer, (c) severance benefits that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time and (d) other employee benefits that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the Effective Time.
Parent has agreed to, or to cause the Surviving Corporation to, (i) recognize a continuing employee’s service with the Company or any of its subsidiaries prior to the completion of the Merger for all purposes, including determining such continuing employee’s eligibility to participate, level of benefits and vesting, under benefit plans in which continuing employees will participate after the completion of the Merger (subject to certain exceptions), (ii) cause all preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods applicable to continuing employees under the Company’s or the Surviving Corporation’s welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the Effective Time and (iii) provide continuing employees with credit under any such welfare plan for any co-payments or deductibles incurred prior to the Effective Time.
With respect to annual bonuses payable under the Company’s annual bonus plan with respect to fiscal year 2022, if Closing occurs prior to the payment of such bonuses, Pfizer has agreed to pay such bonuses in accordance with the terms of the annual bonus plan and fund the payment pool at no less than the level at which such pool would have been funded assuming achievement of the target level of performance.
Director and Officer Indemnification
Pursuant to the terms of the Merger Agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance”.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may become payable to the named executive officer either immediately at the Effective Time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment on or following the completion of the Merger (i.e., on a “double-trigger” basis). The holders of shares of GBT common stock are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Pfizer. Accordingly, if the proposal to approve the Merger Agreement is approved by the holders of shares of GBT common stock and the Merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (a) an assumption that the Merger is completed on December 31, 2022, (b) a per share Merger Consideration of $68.50, (c) the named executive officers’ salary and total eligible bonus levels as in effect as of the date of this proxy statement, (d) the number of unvested Company Options, Company RSUs and Company PSUs held by the named executive officers as of August 15, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement, and excluding any additional grants that may occur following such date and any Company Options, Company RSUs and Company PSUs that are vested or are expected to vest in accordance with their terms prior to December 31, 2022, and (e) an assumption that each named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (each, as defined in the Severance Plan) immediately following the completion of the Merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
The amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G best-net cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below.
Potential Payments to Named Executive Officers
Name	Cash Severance ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Ted Love	2,427,750	23,475,035	63,000	25,965,785
Jeffrey Farrow	988,000	6,159,627	45,000	7,192,627
Jung Choi	958,000	6,159,627	15,000	7,132,627
David Johnson	988,000	6,291,318	45,000	7,324,318
Kim Smith-Whitley	1,020,000	5,504,979	45,000	6,569,979
(1)
The estimated amounts shown in this column represent (a) a lump-sum cash payment equal to the product of (1) the executive’s applicable multiple (which is 1.5 in the case of Dr. Love and 1.0 in the case of all other named executive officers) and (2) the sum of (x) the named executive officer’s annual base salary and (y) the named executive officer’s target annual cash bonus and (b) a pro-rated annual bonus for the year of termination, assuming a termination date of December 31, 2022. The value of the pro-rated annual bonus for the year of termination, assuming a termination date of December 31, 2022, for Drs. Love and Smith-Whitley, Messrs. Farrow and Johnson and Ms. Choi is $522,900, $255,000, $247,000, $247,000 and $239,500, respectively. These payments are “double-trigger”, as they will only be payable in the event of a “qualifying termination” on or following the Effective Time.

(2)
The estimated amounts shown in this column represent the aggregate intrinsic value of the named executive officers’ outstanding unvested Company Options (the excess, if any, of the per share Merger Consideration of $68.50 over the applicable exercise price) and the aggregate value of outstanding unvested Company RSUs and Company PSUs (other than Stock Price PSUs, which will be forfeited). Under the terms of the Merger Agreement, the estimated payments in respect of the named executive officers’ unvested Company Options, Company RSUs and Company PSUs as shown in the following table will be paid to the named executive officers as soon as practicable and in no event later than five business days following the Effective Time. (i.e., “single trigger”)

Name	Unvested Options		Unvested RSUs		Unvested Company PSUs		Total ($)
	#	($)	#	($)	#	($)	($)
Ted Love	215,189	5,773,239	149,105	10,213,684	109,316	7,488,112	23,475,035
Jeffrey Farrow	59,582	1,504,350	41,458	2,839,890	26,502	1,815,387	6,159,627
Jung Choi	59,582	1,504,350	41,458	2,839,890	26,502	1,815,387	6,159,627
David Johnson	59,582	1,504,350	48,351	2,969,526	26,502	1,817,387	6,291,263
Kim Smith-Whitley	45,448	1,593,012	30,577	2,094,525	26,502	1,817,387	5,504,924
(3)
With respect to Drs. Love and Smith-Whitley and Messrs. Farrow and Johnson, the estimated amounts shown in this column represent the value of cash payments for a period of 12 months (or 18 months in the case of Dr. Love) following a qualifying termination equal to the cost of continued health and dental coverage under COBRA and outplacement benefits. Since Ms. Choi does not participate in the Company’s health insurance plan, she will not receive continued health and dental coverage under COBRA and, therefore, the estimated amounts shown in this column only reflect the value of her outplacement benefits. The estimated value of outplacement benefits for each named executive officer is $15,000. These are “double-trigger” benefits in that they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment under the Severance Plan on or following the Effective Time.

New Management Arrangements
As of the date of this proxy statement, there are no employment, equity or other agreements, arrangements or understandings between any of the Company’s directors or executive officers, on the one hand, and Pfizer or the Surviving Corporation, on the other hand, and the Merger is not conditioned upon any of the Company’s directors or executive officers entering into any such agreement, arrangement or understanding.
Financing of the Merger
There is no financing condition to the Merger. Parent and Merger Sub have represented in the Merger Agreement that they have available funds sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement and, at the Effective Time, that Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of GBT common stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith and make payments related to the treatment of GBT equity awards, and to perform their respective obligations under the Merger Agreement.
Closing and Effective Time
The closing of the Merger (which we refer to as the “Closing”) will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third business day after the satisfaction or (to the extent permitted by law) waiver of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the “Closing Date”.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Appraisal Rights
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of GBT common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of GBT common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of GBT common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of GBT common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.
A holder of record of shares of GBT common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of GBT common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of GBT common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of GBT common stock within twenty (20) days after the giving of this notice, which must reasonably inform us of the identity of the holder of record of shares of GBT common stock who intends to demand appraisal of his, her or its shares of GBT common stock and, for beneficial owners only, such demand is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold your shares of GBT common stock continuously through the effective date; and you must comply with the other applicable requirements of Section 262.
A GBT stockholder who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following address or email the demand to the following email address:
Global Blood Therapeutics, Inc.
181 Oyster Point Boulevard
South San Francisco, CA 94080
Attention:	Chief Legal Officer
Email:	tsuvari@gbt.com

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Bethany A. Pfalzgraf, Esq.
Email:	FSaeed@Cravath.com
TChen@Cravath.com
BPfalzgraf@Cravath.com
A record holder who holds shares of GBT common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of GBT common stock covered by such demand. Where the number of shares of GBT common stock is not expressly stated, the demand will be presumed to cover all shares of GBT common stock outstanding in the name of such record owner.
Within ten (10) days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each of (a) each GBT stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement and (b) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of GBT common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the person within sixty (60) days after the effective date, no appraisal proceeding in the Delaware Court will be dismissed as to any person without the approval of the Delaware Court, with such approval conditioned upon such terms as the Delaware Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s shares of GBT common stock determined by the Delaware Court in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.
Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of GBT common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of GBT common stock. Accordingly, persons who desire to have their shares of GBT common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of GBT common stock not consented in writing or otherwise voted in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders of such shares. Such statement must be mailed within ten (10) days after the written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of GBT common stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (which we refer to as the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such person set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of GBT common stock and who hold shares represented by certificates to submit their certificates of shares of GBT common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person.
Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List and may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of GBT common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares of GBT common stock as determined by the Delaware Court, and (y) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of GBT common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of GBT common stock is less than the Merger Consideration.
In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of GBT common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such and award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of GBT common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to GBT stockholders of record at a date prior to the Effective Time.
At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the terms offered in the Merger by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the Effective Time, or if the persons’ otherwise fail to perfect, successfully withdraw or lose such persons’ right to appraisal, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and non-U.S. Holders (each, as defined below) of shares of GBT common stock whose shares of GBT common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders and non-U.S. Holders who hold their shares of GBT common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, each as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS, and no opinion of counsel has or will be rendered, regarding any matter discussed below or the U.S. federal income tax consequences of the Merger.
This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to holders subject to special rules under the U.S. federal income tax laws, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of GBT common stock;
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that hold shares of GBT common stock as part of a “straddle”, hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations”, or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned at any time (directly, indirectly or constructively) 5% or more of GBT common stock (by vote or value);
•
holders that received their shares of GBT common stock in a compensatory transaction, through a tax-qualified retirement plan, pursuant to the exercise of options or warrants or otherwise as compensation;

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	expatriated entities subject to Section 7874 of the Code;
•	holders subject to any alternative minimum tax;
•	grantor trusts;

•	controlled foreign corporations or passive foreign investment companies;
•	holders that hold their GBT common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside of the United States;
•	holders that exercise their appraisal rights in connection with the Merger;
•	holders that own, directly, indirectly or constructively, an equity interest in Parent following the Merger; and
•	persons required to accelerate the recognition of any item of gross income with respect to GBT common stock as a result of such income being taken into account on an applicable financial statement.
This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the merger. This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as the federal estate or gift tax, any alternative minimum tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This discussion does not address the tax consequences of any transaction other than the Merger.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of GBT common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of GBT common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR GBT STOCKHOLDER WILL DEPEND ON THE GBT STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of GBT common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” means a beneficial owner of GBT common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for shares of GBT common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received pursuant to the Merger and the U.S. Holder’s adjusted tax basis in the shares of GBT common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis in its shares of GBT common stock will generally equal the amount that such U.S. Holder paid for such shares. A U.S. Holder’s gain or loss on the disposition of shares of GBT common stock generally will be characterized as capital gain or loss, and any such capital gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of GBT common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of GBT common stock that it holds.
Non-U.S. Holders
In general, subject to the discussion below regarding potential backup withholding, the receipt of cash by a non-U.S. Holder in exchange for shares of GBT common stock pursuant to the Merger will not be subject to U.S. federal income tax unless:
•
the gain, if any, recognized by the non-U.S. Holder is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or
•
shares of GBT common stock constitute a United States real property interest by reason of GBT’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (which we refer to as a “USRPHC”) at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the non-U.S. Holder held the applicable shares of GBT common stock (which we refer to as the “Relevant Period”).

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if the non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, as adjusted for certain items.
A non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on any gain recognized, which generally may be offset by U.S.-source capital losses of the non-U.S. Holder recognized in the same taxable year (if any), provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, GBT believes it has not been, is not and will not be a USRPHC during the five-year period ending on the date of the Effective Time. Even if GBT is or was a USRPHC during the Relevant Period, gain arising from a non-U.S. Holder’s receipt of cash in exchange for shares of GBT common stock pursuant to the Merger will not be subject to U.S. federal income tax if the GBT common stock is “regularly traded”, as defined in applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of the GBT common stock throughout the Relevant Period.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and non-U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
A non-U.S. Holder may be subject to information reporting and backup withholding tax (currently, at a rate of 24%) unless the non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or a non-U.S. Holder generally will be allowed as a credit against such U.S. Holder’s or non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder or non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.
Regulatory Approvals Required for the Merger
General
Each of the parties to the Merger Agreement has agreed (subject to the terms and conditions of the Merger Agreement) to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with any governmental entity with respect to the Merger Agreement or the transactions contemplated thereby and (ii) the defending or contesting of any proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, in each case as described in the section of this proxy statement entitled “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger”. The approvals required under the Merger Agreement include expiry or termination of the waiting period under the HSR Act, as well as the receipt of certain non-U.S. antitrust approvals.
We currently expect to complete the Merger as early as the fourth quarter of 2022. However, we cannot predict the exact timing of completion of the Merger because we cannot guarantee when all required antitrust and other required regulatory approvals will be obtained, or if they will be obtained at all.
U.S. Regulatory Clearances
Under the HSR Act, the Merger cannot be completed until the waiting period applicable to the Merger has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on August [ ], 2022, and the initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on September [ ], 2022.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Clearances
The Merger is also subject to receipt of pending regulatory approval (unless excluded by waiver mutually agreed between the parties) in Germany (pursuant to the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)). The parties made the required filings with the German Federal Cartel Office (Bundeskartellamt) on August [ ], 2022. If, prior to the Effective Time, a merger control inquiry is initiated by a governmental entity in certain specified jurisdictions, the Merger will also be subject to (a) regulatory approval in such jurisdiction or (b) confirmation that the inquiry has ended (unless excluded by waiver mutually agreed between the parties). In each case, the relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following summarizes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by GBT, on the one hand, and Parent and Merger Sub, on the other hand, in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between GBT, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. GBT stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of GBT, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of GBT, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding GBT, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding GBT and our business. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information”.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into GBT, the separate corporate existence of Merger Sub will cease and GBT will continue its corporate existence as the Surviving Corporation, becoming a wholly owned subsidiary of Parent. From and after the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, all property, rights, privileges, immunities, powers, franchises, licenses and authority of GBT and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of GBT and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
The initial directors of the Surviving Corporation will be the directors of Merger Sub as of the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such director’s earlier death, resignation or removal. The initial officers of the Surviving Corporation will be the officers of GBT as of immediately prior to the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such officer’s earlier death, resignation or removal.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation will be “Global Blood Therapeutics, Inc.”), in each case until as thereafter changed or amended in accordance with applicable law.

Closing and Effective Time
The Closing will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third business day after the satisfaction or (to the extent permitted by law) waiver of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date agreed to in writing by the parties.
At the Closing, the parties will file a certificate of merger with respect to the Merger with the Secretary of State for the State of Delaware as provided under the DGCL.
Merger Consideration
GBT Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of GBT, Parent, Merger Sub or the holders of any securities of GBT or Merger Sub, each share of GBT common stock (other than Excluded GBT Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $68.50 in cash, without interest and subject to any required tax withholding.
Treatment of GBT Equity Awards
At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:
•
each outstanding Company Option, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company Option immediately prior to the completion of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option;

•
each outstanding Company RSU will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company RSU immediately prior to the completion of the Merger multiplied by (ii) the Merger Consideration;

•
each outstanding Company PSU, other than Stock Price PSUs, will be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of GBT common stock subject to such Company PSU immediately prior to the completion of the Merger (assuming that all applicable performance measures are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)) and (ii) the Merger Consideration; and

•	each outstanding Stock Price PSU will be forfeited.
At the Effective Time, equity awards that may be granted to employees of the Company after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be converted into cash awards (based on the Merger Consideration multiplied by the number of shares of GBT common stock subject to the applicable award immediately prior to the completion of the Merger) subject to the same vesting schedule applicable to the corresponding award.
Prior to the Effective Time, the Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to effectuate the actions required by Section 5.04 of the Merger Agreement. All amounts payable pursuant to Section 5.04 of the Merger Agreement shall be subject to any required withholding of Taxes and shall be paid without interest.
As soon as practicable following the Effective Time (but in no event later than five (5) business days following the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to Section 5.04(a) of the Merger Agreement to the former holders of Company Options, Company RSUs and Company PSUs, as applicable; provided, however, that, to the extent any such amounts relate to a Company Option, Company RSU or Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time following the Effective Time permitted under the terms of the applicable agreement or Company Stock Plan relating to such Company Option, Company RSU or Company PSU that will not trigger a tax or penalty under Section 409A of the Code.
Prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Board or, if appropriate, any committee designated thereby) to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until the Merger Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement; and (iii) the Company ESPP shall terminate effective no later than ten (10) business days prior to the Effective Time. The Company shall determine the rights of participants in the Company ESPP with respect to the offering period underway under the Company ESPP as of the date hereof by treating a business day to be determined by the Company as the last day of such offering period (the “Final Investment Date”), which business day shall be no later than either (x) the date on which such offering period would expire by its terms or (y) the date on which the Company ESPP is terminated, and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. The Company shall treat any shares of GBT common stock acquired prior to or on the Final Investment Date as outstanding shares of GBT common stock for purposes of Section 2.07(c) of the Merger Agreement.
“Company Stock Plans” means the Company Amended and Restated 2017 Inducement Equity Plan, the Company Amended and Restated 2015 Stock Option and Incentive Plan, the Company 2012 Stock Option and Grant Plan and the Company ESPP.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (which we refer to as the “Paying Agent”) to make payments of the Merger Consideration to former GBT stockholders and act as agent for former GBT stockholders for the purpose of receiving and holding their certificates representing shares of GBT common stock (which we refer to as “certificates”) and non-certificated shares of GBT common stock represented by book-entry (which we refer to as “book-entry shares”). On or prior to the Closing Date, Parent will deposit (or cause to be deposited) with the Paying Agent cash necessary to pay the aggregate Merger Consideration in exchange for all shares of GBT common stock outstanding immediately prior to the Effective Time (other than Excluded GBT Shares) (which we refer to as the “Exchange Fund”). The Paying Agent will invest all cash included in the Exchange Fund as directed by Parent, subject to certain limitations set forth in the Merger Agreement and provided that any loss of any of the funds included in the Exchange Fund will not alter Parent’s obligations to pay the Merger Consideration. In the event the Exchange Fund is insufficient to pay the aggregate Merger Consideration for all shares of GBT common stock outstanding immediately prior to the Effective Time (other than Excluded GBT Shares), Parent will promptly deposit (or cause to be deposited) additional funds with the Paying Agent in an amount that is equal to the shortfall required to make such payment.
As soon as reasonably practicable after the Effective Time (and in any event not later than the third business day following the Effective Time), (a) the Paying Agent will mail to each holder of record of a certificate or certificates (other than holders of Excluded GBT Shares) whose shares were converted into the Merger Consideration pursuant to the Merger Agreement (i) a letter of transmittal in such form as is customary and as Parent and GBT may mutually agree and (ii) instructions for effecting the surrender of certificates in exchange for the Merger Consideration and (b) the Paying Agent will mail a check, or make a wire transfer, to each holder of book-entry shares whose shares were converted into the Merger Consideration pursuant to the Merger Agreement. The amount of any Merger Consideration paid to GBT stockholders may be reduced by any applicable withholding taxes.
Upon surrender of certificates or book-entry shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates or book-entry shares (other than holders of Excluded GBT Shares) will be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of shares of GBT common stock formerly represented by such holder’s properly surrendered certificates or book-entry shares multiplied by (y) the Merger Consideration, subject to all required tax withholding. If payment is to be made in respect of any book-entry shares to a Person other than the Person in whose name such book-entry shares are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such book-entry shares or shall have established to the satisfaction of Parent and the Paying Agent that such book-entry shares were properly transferred and that such tax either has been paid or is not applicable. In the case of certificates, in the event of a transfer of ownership of GBT common stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the certificate so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Paying Agent that such tax has been paid or is not applicable.
In the case of any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed certificate an amount in cash (after giving effect to any tax withholding as provided in the Merger Agreement and excluding any amounts for interest) equal to (x) the number of shares of GBT common stock formerly represented by such lost, stolen or destroyed certificate multiplied by (y) the Merger Consideration.
Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to GBT stockholders for one year after the Closing Date will be delivered to Parent, upon demand, and any former GBT stockholder who has not surrendered its shares of GBT common stock in accordance with the Merger Agreement will thereafter look only to Parent for payment of their claim for the Merger Consideration, without any interest, upon due surrender of their shares of GBT common stock.
Withholding
Each of the Paying Agent, Merger Sub, the Company, Surviving Corporation and Parent (and any other applicable withholding agent) is entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the Merger Agreement to any Person such amount as may be required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated as having been paid to the Person in respect of which such deduction and withholding was made.
Representations and Warranties
The Merger Agreement contains representations and warranties of GBT, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by GBT are qualified as to “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date, provided that, for purposes of clause (a), none of the following, or any change, event, effect, condition, development, circumstance or occurrence to the extent resulting from or arising in connection with the following, will constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred:
•	changes in general conditions in the industries in which the Company and its subsidiaries operate;
•
changes in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world;

•	changes after August 7, 2022 in applicable Law or GAAP (or the authoritative interpretation thereof);
•
geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-terrorism or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-terrorism or terrorism;

•	any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster;
•	any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof;
•
the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after August 7, 2022, or changes or prospective changes in the market price or trading volume of the GBT common stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

•
the announcement or performance of any of the Transactions, including any stockholder (direct or derivative) Proceeding in respect of the Merger Agreement or any of the Transactions, actions specifically required by the covenants contained in the Merger Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee, distributor or other business partner, or departure of any employee or officer, of the Company or any of its subsidiaries, in each case, to the extent resulting from or arising in connection with such announcement or performance; provided, however, that the exception contained in this bullet does not apply to certain specified representations and warranties to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, performance, execution or delivery of the Merger Agreement or the consummation of the Transactions;

•	any action taken by the Company or any of its subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by the Merger Agreement;
•	the identity of Parent or Merger Sub as the acquirer of the Company; and
•	certain specified matters.
provided that to the extent that any of the changes, events, conditions, developments, circumstances, effects or occurrences in the first through sixth bullets disproportionately affect the Company and its subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its subsidiaries operate, the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect.
In the Merger Agreement, GBT has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to GBT and its subsidiaries;
•	the organizational documents of GBT;
•	the capital structure of GBT;
•	the subsidiaries of GBT;
•	GBT’s corporate power and authority to enter into and deliver the Merger Agreement, and the enforceability of the Merger Agreement;
•	the necessary approval of the Board;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement;

•	the necessary vote of GBT stockholders in connection with the Merger Agreement;
•
the absence of any conflict, breach or loss of benefit, or resulting right of termination, cancelation or acceleration of any obligation or loss of a material benefit, under any existing contracts, resulting creation of any lien upon GBT’s or its subsidiaries’ assets, conflict with or violation of any of GBT’s or its subsidiaries’ organizational documents or applicable laws to GBT or due to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, subject to certain exceptions set forth in the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;
•	the accuracy and required filings of GBT’s SEC filings and financial statements;
•	GBT’s disclosure controls and procedures;
•	GBT’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•
since January 1, 2022 through August 7, 2022, the absence of any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

•
since March 31, 2022 through August 7, 2022, that the businesses of GBT and its subsidiaries have been conducted in the ordinary course in substantially the same manner as previously conducted, and that certain specified actions have not been taken by GBT or its subsidiaries during such period;

•	certain representations with regard to this proxy statement;
•	tax matters;
•	labor matters;
•	employee benefits plans;
•	title to property owned or leased by GBT and its subsidiaries;
•
the existence and enforceability of specified categories of GBT’s and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default under such material contracts;

•	litigation and investigations;
•	GBT’s and its subsidiaries’ compliance with laws and requirements;
•	certain regulatory and clinical matters;
•	environmental matters;
•	matters relating to patents, trademarks, domain names, copyrights, trade secrets, software and other intellectual property;
•	data privacy and information security matters;
•	insurance matters;
•	payment of fees to brokers in connection with the Merger Agreement and the transactions contemplated thereby;
•	the rendering of J.P. Morgan’s and Centerview’s respective opinions to the Board;
•	interested party transactions;
•	compliance with applicable anti-corruption and anti-money laundering laws; and
•	compliance with applicable global trade control laws.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to GBT that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	the capital structure of Merger Sub;
•	Parent’s and Merger Sub’s corporate power and authority to enter into and deliver the Merger Agreement, and the enforceability of the Merger Agreement;
•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;
•
the absence of any conflict, breach or loss of benefit, or resulting right of termination, cancelation or acceleration of any obligation or loss of a material benefit, under any existing contracts, resulting creation of any lien upon Parent’s or its subsidiaries’ assets, conflict with or violation of any of Parent’s or Merger Sub’s organizational documents or applicable laws to Parent or its subsidiaries or due to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, subject to certain exceptions set forth in the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;
•	accuracy of information to be included in this proxy statement;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the “interested stockholder” (as defined in Section 203 of the DGCL) status of Parent and Merger Sub; and
•	availability of funds to pay the aggregate Merger Consideration and all other required cash amounts in connection with the Merger.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
Prior to the Effective Time or, if applicable, the date on which the Merger Agreement is earlier terminated in accordance with the Merger Agreement, except (a) as disclosed in the confidential disclosure schedules to the Merger Agreement, (b) as specifically required by the Merger Agreement, (c) as may be required by applicable law or (d) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), GBT will, and will cause its subsidiaries to:
•	conduct its business in the ordinary course;
•	use commercially reasonable efforts to preserve its present relationships with suppliers, licensors, licensees and others having material business dealings with it; and
•	maintain its material assets and business organization intact in all material respects.
Prior to the date, if any, on which the Merger Agreement is terminated in accordance with the Merger Agreement, except (a) as disclosed in the confidential disclosure schedules to the Merger Agreement, (b) as specifically required by the Merger Agreement, (c) as may be required by applicable law or (d) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), GBT will not, and will cause its subsidiaries not to (subject to certain exceptions and thresholds):
•	declare, set aside, authorize or pay any dividend or distribution;
•	split, subdivide, combine or reclassify any of its capital stock;
•	repurchase, redeem or otherwise acquire any securities of GBT or its subsidiaries;
•	issue, sell, encumber or grant any shares of its capital stock or other equity or voting interests or convertible securities;
•	amend its organizational documents;

•	make certain acquisitions;
•
adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement or company benefit plan, or take any action to accelerate, or fund or secure the payment of, any rights or benefits under any company benefit plan;

•
grant to any current or former director, officer, employee or other service provider of the Company or its subsidiaries any increase in compensation, bonus, severance or termination pay, or other payment or benefits, including any change in control, retention, transaction or other similar non-recurring payments or enter into, amend or terminate any employment, consulting, service, severance or other similar agreement with any such individual;

•	hire, promote or terminate any individual with an annual base salary in excess of $250,000;
•	loan or advance any money or any other property to any current or former director, officer, employee or other service provider of the Company or its subsidiaries;
•	make any material change in financial accounting methods, principles or practices;
•
sell, transfer, lease (as lessor), license, abandon or otherwise dispose of (including through any “spin-off”), or pledge, assign, exchange, encumber or otherwise subject to any lien (other than a permitted lien), any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

•	incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness for borrowed money or guarantee any indebtedness of another Person;
•
issue or sell any debt securities of the Company or any of its subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other Person;
•
forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any of its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons;

•	make capital expenditures not contemplated by the Company’s budget;
•	undertake certain tax-related actions;
•
terminate, enter into, modify or amend, or waive, renew, assign or release any material rights under certain material contracts, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, such contracts;

•	settle, or offer or propose to settle, certain Proceedings;
•
merge or consolidate the Company any of its subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	enter into any new material line of business;
•
amend, modify, supplement or terminate the Convertible Notes Indenture, the Convertible Notes or any Capped Call Documentation or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect as of the date of the Merger Agreement) or the Option Entitlement, Strike Price or Cap Price (each as defined in the Capped Call Documentation as in effect as of the date of the Merger Agreement); or

•	authorize, commit or agree to take any of the foregoing actions.
Notwithstanding the foregoing, the Company and its subsidiaries may take actions as the Company deems in good faith to be reasonably necessary in connection with COVID-19 or certain COVID-19-related laws, directives or recommendations.

Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation
The Company shall not, shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their behalf not to:
•
directly or indirectly solicit, initiate or knowingly encourage or facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal; or

•
directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to assist, facilitate or encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, immediately after the execution of the Merger Agreement, (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on August 7, 2022 that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.
Notwithstanding the above or any other provision of the Merger Agreement, at any time prior to the receipt of the Company Stockholder Approval:
•	the Company may contact the Person making any Company Takeover Proposal solely to clarify the terms and conditions thereof; and
•
in response to a bona fide written Company Takeover Proposal that did not result from a breach of Section 4.02(a) of the Merger Agreement and that the Board reasonably determines, in good faith, after consultation with outside counsel and its financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal and in respect of which the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may:

○
furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished to Parent, except to the extent providing Parent with such information would violate applicable Law; and

○	participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal.
The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) advise Parent of (i) any Company Takeover Proposal or (ii) any inquiry or request for discussions, negotiations or non-public information with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of the Person making any such Company Takeover Proposal, inquiry or request and a correct and complete copy of such Company Takeover Proposal inquiry or request (or, where such Company Takeover Proposal is not in writing, a description of the material terms and conditions of such Company Takeover Proposal, inquiry or request, including any modifications thereto). The Company shall keep Parent reasonably informed of the status (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of any such Company Takeover Proposal, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to August 7, 2022 that would restrict the

Company’s ability to provide such information to Parent. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with Section 4.02(d) of the Merger Agreement which was not previously provided or made available to Parent.
Neither the Board nor any committee thereof shall:
•
(A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) fail to make the Board Recommendation in the Proxy Statement or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this bullet being referred to herein as an “Adverse Recommendation Change”); or

•
approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.02 of the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Notwithstanding any other provision of the Merger Agreement to the contrary, prior to the date on which the Company Stockholder Approval is obtained, if the Board determines in good faith, (i) after consultation with outside counsel and its financial advisor, that a Company Takeover Proposal constitutes a Superior Company Proposal after giving effect to all of the adjustments of the Merger Agreement that are offered in writing by Parent during the Notice Period, and (ii) after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Board may:
•	make an Adverse Recommendation Change; or
•
terminate the Merger Agreement pursuant to Section 7.01(f) of the Merger Agreement in accordance with Section 7.04(b) of the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal;

provided further that the Board may not effect a change of its recommendation in accordance with clause (A) above in connection with a Superior Company Proposal or terminate the Merger Agreement in accordance with clause (B) above unless:
•
the Company has provided prior written notice to Parent, at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Company Proposal, which notice will specify the material terms and conditions of any such Superior Company Proposal (including the identity of the party making such Superior Company Proposal), and has contemporaneously provided a correct and complete copy of the proposed agreement with respect to such Superior Company Proposal;

•
prior to effecting such Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal; and

•
following any negotiation described in the immediately preceding bullet, the Board concludes in good faith, after consultation with its outside counsel and its financial advisor, that such Company Takeover Proposal continues to constitute a Superior Company Proposal.

In the event of any material revisions to the Superior Company Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of Section 4.02(e) of the Merger Agreement with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, except that the references to three (3) business days will be deemed two (2) business days.
Notwithstanding any provision in the Merger Agreement to the contrary, the Board may make an Adverse Recommendation Change in response to an Intervening Event if the Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Adverse Recommendation Change on account of the Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that the Board will not make an Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) business days’ prior written notice advising Parent that the Board intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such three (3)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.
Nothing contained in the Merger Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its stockholders if the Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law.
“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to, in a single transaction or a series of related transactions (i) any direct or indirect acquisition, purchase, sale, license, lease or other disposition of (A) 20% or more (based on the fair market value thereof, as determined in good faith by the Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock of the Company or any resulting parent company of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the shareholders of any Person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (iii) any combination of the foregoing.
“Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable by the Board at the time the Board initially resolved to make the Board Recommendation (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development, occurrence or change becomes known to the Board prior to the date on which the Company Stockholder Approval is obtained, other than (i) changes in the GBT common stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), or (ii) any Company Takeover Proposal.
“Superior Company Proposal” means any bona fide, unsolicited written Company Takeover Proposal that, if consummated, would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined in good faith by the Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (i) on terms which the Board determines, in good faith, after consultation with outside counsel and its financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (taking into account amendments and modifications to the Merger Agreement proposed by Parent pursuant to Section 4.02(e) of the Merger Agreement) and (ii) that, relative to the Transactions, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

As described in this proxy statement, and subject to the provisions described above, the Board has made the recommendation that the GBT stockholders vote “FOR” the Merger Agreement Proposal. The Merger Agreement provides that the Board will not effect an Adverse Recommendation Change, except as described above.
Employee Benefits
For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Continuing Company Employee”) for so long as such individual remains so employed, (i) annual base salary or base wage and target cash incentive opportunities that are each no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) long-term incentive opportunities that are no less favorable than those provided by Parent or its affiliates to similarly situated employees, (iii) severance benefits that are no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time. Following the Continuation Period, the Continuing Company Employees shall be entitled to participate in the plans of Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) to the same extent as other similarly situated employees of Parent, the Surviving Corporation and their respective affiliates. In addition, and without limiting the generality of the foregoing and subject to Section 5.05(d) of the Merger Agreement, each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Company Employee participates immediately prior to the Effective Time. Nothing in Section 5.05 of the Merger Agreement or elsewhere in the Merger Agreement shall be construed to create a right in any Continuing Company Employee to employment with Parent or the Surviving Corporation.
With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, each Continuing Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for any purpose under any pension or retirement plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service or that is grandfathered or frozen. In addition, Parent shall, and shall cause the Surviving Corporation to, credit each Continuing Company Employee with paid time off equal to the paid time off such Continuing Company Employee had accrued with the Company or any Company Subsidiary that was unused immediately prior to the Effective Time.
With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.
Cooperation as to Certain Indebtedness
Prior the Closing Date, the Company shall, or shall cause the Company Subsidiaries to, deliver all notices of prepayment with respect to the loans outstanding under the Company Credit Agreement (contingent upon the occurrence of the Effective Time) and use reasonable best efforts to take all other actions reasonably requested by Parent required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith (the “Company Credit Agreement Termination”). Without limiting the generality of the foregoing, the Company and the Company Subsidiaries shall (i) use reasonable best efforts to deliver to Parent at least three (3) business days prior to the Closing Date a draft payoff letter and release documentation and (ii) deliver to Parent at least one (1) business day prior to the Closing Date an executed payoff letter and related release documentation, in each case, with respect to the obligations under the Company Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the agent under the Company Credit Agreement, which Payoff Letter and executed related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Agreement relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall Section 5.06(a) of the Merger Agreement require the Company or any of the Company Subsidiaries to cause the Company Credit Agreement Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or any of the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.
Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions reasonably requested by Parent required by the Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of the Merger Agreement or the consummation of the Transactions, including the giving of any notices that may be required and delivery to the trustee, holders or other applicable Person, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of the Merger Agreement, the Transactions or as otherwise required by the Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture and shall consider Parent’s comments thereto in good faith. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, as applicable, one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Parent, pursuant to the Convertible Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute at the Effective Time any such supplemental indenture. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to execute and deliver any document, certificate or instrument pursuant to Section 5.06(b) of the Merger Agreement (or cause any such document, certificate or instrument to be executed or delivered) that is not conditioned on or delivered prior to or substantially concurrently with the occurrence of the Effective Time.
Prior to the Effective Time, the Company shall cooperate with Parent with respect to its efforts to settle the Capped Call Transactions (which settlement shall occur no earlier than the Effective Time) and the negotiation of any termination or settlement payment or valuation related thereto; provided that nothing in Section 5.06(c) of the Merger Agreement shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transaction prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Transactions.
As promptly as practical, subject to the restrictions set forth in Section 2.05(c) of the Convertible Notes Indenture and solely to the extent permitted by applicable Law, and in any event no later than the 380th day after the original issuance of the Convertible Notes, the Company shall remove the Restrictive Legend (as defined in the Convertible Notes Indenture), or cause to be deemed removed the Restrictive Legend, from the Convertible Notes, and cause such Convertible Notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the Convertible Notes Indenture.
Indemnification and Insurance
All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to August 7, 2022, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries, in each case as in effect as of August 7, 2022, (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six years from the Effective Time and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six years from the Effective Time. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.
In addition, without limiting Section 5.07(a) of the Merger Agreement or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) the Merger Agreement or any of the Transactions, and in each case pertaining to matters pending, existing or occurring at or prior to the Effective Time, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of appropriate undertakings in favor of Parent and/or the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under Section 5.07(b) of the Merger Agreement), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under Section 5.07(b) of the Merger Agreement shall continue in full force and effect for the period beginning as of the Effective Time and ending six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.
The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning as of the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on August 7, 2022 (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term (but in any event shall not be required to cause such policies to be maintained for any period more than six years from the Effective Time), and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, Parent shall either purchase such “tail” insurance policies or, for the period beginning as of the Effective Time and ending six years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided further that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (as determined in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided further that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.
In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in Section 5.07 of the Merger Agreement. The obligations of Parent and the Surviving Corporation under Section 5.07 of the Merger Agreement shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom Section 5.07 of the Merger Agreement applies without the consent of such affected Indemnified Party. The provisions of Section 5.07 of the Merger Agreement are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in Section 5.07 of the Merger Agreement.
Other Covenants
Special Meeting
The Company has agreed to, as soon as practicable following August 7, 2022, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, subject to Section 4.02 of the Merger Agreement, will use its reasonable best efforts to solicit approval of the Merger Agreement.
The Company will schedule the Company Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement; provided that the Company may, without the prior consent of Parent, and shall if requested by Parent, adjourn or postpone the Company Stockholders Meeting if the Company or Parent, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to achieve quorum or obtain the Company Stockholder Approval at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (y) distribute any supplement or amendment to the Proxy Statement that the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholders Meeting (including any adjournment or postponement thereof), provided, however, that the Company Stockholders Meeting shall not be postponed or adjourned for more than ten (10) business days in each instance or thirty (30) business days in the aggregate from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent (if such postponement or adjournment is made by the Company) or by mutual agreement of the Company and Parent (if such postponement or adjournment is requested by Parent).

Transaction Litigation
Prior to the termination of the Merger Agreement, the Company shall promptly advise Parent of any Proceeding commenced or to the knowledge of the Company, threatened, by or on behalf of one or more stockholders of the Company against the Company or its directors relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such Proceeding, will consult with Parent with respect to the defense or settlement of any such Proceedings and will consider Parent’s views with respect to such Proceedings. The Company shall control the defense of such litigation and Section 5.11 of the Merger Agreement shall not give Parent the right to direct such defense. No settlement of any such Proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.
Efforts to Consummate the Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties shall, and shall cause their respective subsidiaries to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Outside Date, the Merger and the other Transactions, including:
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the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with any Governmental Entity with respect to the Merger Agreement or the Transactions;

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the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
In addition and without limiting the foregoing, the Company and the Board shall (I) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (II) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement. In addition and without limiting the foregoing, Parent shall not, and shall cause its affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent or materially delay the consummation of the Transactions or make materially more difficult the satisfaction of the conditions set forth in Section 6.01(a) or 6.01(b) of the Merger Agreement.
Nothing in Section 5.03 of the Merger Agreement will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business. Notwithstanding anything in the Merger Agreement to the contrary, the parties agree that Parent, Merger Sub or any other subsidiary of Parent shall not be required to:
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agree to conditions imposed by any Governmental Entity or propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Parent or any subsidiary of Parent;

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accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Parent’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries;

•	undertake or enter into agreements with any Governmental Entity or agree to the entry of an order by any Governmental Entity;
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commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other subsidiary of Parent or the Company;

•	terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation; or
•	effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Company.
The Company shall not, and shall cause the Company Subsidiaries not to, take any of the foregoing actions in the immediately preceding bullets with respect to the Company or any Company Subsidiary unless consented to in writing by Parent, provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. Notwithstanding anything in the Merger Agreement to the contrary, neither the Company, Parent or Merger Sub shall be required to commit to or agree with any Governmental Entity to any amendments or modifications to any of the terms of the Merger Agreement.
Without limiting the generality of the parties’ obligations above, and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other,
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file, within fifteen (15) business days after the date of the Merger Agreement, with the FTC and the DOJ the Notification and Report form, under the HSR Act for the Merger or any of the other Transactions; and

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file, within fifteen (15) business days after the date of the Merger Agreement, draft or final form notifications, filings or briefing papers as required by or under any Foreign Merger Control Law. Each of Parent and the Company will cause all documents that it is responsible to file to comply substantially with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be.

Each of Parent and the Company shall (i) promptly furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Merger Control Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate with one another in the filing of, and consider the views of one another in connection with the form and content of, any substantive memoranda, white papers, filings, material correspondence or other material written communications explaining or defending the Merger Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to the Merger Agreement, the Merger and the other Transactions, (iv) use reasonable best efforts to comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be.
Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all required regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law, provided that Parent shall bear all filing fees for the filings required under the HSR Act or any applicable Foreign Merger Control Law.
Notwithstanding the foregoing or anything in the Merger Agreement to the contrary, Parent will determine and control strategy for dealing with any Governmental Entity in respect of obtaining or concluding the required approval for the Transactions from such Governmental Entity, and, to the extent permissible, the Company shall, and shall cause its subsidiaries to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law; provided, however, that the parties agree not to (A) extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger or any of the other Transactions or (B) pull and refile any filing made under the HSR Act or any Foreign Merger Control Law, in the case of each of clauses (A) and (B), except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.
Conditions to the Closing of the Merger
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
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(i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated and (ii) any approvals or clearances applicable to the Merger in certain specified jurisdictions. The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 6.01 of the Merger Agreement (which we refer to as the “Antitrust Clearance Condition”);

•	No Legal Restraints preventing or prohibiting the consummation of the Merger shall be in effect (which we refer to as the “No Legal Restraint Condition”); and
•	The Company Stockholder Approval shall have been obtained.
In addition, the respective obligation of Parent and Merger to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
•
Each of (i) the representations and warranties of the Company contained in Article II of the Merger Agreement, other than those set forth in Section 2.01 (first sentence only), Section 2.02, Section 2.04, Section 2.05(a)(i)(x) and Section 2.21 of the Merger Agreement, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 2.01 (first sentence only), Section 2.02(b) through Section 2.02(d), Section 2.04, Section 2.05(a)(i)(x), and Section 2.21 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 2.02(a) of the Merger Agreement are true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis inaccuracies;

•
The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•
Since the date of the Merger Agreement, no change, event, condition, development or circumstance shall have occurred and be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•
The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) of the Merger Agreement have been satisfied.

In addition, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
•
Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 3.01 and Section 3.03 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article III of the Merger Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;

•
Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and

•
Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) of the Merger Agreement have been satisfied.

The Company and Parent can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•	by mutual written consent of Parent, Merger Sub and the Company.
•	by either GBT or Parent, if:
○
the Effective Time has not occurred on or before the Outside Date; provided, however, that (x) if, on the Outside Date, if the conditions set forth in Section 6.01(a) and 6.01(b) of the Merger Agreement shall not have been satisfied or waived on or prior to such date but all other conditions set forth in Article VI shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date shall automatically be extended to November 7, 2023 and (y) the right to terminate the Merger Agreement under Section 7.01(b)(i) of the Merger Agreement shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose material breach of the Merger Agreement has primarily caused or primarily resulted in the Merger not being consummated by the Outside Date (which we refer to as the “Outside Date Termination Right”);

○
any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to this sub-bullet shall not be available to a party (treating Parent and

Merger Sub as one party for this purpose) whose material breach of the Merger Agreement has primarily caused or primarily resulted in such Legal Restraint or the failure to remove such Legal Restraint (which we refer to as the “Legal Restraint Termination Right”); or
○
the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate the Merger Agreement under Section 7.01(g) of the Merger Agreement will not be available to any party whose material breach of the Merger Agreement has primarily caused or primarily resulted in the failure to obtain the Company Stockholder Approval (which we refer to as the “Special Meeting Termination Right”).

•	by GBT, if:
○
Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in the Merger Agreement, (i) such that a condition set forth in Section 6.03(a) or Section 6.03(b) of the Merger Agreement would not be then satisfied measured as of the time the Company asserts a right of termination under Section 7.01(e) of the Merger Agreement and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement); or

○
if (i) the Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal and immediately following such termination, the Company enters into a binding definitive agreement for such Superior Company Proposal, (ii) the Company has complied in all material respects with its obligations under Section 4.02 of the Merger Agreement in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of the Merger Agreement pays, the fee due under Section 5.08 of the Merger Agreement that is payable if the Merger Agreement is terminated pursuant to Section 7.01(f) of the Merger Agreement (which we refer to as the “Superior Company Proposal Termination Right”).

•	by Parent, if:
○
the Company breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in the Merger Agreement, (i) such that a condition set forth in Section 6.02(a) or Section 6.02(b) of the Merger Agreement would not be then satisfied measured as of the time Parent asserts a right of termination under Section 7.01(c) of the Merger Agreement and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement) (which we refer to as the “GBT Breach Termination Right”); or

○
at any time prior to the Company Stockholders Meeting, (A) an Adverse Recommendation Change has occurred, (B) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal, the Board fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer or (C) the Board fails to publicly reaffirm the Board Recommendation within ten (10) business days of the written request of Parent following the date any Company Takeover Proposal is first made public (which we refer to as the “Change of Recommendation Termination Right”).

Termination Fees
Parent will be entitled to receive the Company Termination Fee of $217 million from GBT, if:
•	the Company terminates the Merger Agreement pursuant to the Superior Company Proposal Termination Right;
•	Parent terminates the Merger Agreement pursuant to the Change of Recommendation Termination Right; or
•
after the date of the Merger Agreement, a bona fide Company Takeover Proposal is publicly proposed or announced or the making or existence of a Company Takeover Proposal shall have become publicly known, (B) the Merger Agreement is terminated by either Parent or the Company pursuant to the Outside Date Termination Right, the GBT Breach Termination Right (resulting from a breach of Section 4.02, Section 5.16 or Section 5.17 of the Merger Agreement), or the Special Meeting Termination Right, and (C) within twelve (12) months of such termination (1) the transactions contemplated by a Company Takeover Proposal are consummated or (2) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal.

For purposes of determining whether the Company is required to pay the Company Termination Fee, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h) of the Merger Agreement, except that all references to 20% in such definition shall be deemed references to 50%. Any fee due under Section 5.08(b) of the Merger Agreement shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of the first bullet above, prior to or simultaneously with such termination of the Merger Agreement, (2) in the case of the second bullet above, within two business days after the date of such termination of the Merger Agreement and (3) in the case of the third bullet above, within two business days after the date of consummation of the transactions contemplated by a Company Takeover Proposal.
GBT will be entitled to receive the Reverse Termination Fee of $326 million from Parent if:
•
the Company or Parent terminates the Merger Agreement pursuant to the Outside Date Termination Right (solely to the extent that, at the time of such termination, the Antitrust Clearance Condition or the No Legal Restraint Condition (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) shall not have been satisfied) or the Legal Restraint Termination Right (solely to the extent that the applicable Legal Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Law), and

•
and at the time of either such termination all of the other conditions set forth in Section 6.01 (other than the Antitrust Clearance Condition or the No Legal Restraint Condition (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law)) and the conditions set forth in Section 6.02 of the Merger Agreement have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination);

provided, however, that no Reverse Termination Fee shall be payable by Parent pursuant to Section 5.08(d) of the Merger Agreement if the applicable Legal Restraint that gives rise to the termination right pursuant to the Legal Restraint Termination Right or the failure of the Antitrust Clearance Condition or the No Legal Restraint Condition (with respect to the No Legal Restraint Condition, solely to the extent that such Judgment is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) is the result of a material breach of the Company’s obligations in Section 5.03 of the Merger Agreement.
Neither GBT nor Parent will be required to pay the Company Termination Fee or the Reverse Termination Fee, respectively, on more than one occasion. If either GBT or Parent fails to promptly make any payment of the Company Termination Fee or the Reverse Termination Fee, as applicable, and the other party commences a Proceeding to collect such amount that results in a judgment against the GBT or Parent, as applicable, GBT or Parent, as applicable, shall reimburse such other party for its reasonable and documented out-of-pocket fees and expenses (including any such attorneys’ fees and expenses) incurred in connection with such Proceeding and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date such payment was payable in accordance with the Merger Agreement.

Specific Enforcement
The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.
The parties have further agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement without the necessity of proving the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement.
The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties has agreed that the right of specific enforcement is an integral part of the transactions contemplated by the Merger Agreement and without such right, none of the parties would have entered into the Merger Agreement.
If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 8.10(b) of the Merger Agreement, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.
Limitations of Liability
Except in the case of actual and intentional fraud or the willful and material breach by the Company of any representation, warranty or covenant set forth in the Merger Agreement, payment of the Company Termination Fee described in the section of this proxy statement entitled “—Termination Fees” shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated.
Except in the case of actual and intentional fraud or the willful and material breach by Parent or Merger Sub of any representation, warranty or covenant set forth in the Merger Agreement, payment of the Reverse Termination Fee described in the section of this proxy statement entitled “—Termination Fees” shall constitute the sole and exclusive remedy of Company against Parent, Merger Sub, any other subsidiary of Parent, and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated.
Expenses
Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Amendments and Waivers
At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (treating Parent and Merger Sub as one party for this purpose). Notwithstanding the foregoing, after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.
Governing Law
The Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, GBT is required to submit a proposal to GBT stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to GBT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the Compensation Proposal). This compensation is summarized in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of GBT’s Directors and Executive Officers in the Merger”. The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, GBT is asking you to approve the following resolution:
RESOLVED, that the stockholders of GBT approve, on a nonbinding, advisory basis, the compensation that will or may become payable to GBT’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of GBT’s Directors and Executive Officers in the Merger”.
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on GBT. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Approval, on an advisory (nonbinding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of GBT common stock properly cast for the Compensation Proposal at the Special Meeting, provided a quorum is present. Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have no effect on the outcome of the Compensation Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. shares of GBT common stock of GBT common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a GBT stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of GBT common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If GBT stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from GBT stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Approval of the Adjournment Proposal (a) when a quorum is present, requires the affirmative vote of a majority of the shares of GBT common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of GBT common stock representing a majority of the voting power present at the Special Meeting.
Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have no effect on the outcome of the Adjournment Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of GBT common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a GBT stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of GBT common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of GBT common stock by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding GBT common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all current executive officers and directors as a group.
We have based our calculation of the percentage of beneficial ownership of 67,475,564 shares of common stock outstanding on August 15, 2022.
Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to each individual or entity is as of August 15, 2022, unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before October 14, 2022, which is 60 days after August 15, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Beneficial Owner(1)	Number of shares of GBT common stock beneficially owned	Percentage of shares of GBT common stock beneficially owned
5% or Greater Stockholders:
Entities affiliated with The Vanguard Group(2)	5,993,142	8.9%
Entities affiliated with Janus Henderson Group plc(3)	5,483,164	8.1%
Entities affiliated with BlackRock(4)	5,353,056	7.9%
Entities affiliated with Fidelity(5)	4,597,391	6.8%
Entities affiliated with Perceptive(6)	3,449,915	5.1%
Entities affiliated with Deep Track Capital(7)	3,646,690	5.4%
Named Executive Officers and Directors:
Ted W. Love, M.D.(8)	1,633,646	2.4%
Jeffrey Farrow(9)	297,560	*
Jung E. Choi(10)	464,409	*
David L. Johnson(11)	185,318	*
Kim Smith-Whitley, M.D.(12)	19,051	*
Scott W. Morrison(13)	101,850	*
Deval L. Patrick(14)	22,375	*
Mark L. Perry(15)	73,078	*
Glenn F. Pierce, M.D., Ph.D.(16)	106,650	*
Philip A. Pizzo, M.D.(17)	74,325	*
Dawn A. Svoronos(18)	55,589	*
Alexis A. Thompson, M.D., M.P.H.(19)	12,186	*
Wendy L. Yarno(20)	76,650	*
All directors and officers as a group (16 persons)(21)	3,476,561	5.2%
*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Global Blood Therapeutics, Inc., 181 Oyster Point Boulevard, South San Francisco, CA 94080.

(2)
Based solely on a report on Schedule 13G/A filed with the SEC on February 10, 2022, which indicates that The Vanguard Group had (i) shared voting power with respect to 116,532 shares of common stock, (ii) sole dispositive power over 5,825,096 shares of common stock and (iii) shared dispositive power over 168,046 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based solely on a report on Schedule 13G filed with the SEC on February 10, 2022, which indicates that Janus Henderson Group plc (“Janus Henderson”) had shared voting power and shared dispositive power over 5,483,164 shares of common stock. Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“JCM”), Perkins Investment Management LLC, Henderson Global Investors Limited and Janus Henderson Investors Australia Institutional Funds Management Limited (each an “Asset Manager”). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCM may be deemed to be the beneficial owner of 5,472,157 shares of common stock, and as a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Intech may be deemed to be the beneficial owner of 11,007 shares of common stock. The address of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(4)
Based solely on a report on Schedule 13G/A filed with the SEC on February 3, 2022, which indicates that BlackRock, Inc. had sole voting power with respect to 5,272,998 shares of common stock and had sole dispositive power over 5,353,056 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Based solely on a report on Schedule 13G/A filed with the SEC on February 9, 2022, which indicates that FMR LLC had sole voting power with respect to 1,037,087 shares of common stock and had sole dispositive power over 4,567,391 shares of common stock. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)
Based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2022, which indicates that Perceptive Advisors LLC and Joseph Edelman had shared voting power and shared dispositive power over 3,449,915 shares of common stock, all of which are held by Perceptive Life Sciences Master Fund Ltd. (the “Fund”). Perceptive Advisors LLC serves as the investment manager to the Fund. Joseph Edelman is the managing member of Perceptive Advisors LLC. The address of Perceptive Advisors LLC, Joseph Edelman and the Fund is 51 Astor Place, 10th Floor, New York, NY 10003.

(7)
Based solely on a report on Schedule 13G filed with the SEC on June 17, 2022, which indicates that Deep Track Capital, LP, and David Kroin had shared voting power with respect to 3,646,690 shares of common stock and had share dispositive power over 3,646,690 shares of common stock. The address of Deep Track Capital, LP is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The address of Deep Track Biotechnology Master Fund, Ltd. is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands. The address of David Kroin is c/o Deep Track Capital, LP, 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830.

(8)
Includes (i) 805,174 shares of common stock held by Dr. Love; (ii) 5,000 shares of common stock held by Dr. Love’s two daughters, as to which Dr. Love disclaims beneficial ownership; (iii) 306,000 shares of common stock held by three trusts for the benefit of Dr. Love’s daughters; and (iv) 517,472 shares of common stock that Dr. Love has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(9)
Includes (i) 31,441 shares of common stock held by Mr. Farrow; and (ii) 266,119 shares of common stock that Mr. Farrow has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(10)
Includes (i) 197,928 shares of common stock held by Ms. Choi; (ii) 25,000 shares of common stock held in The 2005 William Park and Jung Choi Family Trust; and (iii) 241,481 shares of common stock that Ms. Choi has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(11)
Includes (i) 53,151 shares of common stock held by Mr. Johnson; and (ii) 132,167 shares of common stock that Mr. Johnson has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(12)
Includes (i) 4,380 shares of common stock held by Dr. Smith-Whitley; and (ii) 14,671 shares of common stock that Dr. Smith-Whitley has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(13)
Includes (i) 6,637 shares of common stock held by Mr. Morrison; and (ii) 95,213 shares of common stock that Mr. Morrison has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(14)
Includes (i) 9,037 shares of common stock held by Mr. Patrick; and (ii) 13,338 shares of common stock that Mr. Patrick has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(15)
Includes (i) 37,865 shares of common stock held by Mr. Perry; and (ii) 35,213 shares of common stock that Mr. Perry has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(16)
Includes (i) 26,437 shares of common stock held by Dr. Pierce; and (ii) 80,213 shares of common stock that Dr. Pierce has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(17)
Includes (i) 9,112 shares of common stock held by Dr. Pizzo; and (ii) 65,213 shares of common stock that Dr. Pizzo has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(18)
Includes (i) 5,376 shares of common stock held by Ms. Svoronos; and (ii) 50,213 shares of common stock that Ms. Svoronos has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(19)
Includes (i) 3,308 shares of common stock held by Dr. Thompson; and (ii) 8,878 shares of common stock that Dr. Thompson has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

(20)
Includes (i) 11,437 shares of common stock held by Ms. Yarno; and (ii) 65,213 shares of common stock that Ms. Yarno has the right to acquire from us within 60 days of August 15, 2021 pursuant to the exercise of stock options.

(21)
Includes the number of shares beneficially owned by the named executive officers and directors listed in the table above, as well as: (i) 13,596 shares of common stock held by Nazila Habibizad. and 67,531 shares of common stock that Ms. Habibizad has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options; (ii) 39,602 shares of common stock held by Tricia Suvari and 217,167 shares of common stock that Ms. Suvari has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options, and (iii) 15,978 shares of common stock that Carrie Krehlik has the right to acquire from us within 60 days of August 15, 2022 pursuant to the exercise of stock options.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of GBT stockholders. However, if the Merger is not completed, you will continue to be entitled to attend and participate in stockholders meetings, including the Company’s annual meetings of stockholders, and, if the Merger is not completed prior to the date thereof, we will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting of GBT stockholders (which we refer to as the “2023 Annual Meeting”) will be held.
Any GBT stockholder who meets the requirements of the proxy rules under the Exchange Act may submit proposals to the Board to be presented at the 2023 Annual Meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth below no later than December 29, 2022, to be considered for inclusion in the proxy materials to be disseminated by the Board for such annual meeting. If the date of the 2023 Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 14, 2023.
Our bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth below no earlier than February 14, 2023, and no later than March 16, 2023. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.
A copy of the full text of the Bylaw provisions governing the notice requirements set forth above may be obtained by writing to GBT’s Secretary at 181 Oyster Point Boulevard, South San Francisco, CA 94080 or by calling (650) 741-7700. All notices of proposals and director nominations by GBT stockholders should be sent to Global Blood Therapeutics, Inc., 181 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following GBT filings with the SEC are incorporated by reference:
•
The portions of GBT’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed on April 28, 2022, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 23, 2022;
•	GBT’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, filed on May 4, 2022, and June 30, 2022, filed on August 8, 2022; and
•
GBT’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC, on January 10, 2022, January 27, 2022, February 16, 2022, February 23, 2022, March 25, 2022, May 4, 2022, May 12, 2022, June 6, 2022, June 10, 2022, June 13, 2022, June 15, 2022, June 29, 2022, July 14, 2022, July 26, 2022 and August 8, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, to the extent filed and not furnished with the SEC, and proxy soliciting materials.
GBT is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
Global Blood Therapeutics, Inc.
Attention: Investor Relations Department
181 Oyster Point Boulevard
South San Francisco, CA 94080
(650) 741-7700
In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [  ], 2022. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to the Company at investor@gbt.com.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of GBT common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (877) 825-8793
Banks and Brokers may call collect: 1 (212) 750-5833

MISCELLANEOUS
GBT has supplied all information relating to GBT, and Parent has supplied, and GBT has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [  ], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to GBT stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

dated as of August 7, 2022

among

PFIZER INC.,

RIBEYE ACQUISITION CORP.

and

GLOBAL BLOOD THERAPEUTICS, INC.

A-i

A-ii

Exhibits:
Exhibit A	Certificate of Incorporation of the Surviving Corporation
A-iii

INDEX OF DEFINED TERMS
Defined Term	Location of Definition
Acceptable Confidentiality Agreement	Section 4.02(h)
Adverse Recommendation Change	Section 4.02(d)
affiliate	Section 8.03
Agreement	Preamble
Anti-Corruption Laws	Section 2.24
Antitrust Laws	Section 8.03
Appraisal Shares	Section 1.07(d)
Authorizations	Section 2.15
Book-Entry Shares	Section 8.03
business day	Section 8.03
Capped Call Documentation	Section 8.03
Capped Call Transactions	Section 8.03
Certificate of Merger	Section 1.03
Certificates	Section 1.08(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08(j)
Collective Bargaining Agreement	Section 2.10(a)
Company	Preamble
Company ATM Program	Section 8.03
Company Authorizations	Section 2.15
Company Balance Sheet	Section 2.06(d)
Company Benefit Plan	Section 2.11(i)(i)
Company Board	Section 2.04(b)
Company Board Recommendation	Section 2.04(b)
Company By-laws	Section 2.01
Company Charter	Section 2.01
Company Common Stock	Section 1.07
Company Credit Agreement	Section 8.03
Company Disclosure Letter	Article II
Company ESPP	Section 8.03
Company Intellectual Property	Section 2.18(a)
Company Material Adverse Effect	Section 8.03
Company Non-US Benefit Plan	Section 2.11(b)
Company Performance Stock Unit	Section 5.04(a)(i)
Company Preferred Stock	Section 2.02
Company Restricted Stock Unit	Section 5.04(a)(ii)
Company SEC Documents	Section 2.06(a)
Company Service Provider	Section 2.11(i)(i)
Company Stock Option	Section 5.04(d)(iii)
Company Stock Plans	Section 5.04(d)(iv)
Company Stockholder Approval	Section 2.04(a)
Company Stockholders Meeting	Section 5.17
Company Subsidiaries	Section 2.01
Company Takeover Proposal	Section 4.02(h)
Company Termination Fee	Section 5.08(b)(iii)
Confidentiality Agreement	Section 5.02
Consent	Section 2.05(b)
A-iv

Defined Term	Location of Definition
Continuation Period	Section 5.04(c)
Continuing Company Employee	Section 5.04(c)
Contract	Section 8.03
control	Section 8.03
Convertible Notes	Section 8.03
Convertible Notes Indenture	Section 8.03
COVID-19	Section 8.03
COVID-19 Measures	Section 8.03
Cybersecurity Incident	Section 2.19(c)(i)
Data Protection Laws	Section 2.19(c)(ii)
Data Protection Requirements	Section 2.19(c)(iii)
Delisting Period	Section 5.14
DGCL	Recitals
Direct Registration System	Section 8.03
Disclosing Party	Section 5.03(c)
DOJ	5.03(b)
Drug Laws	Section 8.03
Effective Time	Section 1.03
Environmental Law	Section 2.17(b)
ERISA	Section 2.11(b)
ERISA Affiliate	Section 2.11(i)(ii)
ESPP Purchase Right	Section 8.03
Exchange Act	Section 2.05(b)
Exchange Fund	Section 1.08
Existing D&O Policies	Section 5.07(c)
FDA	Section 8.03
Filed Company SEC Documents	Article II
Final Investment Date	Section 5.04(e)
Foreign Merger Control Laws	Section 2.05(b)
FTC	5.03(b)
GAAP	Section 2.06(c)
Global Trade Control Laws	Section 8.03
Good Clinical Practice Requirements	Section 8.03
Good Laboratory Practice Requirements	Section 8.03
Good Manufacturing Requirements	Section 8.03
Governmental Entity	Section 2.05(b)
Hazardous Materials	Section 2.17(b)
Health Care Submissions	Section 2.16(b)
Healthcare Laws	Section 8.03
Healthcare Regulatory Authorizations	Section 8.03
HIPAA	Section 8.03
HSR Act	Section 2.05(b)
IMPD	Section 2.16(c)
IND	Section 2.16(c)
Indemnified Party	Section 5.07
Intellectual Property	Section 2.18(h)(i)
Intervening Event	Section 4.02(h)
IT Assets	Section 2.19(c)(iv)
Judgment	Section 2.05(a)
knowledge	Section 8.03
A-v

Defined Term	Location of Definition
Law	Section 2.05(a)
Legal Restraints	Section 6.01(b)
Liens	Section 2.03
Measurement Date	Section 2.02
Merger	Recitals
Merger Consideration	Section 1.07(c)
Merger Sub	Preamble
NDA	Section 2.16(c)
Notice Period	Section 4.02(e)
Outside Date	Section 7.01(b)(i)
Owned Company Intellectual Property	Section 2.18(h)(ii)
Owned Company Registered Intellectual Property	Section 2.18(b)
Parent	Preamble
Parent Material Adverse Effect	Section 8.03
Patents	Section 2.18(h)(i)
Paying Agent	Section 1.08
Payoff Letter	Section 5.06(a)
Permitted Liens	Section 2.10
Person	Section 8.03
Personal Information	Section 2.19(c)(v)
Proceeding	Section 2.14
Products	Section 8.03
Proxy Statement	Section 2.07
Qualifying Company Takeover Proposal	Section 4.02(c)
Receiving Party	Section 5.03(c)
Representatives	Section 3.08
Restricted Party	Section 8.03
Reverse Termination Fee	Section 7.01(d)
Sarbanes-Oxley Act	Section 2.06(b)
SEC	Article II
Section 262	Section 1.07(d)
Securities Act	Section 2.06(b)
Specified Contract	Section 2.13
Specified Jurisdiction	Section 8.03
Specified Letter	Section 8.03
subsidiary	Section 8.03
Superior Company Proposal	Section 4.02(h)
Surviving Corporation	Section 1.01
Surviving Corporation Plans	Section 5.04(c)
Tax	Section 2.09(l)(i)
Tax Return	Section 2.09(l)(ii)
Top Customer Contracts	Section 2.13(a)(xiii)
Top Supplier Contracts	Section 2.13(a)(xii)
Trade Secrets	Section 2.18(h)(iii)
Trademarks	Section 2.18(h)(i)
Transactions	Section 8.03
Transfer Taxes	Section 5.10
Voting Company Debt	Section 2.02(c)
WARN Act	Section 2.11(d)
A-vi

This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2022 (this “Agreement”), among Pfizer Inc., a Delaware corporation (“Parent”), Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”).
WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) of Merger Sub into the Company on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

The Merger
SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall be effected under the applicable provisions of the DGCL.
SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third (3rd) business day after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”), which must be reasonably acceptable to Parent, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
SECTION 1.04. Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
SECTION 1.05. Certificate of Incorporation and By-laws. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law.
(b) The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.
SECTION 1.06. Directors and Officers. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
SECTION 1.07. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancelation of Treasury Stock and Parent-Owned Stock; Company Common Stock Held by Company Subsidiaries. Each share of Company Common Stock that is owned, immediately prior to the Effective Time, directly by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock directly held by any wholly owned Company Subsidiary or by any wholly owned subsidiary of Parent (other than Merger Sub) immediately prior to the Effective Time, if any, shall be converted into such number of shares of common stock of the Surviving Corporation such that each such entity owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such entity owned in the Company immediately prior to the Effective Time.
(c) Conversion of Other Company Common Stock. Subject to Section 1.07(b) and Section 1.07(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $68.50 in cash, without interest (the “Merger Consideration” ). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.08, without interest.
(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (such shares, “Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 1.07(c), but instead shall be canceled, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 1.07(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.
SECTION 1.08. Payment of Merger Consideration. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock and, in connection therewith, prior to the Effective Time, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Parent shall take all steps necessary to provide or cause to be provided to the Paying Agent, on or prior to the Closing Date, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 1.07(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 1.07 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.07, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable. None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any such transfer or other Taxes. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 1.07. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
(c) Treatment of Book-Entry Shares. As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail a check, or make a wire transfer, to each holder, as of the Effective Time of the Merger, of Book-Entry Shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest, to which such holder is entitled hereunder. If payment is to be made in respect of any Book-Entry Shares to a Person other than the Person in whose name such Book-Entry Shares are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Book-Entry Shares or shall have established to the satisfaction of Parent and the Paying Agent that such Book-Entry Shares were properly transferred and that such Tax either has been paid or is not applicable. None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any such transfer or other Taxes.
(d) Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock (or securities convertible into or exchangeable or exercisable for Company Common Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock or other similar transaction, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable by Parent or the Surviving Corporation pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or other similar transaction. Nothing in this Section 1.08(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(e) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article I as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for such Merger Consideration.
(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Company Common Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration to all holders of Certificates or Book-Entry Shares, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without interest.
(j) Withholding Rights. Notwithstanding anything herein to the contrary, each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other federal, state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate taxing authority shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE II

Representations and Warranties of the Company
Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System at least one business day prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures contained in any part of any Filed Company SEC Document entitled “Risk Factors”, “Quantitative and Qualitative Disclosures about Market Risk”, disclosures of risks set forth in any “Forward-Looking Statements” disclaimer, or any other precautionary or other forward-looking statements; it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded) or as set forth in the letter, dated as of the date of this Agreement (the “Company Disclosure Letter”), from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section shall be deemed to qualify or apply to other sections and subsections in this Article II to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections and subsections), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 2.01. Organization, Standing and Power. The Company is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of Company Subsidiaries where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company Subsidiaries (a) has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), have been made available to Parent.
SECTION 2.02. Capital Structure. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on August 4, 2022 (the “Measurement Date”), (i) 67,463,704 shares of Company Common Stock were issued and outstanding, (ii) zero shares of Company Common Stock were held by the Company in its treasury, (iii) 3,972,694 shares of Company Common Stock were subject to outstanding Company Stock Options, 4,010,124 shares of Company Common Stock were subject to outstanding Company Restricted Stock Units, 843,906 shares of Company Common Stock were subject to outstanding Company Performance Stock Units (assuming all applicable performance measures are satisfied at the maximum level) and 14,574,335 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) 430,954 shares of Company Common Stock were reserved and available for purchase under the Company ESPP, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) $345 million aggregate principal amount of Convertible Notes were issued and outstanding and (vii) 3,714,356 shares of Company Common Stock were reserved for issuance pursuant to the Company ATM Program. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based units (performance or otherwise) or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options, ESPP Purchase Rights, the settlement of Company Restricted Stock Units and Company Performance Stock Units or the conversion of Convertible Notes, in each case only to the extent such securities were outstanding on the Measurement Date and solely in accordance with their applicable terms as in effect on the date of such exercise, purchase, settlement or conversion, as applicable. As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) is 31.4985 shares of Common Stock (as defined in the Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of Convertible Notes. From and after the date of the Capped Call Transactions until (and including) the date hereof, no event or circumstance has occurred that has resulted in an adjustment (other than as a result of this Agreement or the

Transactions) to the applicable Option Entitlement (as defined in the Capped Call Documentation as in effect on the date hereof) set forth in the Capped Call Documentation as of the date of original effectiveness thereof, the Strike Price (as defined in the Capped Call Documentation as in effect on the date hereof) from $31.7475 or the Cap Price (as defined in the Capped Call Documentation as in effect on the date hereof) from $49.8000.
(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Company Subsidiary owns any Company Common Stock.
(c) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), other than the Convertible Notes.
(d) Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) that restrict the transfer of, contain any right of first refusal or right of first offer with respect to, any shares of capital stock of the Company or affecting the voting rights of securities of the Company (including stockholder agreements, voting trusts or similar agreements). As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and ESPP Purchase Rights and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units in connection with the forfeiture of such awards or ESPP Purchase Rights.
SECTION 2.03. Company Subsidiaries; Equity Interests. (a) Section 2.03(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another wholly owned Company Subsidiary or by the Company and another wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, any Company Subsidiary.
(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
SECTION 2.04. Authority; Execution and Delivery; Enforceability.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 3.08 are true and correct, to consummate the Transactions, subject, in the case of the Merger, to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”). The execution and delivery by the Company of this Agreement, assuming the representations and warranties set forth in Section 3.08 are true and correct, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).
(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) directing that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholders Meeting and (iv) subject to the terms and conditions of this Agreement, resolving to recommend that the holders of Company Common Stock approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the recommendation set forth in subclause (iv) of this Section 2.04(b), the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. Assuming the representations and warranties set forth in Section 3.08 are true and correct, such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Merger or any other Transaction the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement, the Merger or any other Transaction and, to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Merger or any other Transaction. As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(c) Assuming the representations and warranties set forth in Section 3.08 are true and correct, other than the Company Stockholder Approval, no vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement or to approve and consummate the Transactions.
SECTION 2.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i)(x) the Company Charter or the Company By-laws or (y) the comparable organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 2.05(b), any judgment, order, injunction or decree (“Judgment”) or statute, law, ordinance, rule, regulation or agency requirement (collectively, “Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition, merger control, antitrust or similar Law of the jurisdictions listed in Section 2.05(b) of the Company Disclosure Letter (collectively, the “Foreign

Merger Control Laws”), (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the Nasdaq Stock Market, (v) such filings as may be required in connection with Transfer Taxes described in Section 5.10, and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
SECTION 2.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all material reports, schedules, forms, statements and other documents required to be filed pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2020 (the “Company SEC Documents”).
(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and (except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, in which case the effective date or filing date, as applicable, shall be the date of the last such amendment or supersedence) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no internal investigations or, to the knowledge of the Company, inquiries or investigations by the SEC pending or threatened, in each case regarding any accounting practices of the Company, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).
(c) The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).
(d) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of March 31, 2022, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).
(e) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of

Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to the date of this Agreement, the Company’s auditors and the Company Board or any duly authorized committee thereof have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
SECTION 2.07. Information Supplied. The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, will (i) not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) comply in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.
SECTION 2.08. Absence of Certain Changes or Events. (a) From January 1, 2022 to the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) From the date of the Company Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been and neither the Company nor any Company Subsidiary has taken any action that, if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 4.01(a), (d), (f), (g), (j), (l), (m) or (o) (solely to the extent related to the foregoing clauses (a), (d), (f), (g), (j), (l) or (m) of Section 4.01).
SECTION 2.09. Taxes. (a) The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by any of them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, and timely withheld, collected and remitted, or caused to be timely withheld, collected and remitted, to the proper Governmental Entity all material Taxes required to have been paid, withheld, collected or remitted by it on or before the Closing, other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents.
(b) No deficiency for any material Taxes has been asserted or assessed or threatened in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been fully paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents. There is no material claim, audit, action, suit, Proceeding, examination, refund litigation, administrative or court proceedings, proposed adjustment or matter in controversy now pending, ongoing or threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.
(c) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect.
(d) Within the past three years, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not currently file a Tax Return of a particular type that it is or may be subject to taxation of such type by, or required to file Tax Returns of such type in, that jurisdiction.

(e) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) Section 481(a) of the Code (or any analogous provision of state, local or foreign Law) by reason of a change in accounting method made on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Closing Date or (v) any intercompany transaction entered into on or prior to the Closing Date or any “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) existing as of immediately prior to the Closing Date.
(f) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or other similar agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and wholly owned Company Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).
(g) Neither the Company nor any Company Subsidiary (A) is or has been a member of an affiliated, consolidated, combined, unitary or other similar group other than one of which the Company was the common parent or (B) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.
(h) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.
(i) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355(a) of the Code.
(j) Neither the Company nor any Company Subsidiary has been a party to a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).
(k) As of December 31, 2021, the Company had approximately $1.0 billion of federal net operating loss carryforwards and approximately $787.0 million of state net operating loss carryforwards. Other than on August 12, 2015 and December 31, 2016, the Company has not undergone an “ownership change” (within the meaning of Section 382 and the Treasury Regulations promulgated thereunder), and none of the net operating losses, capital losses, credits, carryovers and similar Tax attributes of the Company are subject to limitation under Section 382, 383 or 384 of the Code, Treasury Regulations Section 1.1502-15, -21 or -22, or otherwise (including under any similar provision of state, local or foreign Law).
(l) For purposes of this Agreement:
(i) “Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated taxes or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
(ii) “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, claims for refund, estimates and information returns, including any schedule or attachment thereto and any amendment thereof, relating to Taxes.
SECTION 2.10. Labor Relations. (a) There are no collective bargaining, works council or other labor union or similar agreements (each, a “Collective Bargaining Agreement”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union or works council with respect to his or her employment by the Company or any such Company Subsidiary nor is any labor union or other organization purporting to represent or attempting to represent any such employees. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all applicable Laws relating to employment and/or labor, including, but not limited to, all applicable Laws related to fair employment practices, terms and conditions of employment, employee classification (e.g., status as employee and non-employee and status as exempt or non-exempt), layoffs and restructurings, withholding of wages, immigration, wages and hours, meal and rest breaks, workplace and occupational safety, health and insurance, discrimination, harassment and retaliation, workers’ compensation, and social security contributions and taxation, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(c) To the knowledge of the Company, since January 1, 2020, there has not been any allegations of, or Proceeding with respect to allegations of, sexual harassment or sexual misconduct regarding an officer with a job title of Senior Vice President or above of the Company or any of the Company Subsidiaries.
(d) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has, at any time within the six months preceding the date of this Agreement, had any “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any other employment terminations that would trigger any obligations or liabilities under the WARN Act or any similar provincial, state or local Laws, and no such obligations or liabilities remain unsatisfied by the Company or any Company Subsidiary.
SECTION 2.11. Employee Benefits. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) the plan document of each such Company Benefit Plan, including any amendment thereto, or a written description if such Company Benefit Plan is not otherwise in writing and (ii) the most recent annual report under Form 5500 (including applicable schedules and attachments thereto) required to be filed with the Internal Revenue Service.
(b) Each Company Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (to the extent applicable), the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (each, a “Company Non-US Benefit Plan”) (i) have been established, maintained and administered in compliance with their terms and all applicable Laws of any Governmental Entity having jurisdiction with respect to such Company Non-US Benefit Plan and (ii) that are required to be funded are funded in accordance with the applicable funding requirements, in each of clauses (i) and (ii), other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All contributions required to be made by the Company or the Company Subsidiaries under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax exempt status, except where such loss of qualification, registration or tax exempt status would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, other than claims that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(d) None of the Company, any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six years sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any (i) Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) “multiemployer” plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or (iii) “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA).
(e) Neither the Company nor any Company Subsidiary has (i) any material liability in respect of post-retirement or termination health, medical, welfare or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, other than for continuation coverage required under Section 4980B of the Code or any applicable state or foreign Laws or (ii) any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.
(f) Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment or service at or following the Effective Time) will (i) entitle any Company Service Provider to any compensation or benefit (including severance) or increase in the amount of any compensation or benefit (including severance) due to such Company Service Provider, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) result in any violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or (iv) result in payment or provision of any amount (whether in cash or property or the vesting of property) that could individually or in combination with any other payment constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any Company Service Provider under any Company Benefit Plan that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(g) Each Company Stock Option, Company Restricted Stock Unit and Company Performance Stock Unit (i) was issued under a Company Stock Plan, (ii) was granted in all material respects in accordance with the terms of the applicable Company Stock Plan and (iii) is evidenced by a written award agreement, in each case substantially in the form that has been made available to Parent. Section 2.11(g) of the Company Disclosure Letter sets forth a true and complete list of all awards of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units outstanding as of the Measurement Date, and with respect to each such outstanding award, the name or employee identification number of each holder, the number of Company Stock Options, Company Restricted Stock Units or Company Performance Stock Units held by such holder, with respect to each Company Stock Option, the applicable exercise price per share subject to such Company Stock Option, with respect to each Company Performance Stock Unit, the performance metrics applicable to such Company Performance Stock Unit unless such metrics are consistent with the applicable form award agreement, and the vesting terms of each Company Stock Option, Company Restricted Stock Unit and Company Performance Stock Unit unless such terms are consistent with the applicable form award agreement.
(h) Each outstanding Company Stock Option has an exercise price equal to or above the fair market value of a share of Company Common Stock on the date of grant (within the meaning of Section 409A of the Code).
(i) For purposes of this Agreement:
(i) “Company Benefit Plan” means each benefit and compensation plan, Contract, agreement, policy or arrangement sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary, whether written or unwritten, in each case for the benefit of any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary (each, a “Company Service Provider”) or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any liability, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not applicable thereto, and all other employment, consulting, termination or change in control agreements, retirement, profit sharing, deferred compensation, severance, equity-based incentive, bonus, medical, welfare or fringe benefit plans, Contracts, policies, agreements or arrangements, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding sponsored by a Governmental Entity and mandated by applicable Law.
(ii) “ERISA Affiliate” means an entity which is considered a single employer with the Company under Section 414 of the Code.
SECTION 2.12. Title to Properties. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have good and marketable title to, or valid leasehold interests in, all their respective properties and assets reflected in the Company Balance Sheet (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed, in each case in the ordinary course of business and not in violation of the terms of this Agreement) or acquired or leased after the date thereof, free and clear of all Liens, except (i) Liens for Taxes that are (x) not due and payable or (y) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations and (v) Liens (other than Liens securing indebtedness for borrowed money or guarantees thereof), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof, and all such leases are in full force and effect and each such lease is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the knowledge of the Company, the other parties thereto. Neither the Company nor any Company Subsidiary owns any real property.
SECTION 2.13. Contracts. (a) Except for this Agreement, any Company Benefit Plan, and except for the Contracts disclosed in and filed as unredacted exhibits to the Filed Company SEC Documents, Section 2.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true, correct and complete copies, of:
(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts or purports to restrict the ability of the Company, any Company Subsidiary or any of its affiliates to compete in any business or with any Person in any geographical area, (B) requires the Company, any Company Subsidiary or any of its affiliates to conduct any business on a “most favored nations” basis with any third party, or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except, in the case of each of clauses (A), (B) and (C), for such restrictions, requirements and provisions that both (x) are not material to the Company and the Company Subsidiaries taken as a whole and (y) would not apply to Parent and its Subsidiaries (other than the Company and the

Company Subsidiaries) following the Closing, other than, with respect to this clause (y) and solely in the case of clauses (A) and (C), any such Contract that can be canceled by the Company or any Company Subsidiary without payment of any material penalty on 90 days’ notice or less;
(iii) each Contract under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party, except for (A) such licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole, (B) off-the-shelf, “shrink wrap” or other licenses for generally commercially available non-customized software (including open source software) or hosted or cloud-based services or (C) non-exclusive licenses to customers, vendors, distributors, suppliers or resellers of the Company or any Company Subsidiary entered into in the ordinary course of business consistent with past practice;
(iv) each Contract to which the Company or any Company Subsidiary is a party relating to the marketing, sale, licensing or distribution of any Product under which payments in excess of $1,500,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2021;
(v) each Contract for the purchase, sale or lease of goods or services, materials, supplies or equipment, under which payments in excess of $2,000,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2021;
(vi) each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money (or commitments in respect thereof) or any financial guaranty, in each case with respect to an outstanding principal amount in excess of $500,000;
(vii) each Contract governing or amending, modifying, supplementing or otherwise relating to the Convertible Notes Indenture, the Convertible Notes or the Capped Call Transactions;
(viii) each Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of $750,000 of future payments in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case in excess of $750,000 of future payments in the aggregate;
(ix) each material Contract with any Governmental Entity;
(x) each Contract relating to the acquisition or disposition of equity in, or a material amount of the assets of, any Person or a material business or material amount of the assets of the Company that contains financial covenants, indemnities (except for indemnities entered into the ordinary course of business and pursuant to which the Company and the Company Subsidiaries have not incurred and are not reasonably expected to incur any material liabilities) or continuing “earn out” or other continuing contingent payment obligations;
(xi) each hedging, swap, collar, cap, derivative or similar Contract;
(xii) each supply Contract with the top twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021 (the “Top Supplier Contracts”);
(xiii) each customer Contract with the top twenty (20) largest customers (by revenue) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021 (the “Top Customer Contracts”);
(xiv) the Contracts set forth in Section 2.13(a)(xiv) of the Company Disclosure Letter;
(xv) each lease, sublease, license or similar use, co-working service and occupancy Contract, in accordance with which the Company or any Company Subsidiary uses or occupies any real property with annual payments in excess of $500,000;
(xvi) each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xvii) each partnership or joint venture agreement to which the Company or any Company Subsidiary is a party that relates to the formation, creation, operation, management or control of any partnership or joint venture or any other alliance, shareholder, development, co-development or similar profit-sharing Contract.
Each such Contract described in clauses (i) through (xvii) above is referred to herein as a “Specified Contract”.
(b) Each of the Specified Contracts is valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Specified Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2020 through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of a material breach or material default from a counterparty to any Top Supplier Contract or Top Customer Contract and no counterparty to any Top Supplier Contract or Top Customer Contract has notified the Company in writing (or, to the knowledge of the Company, otherwise) that it intends to terminate or not renew a Top Supplier Contract or Top Customer Contract.
SECTION 2.14. Litigation. There is no claim, suit, action, investigation, arbitration or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.
SECTION 2.15. Compliance with Laws and Authorizations. Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, their respective Representatives and distributors, wholesalers and other third-party intermediaries, in each case, acting on behalf of the Company or any Company Subsidiary, is in, and since January 1, 2020, has been in, compliance with all Judgments, Authorizations and Laws applicable to its business or operations and has not received any notification from a Governmental Entity or other Person asserting noncompliance therewith, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”, and such Authorizations held by the Company or any Company Subsidiary, the “Company Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the consummation of the Transactions will not cause the revocation or cancellation of any Company Authorization.
SECTION 2.16. Regulatory Matters. (a) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), the Company and each of the Company Subsidiaries is, and since January 1, 2020 has been, in compliance with all Drug Laws and Healthcare Laws applicable to its business or operations.
(b) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the Company and the Company Subsidiaries have timely filed, maintained or furnished with the applicable regulatory authorities all required filings, declarations, listings, registrations, reports, field alerts, submissions, applications, amendments, modifications, notices and other documents (collectively “Health Care Submissions”) and all such Health Care Submissions were complete and accurate and in compliance with applicable Laws when filed (or were corrected or completed by a subsequent filing).
(c) The Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application submitted in the United States (each, an “IND”) including all supplements and amendments in respect of such INDs and each form of Investigational Medicinal Product Dossier submitted outside of the United States for currently active clinical trials (each, an “IMPD”) (together with a list of each country in which such IMPDs have been submitted), in each case, with respect to each Product, (ii) a complete and correct copy of each New Drug Application (including the equivalent regulatory submission outside of the United States, an “NDA”) with respect to each Product, including all supplements and amendments thereto, (iii) copies of all clinical study reports under such INDs and (iv) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Entity with respect to such INDs.
(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, none of the Company, any Company Subsidiary or any of their respective employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, to the knowledge of the Company, the Company and the Company Subsidiaries have not, and none of their respective representatives have, made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, (i) all clinical trials conducted by or on behalf of the Company or any Company Subsidiary have been conducted in compliance with applicable protocols, procedures and applicable Drug Laws and Healthcare Laws, (ii) no Governmental Entity has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has received any written notice or communication alleging that the Company has violated or failed to comply with any applicable Drug Laws or Healthcare Laws with respect to such clinical trials.
(f) Since January 1, 2020, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective officers or employees, nor, to the knowledge of the Company, any licensor, licensee, partner, third-party contractor, supplier, manufacturer, distributor, consultant or vendor in relation to Products has been notified by any Governmental Entity (including through the receipt of any FDA Form 483, Warning Letter, Untitled Letter, Notice of Violation or injunction), qui tam relator or other third party of any failure (or any investigation with respect thereto) to comply with, or maintain systems and programs to ensure compliance with, any Drug Law or Healthcare Law, including those pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, postmarketing commitments and requirements, and requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any Products, except for such failures or investigations, which would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), and, to the knowledge of the Company, there are no facts or circumstances that, now or with the passage of time, would create a basis for the giving of any such notice.

(g) As of the date of this Agreement, (i) no Product has been recalled, withdrawn or suspended since January 1, 2020 and, to the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no facts or circumstances exist that could reasonably be expected to result in such actions, and (ii) no Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Product are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.
(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company has implemented a commercially reasonable compliance program, including appropriate policies, procedures, and trainings, designed to ensure compliance with applicable Drug Laws, Healthcare Laws and industry codes and standards.
(i) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, the collection, access, maintenance, transmission, use and disclosure of Personal Information by the Company and all Company Subsidiaries is and has been in compliance with HIPAA. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral complaint, claim, subpoena, demand or notice of investigation from any Governmental Entity or other Person, including inquiries or other communications from the Department of Health and Human Services Office for Civil Rights, regarding the Company or any Company Subsidiary’s collection, use or disclosure of, or security practices or Cybersecurity Incidents regarding, Personal Information, including with respect to any alleged “breach” or successful “security incident”, as such terms are defined under HIPAA, in the possession or under the control of the Company or any Company Subsidiary or being held by subcontractors on behalf of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no facts or circumstances that, now or with the passage of time, would create a basis for any inquiry or claim.
SECTION 2.17. Environmental Matters. (a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, (i) each of the Company and the Company Subsidiaries has been and is in compliance with all Environmental Laws, (ii) each of the Company and the Company Subsidiaries has possessed and possesses, and has been and is in compliance with all Authorizations required under Environmental Laws for it to conduct its business as presently conducted, (iii) none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Environmental Law, (iv) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or, to the knowledge of the Company, threatened in writing, (v) neither the Company nor any Company Subsidiary is a party to any order resolving any alleged violation of or liability under any Environmental Law under which it has any ongoing obligations and (vi) no Hazardous Materials have been released by the Company or, to the knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary as to which the Company is conducting or funding any remedial action pursuant to Environmental Law.
(b) For purposes of this Agreement:
“Environmental Law” means any Law or Judgment promulgated by any Governmental Entity with respect to pollution, preservation or the protection of the environment, human health or safety (as relates to exposure to hazardous or toxic materials), natural resources or endangered or threatened species, including Laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous materials.
“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, per- or poly-fluorinated substances.

SECTION 2.18. Intellectual Property.
(a) The Company and the Company Subsidiaries own, are licensed or otherwise have the right to use all material Intellectual Property necessary or used to conduct the business of the Company and the Company Subsidiaries as presently conducted (the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens.
(b) Section 2.18(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered Owned Company Intellectual Property (“Owned Company Registered Intellectual Property”). The Owned Company Registered Intellectual Property is (i) subsisting and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable and (ii) to the knowledge of the Company, valid and enforceable. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), the named inventors of each of the Patents in the Owned Company Registered Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively, and, to the knowledge of the Company, all assignments to the Company or a Company Subsidiary of the Owned Company Registered Intellectual Property are valid and enforceable.
(c) To the knowledge of the Company, since January 1, 2020, the conduct of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon, misappropriate, or otherwise violate any valid Intellectual Property of any third party, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, since January 1, 2020, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person alleging any such infringement, misappropriation or other violation of such third party’s Intellectual Property by the Company or any of the Company Subsidiaries, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).
(d) Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of the material Trade Secrets of the Company and the Company Subsidiaries.
(e) To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company Intellectual Property and no such violations have occurred since January 1, 2020.
(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no action or inaction by the Company or any Company Subsidiaries will result in the Company and Company Subsidiaries not continuing to own or have after the Closing, rights or licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and Company Subsidiaries to the same extent as prior to the Closing.
(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property.
(h) For purposes of this Agreement:
(i) “Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (A) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, provisionals, renewals, substitutions and extensions thereof) and patent applications (“Patents”), (B) trademarks, trade names, corporate names, trade dress, business names, service marks, brand names, product names, logos, slogans and other indicia of source or origin, and any applications and registrations (including renewals and extensions) therefor, including any and all goodwill associated therewith and symbolized thereby (“Trademarks”),

(C) works of authorship (whether or not copyrightable, including all confidential or proprietary software, whether in source code or object code format), copyrights and copyright applications, including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing, (D) Internet domain names and social media designations, including top-level domain names and global top-level domain names, (E) Trade Secrets, confidential or proprietary software, know-how and other proprietary or confidential information and (F) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world.
(ii) “Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.
(iii) “Trade Secrets” means any confidential or proprietary information not generally known to the public and maintained under secrecy, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.
SECTION 2.19. Data Privacy and Information Security.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the IT Assets are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, and, to the knowledge of the Company, do not contain any faults, malicious code, malware, virus, Trojan horse, worm, program, sub-program, or other flaw or weakness that could be exploited by a bad actor to cause a Cybersecurity Incident, (ii) the Company and the Company Subsidiaries have implemented, maintain and comply with commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with industry practices and (iii) to the knowledge of the Company, since January 1, 2020, there has been no actual or alleged Cybersecurity Incident.
(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, (i) the Company and the Company Subsidiaries are and have been in compliance with the Data Protection Requirements that apply to the Company or to such Company Subsidiary, respectively, (ii) the Company and the Company Subsidiaries are not subject to any restrictions that would limit Parent’s ability to use Personal Information, collected, stored and processed by the Company and the Company Subsidiaries, after the Closing in the manner substantially the same as currently used by the Company and the Company Subsidiaries, (iii) the Company and the Company Subsidiaries have used commercially reasonable efforts to protect the confidentiality and security of the Personal Information that the Company and the Company Subsidiaries collect, store, use, maintain or otherwise process for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Information by any other Person, (iv) neither the Company nor any Company Subsidiary has been legally required to provide any written notices to any Person in connection with the disclosure of Personal Information or non-public information, nor has the Company or any Company Subsidiary provided any such written notice, (v) there are no written complaints, inquiries or requests pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries alleging a violation of any Person’s Personal Information or privacy rights and (vi) to the knowledge of the Company, there has been no Cybersecurity Incident that would constitute a breach for which notification to any Person is required under applicable Data Protection Requirements.
(c) For purposes of this Agreement:
(i) “Cybersecurity Incident” means unauthorized access to or use or corruption of the IT Assets (including a ransomware or denial-of-service attack), or the unauthorized access, disclosure, use, corruption or loss of Personal Information or other non-public information processed by or on behalf of the Company or a Company Subsidiary, in each case that has materially compromised the confidentiality, security or integrity of such IT Assets, Personal Information or information, as applicable.

(ii) “Data Protection Laws” means (A) all applicable Laws, codes, directives or orders of any Governmental Entity, each as amended from time to time, and (B) any written requirements of self-regulatory frameworks or organizations which the Company is, or has been, contractually obligated to comply with or any self-certification mechanisms to which the Company has committed to the extent related to data privacy, data security, data protection, cybersecurity, and marketing with respect to the processing of Personal Information.
(iii) “Data Protection Requirements” means all (A) Data Protection Laws, (B) contract terms to which the Company or any Company Subsidiary is a party or is otherwise bound that impose obligations on the Company or any Company Subsidiary relating to privacy or information security with respect to the Company’s or any of the Company Subsidiaries’ collection, use, disclosure, or other processing of Personal Information, and (C) the Company’s and the Company Subsidiaries’ written internal or published privacy or security policies, guidelines or notices to the extent related to privacy or security with respect to the processing of Personal Information (e.g., posted privacy policies and notices provided in connection with the processing of Personal Information).
(iv) “IT Assets” means computers, software, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other information technology and telecommunications equipment, in each case owned or controlled by or licensed to the Company or any of the Company Subsidiaries.
(v) “Personal Information” means any information or data defined as “personal data”, “personal information”, “personally identifiable information”, “nonpublic personal information”, “protected health information”, “individually identifiable health information” or analogous term under any applicable Data Protection Requirements.
SECTION 2.20. Insurance. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
SECTION 2.21. Finders or Brokers. No broker, investment banker, financial advisor or finder, other than Centerview Partners LLC and J.P. Morgan Securities LLC, the fees and expenses of each of which will be paid by the Company, is entitled to any fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates. Correct and complete copies of all agreements between the Company and Centerview Partners LLC and J.P. Morgan Securities LLC have been delivered to Parent.
SECTION 2.22. Opinions of Financial Advisors. The Company has received an opinion of each of Centerview Partners LLC and J.P. Morgan Securities LLC, each dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of each such opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement.
SECTION 2.23. Interested Party Transactions. To the knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.
SECTION 2.24. Anti-Corruption. Since January 1, 2020, neither the Company, nor any Company Subsidiary nor, to the knowledge of the Company, any of the Company’s or Company Subsidiary’s respective current or former officers, directors, employees or other Representatives acting on behalf of the Company has (i) violated, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”), (ii) has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action or to secure an improper advantage or (iii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws.
SECTION 2.25. Global Trade Control Laws.
(a) Neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer or employee of any of the Company or any Company Subsidiary, is (i) a Restricted Party or (ii) majority-owned or controlled by a Restricted Party.
(b) The Company and each Company Subsidiary are, and since January 1, 2017 have been, in compliance with all applicable Global Trade Control Laws.
(c) To the knowledge of the Company, since January 1, 2020, neither the Company nor any Company Subsidiary has been the subject of any investigations, reviews, audits or inquiries by a Governmental Entity related to Global Trade Control Laws, and no such actions are pending or threatened.
ARTICLE III

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
SECTION 3.01. Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has the requisite corporate power and authority to conduct its businesses as presently conducted.
SECTION 3.02. Merger Sub. (a)Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
SECTION 3.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval or adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).
SECTION 3.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or

Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any Foreign Merger Control Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, (v) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (vi) such filings as may be required in connection with Transfer Taxes described in Section 5.10, and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 3.05. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent and Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein.
SECTION 3.06. Finders or Brokers. No broker, investment banker, financial advisor or finder is entitled to any fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates for which the Company would be responsible.
SECTION 3.07. Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 3.08. Ownership of Company Common Stock. Since the date that is three years prior to the date of this Agreement and as of the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized or permitted any officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) of Parent or Merger Sub to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” within the meaning of Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their affiliates or associates (as defined in Section 203 of the DGCL) is an “interested stockholder” within the meaning of Section 203 of the DGCL.
SECTION 3.09. Available Funds. Parent and Merger Sub have available funds sufficient to consummate the Merger and the other Transactions on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 5.04 and to perform their respective obligations under this Agreement.
ARTICLE IV

Covenants Relating to Conduct of Business
SECTION 4.01. Conduct of Business of the Company. Except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise specifically required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve its present relationships with suppliers, licensors, licensees and others having material business dealings with it and maintain its material assets and business organization intact in all material respects; provided that no action by the Company or any of the Company Subsidiaries with respect to matters specifically addressed by Section 4.01(a) through (o) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 4.01(a) through (o). In addition, without limiting the generality of the foregoing, except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise specifically required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a) (i) declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) adjust, split, reverse split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options outstanding on the date hereof or granted following the date hereof not in violation of this Agreement in order to pay the exercise price of Company Stock Options in accordance with the terms of the applicable award, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and ESPP Purchase Rights that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with the terms of the applicable award, (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units or other awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards or ESPP Purchase Rights that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with the terms of the applicable award and (D) the acquisition by the Company of Company Common Stock pursuant to the settlement of the Capped Call Transactions;
(b) issue, grant, deliver, pledge, transfer, dispose of, encumber or sell (or authorize any of the foregoing) any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than (A) the issuance of Company Common Stock upon the exercise of Company Stock Options, ESPP Purchase Rights or the settlement of Company Restricted Stock Units or Company Performance Stock Units, in each case, that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with their terms or (B) the conversion of the Convertible Notes outstanding on the date hereof in accordance with their terms as in effect as of the date of this Agreement;
(c) amend its certificate of incorporation, by-laws or other comparable organizational documents, except, in the case of Company Subsidiaries, for amendments that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;
(d) acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, assets, securities, properties, interests or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would exceed $2,500,000, in the aggregate;
(e) except as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) adopt, enter into, establish, terminate, amend or modify any Collective Bargaining Agreement or Company Benefit Plan (including any plan, agreement or arrangement that would be a Company Benefit Plan if it were in effect as of the date of this Agreement), (ii) grant to any Company Service Provider any increase in compensation, bonus, severance or termination pay, or other payment or benefits, including any change in control, retention, transaction or other similar non-recurring payments, (iii) enter into, amend or terminate any employment, consulting, service, severance or other similar agreement with any Company Service Provider, (iv) terminate (other than for misconduct or other acts constituting “cause”) the employment of any employee with an annual base salary in excess of $250,000, (v) hire or promote any employee with an annual base salary in excess of $250,000, (vi) loan or advance any money or any other property to any Company Service Provider or (vii) take any action to accelerate, or fund or secure the payment of, any rights or benefits under any Company Benefit Plan;
(f) make any material change in financial accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by applicable Law, including Regulation S-X under the Securities Act;
(g) sell, transfer, lease (as lessor), license, abandon or otherwise dispose of (including through any “spin-off”), or pledge, assign, exchange, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets that are material, individually or in the aggregate, to the Company and/or the Company Subsidiaries, taken as a whole (including Company Intellectual Property), except (i) sales, leases, licenses or other dispositions of (A) inventory, (B) excess or obsolete properties or assets and (C) permitting the rights with respect to immaterial Intellectual Property to lapse or abandoning such rights, in each case, in the ordinary course of business consistent with past practice, (ii) licenses of non-exclusive rights to Company Intellectual Property in the ordinary course of business consistent with past practice or (iii) abandonments of patent applications in the ordinary course of prosecution, where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) is filed, in the ordinary course of business consistent with past practice;
(h) (i) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness for borrowed money or guarantee any indebtedness of another Person (except for short-term borrowings incurred in the ordinary course of business), (ii) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to or in the Company or any Company Subsidiary, (B) any acquisition not in violation of clause (d) above, or (C) extensions of trade credit and advances of expenses to employees and consultants, in each case in the ordinary course of business consistent with past practice, or (iv) forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;
(i) other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that individually are in excess of $1,000,000 and in the aggregate are in excess of $2,000,000;
(j) (i) make, change or revoke any material Tax election, (ii) adopt or change any material method of Tax accounting, (iii) file any material amended Tax Return, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or similar agreement with any taxing authority with respect to any material Taxes, (v) surrender any right to claim a material Tax refund, (vi) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to material Taxes, or (vii) settle or compromise any material Tax liability or any audit, assessment or other Proceeding with respect to Taxes;
(k) terminate, enter into, modify or amend, or waive, renew, assign or release any material rights under any Specified Contract or any Contract that, if existing on the date hereof, would have been a Specified Contract, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Specified Contract by the Company or any Company Subsidiary, except in the case of any Specified Contracts (or any Contract that, if existing on the date hereof, would have been a Specified Contract) of the type solely described in clauses (iv), (v), (xii), (xiii) or (xv) of Section 2.13(a) and not any other clause of Section 2.13(a), in the ordinary course of business consistent with past practice;
(l) settle, or offer or propose to settle, any Proceeding involving or against the Company or any of the Company Subsidiaries other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;
(m) (x) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, in each case, other than a merger or consolidation of a Company Subsidiary into another Company Subsidiary or (y) enter into any new material line of business;
(n) amend, modify, supplement or terminate the Convertible Notes Indenture, the Convertible Notes or any Capped Call Documentation or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) or the Option Entitlement, Strike Price or Cap Price (each as defined in the Capped Call Documentation as in effect on the date hereof) from that set forth in Section 2.02(a); or
(o) authorize, commit or agree to take any of the foregoing actions.
Notwithstanding anything to the contrary set forth in this Section 4.01, the Company and the Company Subsidiaries may take such actions as the Company deems in good faith to be reasonably necessary in connection with COVID-19 or COVID-19 Measures.
SECTION 4.02. No Solicitation. (a) The Company shall not, shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their behalf not to, (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to assist, facilitate or encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section 4.02 by any Representative of the Company or any of the Company Subsidiaries (acting with the authority of the Company or any Company Subsidiary) shall be a breach of this Section 4.02 by the Company.
(b) The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Takeover Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.
(c) Notwithstanding anything to the contrary contained in Section 4.02(a) or 4.02(b) or any other provision of this Agreement, at any time prior to the receipt of the Company Stockholder Approval, (x) the

Company may contact the Person making any Company Takeover Proposal solely to clarify the terms and conditions thereof and (y) in response to a bona fide written Company Takeover Proposal that did not result from a breach of Section 4.02(a) and that the Company Board reasonably determines, in good faith, after consultation with outside counsel and its financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal and in respect of which the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished to Parent, except to the extent providing Parent with such information would violate applicable Law, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal.
(d) The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) advise Parent of (i) any Company Takeover Proposal or (ii) any inquiry or request for discussions, negotiations or non-public information with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of the Person making any such Company Takeover Proposal, inquiry or request and a correct and complete copy of such Company Takeover Proposal inquiry or request (or, where such Company Takeover Proposal is not in writing, a description of the material terms and conditions of such Company Takeover Proposal, inquiry or request, including any modifications thereto). The Company shall keep Parent reasonably informed of the status (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of any such Company Takeover Proposal, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 4.02(d) which was not previously provided or made available to Parent. Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make the Company Board Recommendation in the Proxy Statement or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.02), or resolve, agree or publicly propose to take any such action.
(e) Notwithstanding any other provision of this Agreement to the contrary, prior to the date on which the Company Stockholder Approval is obtained, if the Company Board determines in good faith, (i) after consultation with outside counsel and its financial advisor, that a Company Takeover Proposal constitutes a Superior Company Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent during the Notice Period, and (ii) after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (A) make an Adverse Recommendation Change or (B) terminate this Agreement pursuant to Section 7.01(f) in accordance with Section 7.04(b) to enter into a definitive agreement with respect to such Superior Company Proposal; provided further that the Company Board may not effect a change of its recommendation in accordance with clause (A) above in connection with a Superior Company Proposal or terminate this Agreement in accordance with clause (B) above unless (I) the Company has provided prior written notice to Parent, at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Company Proposal, which notice will specify the material terms and conditions of any such Superior Company Proposal (including the identity of the party making such Superior Company Proposal), and has contemporaneously provided a correct and complete copy of the proposed agreement with respect to such Superior Company Proposal, (II) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal and (III) following any negotiation described in clause (II) above, the Company Board concludes in good faith, after consultation with its outside counsel and its financial advisor, that such Company Takeover Proposal continues to constitute a Superior Company Proposal. In the event of any material revisions to the Superior Company Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(e) with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, except that the references to three (3) business days will be deemed two (2) business days. Any Adverse Recommendation Change will not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.
(f) Notwithstanding any provision in this Agreement to the contrary, the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Adverse Recommendation Change on account of the Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board will not make an Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such three (3)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.
(g) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that this Section 4.02(g) will not be deemed to permit the Company Board to make an Adverse Recommendation Change, except to the extent permitted by Section 4.02(e) and Section 4.02(f) (it being understood that any disclosure of information to the Company’s stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement reaffirming the Company Board Recommendation shall not be deemed to be an Adverse Recommendation Change).
(h) For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain a “standstill” or similar obligation to the extent that Parent is, in writing delivered to Parent no later than concurrently with the entry by the Company or any Company Subsidiary into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.
“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to, in a single transaction or a series of related transactions (i) any direct or indirect acquisition, purchase, sale, license, lease or other disposition of (A) 20% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock of the Company or any resulting parent company of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the shareholders of any Person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (iii) any combination of the foregoing.
“Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable by the Company Board at the time the Company Board initially resolved to make the Company Board Recommendation (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development, occurrence or change becomes known to the Company Board prior to the date on which the Company Stockholder Approval is obtained, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), or (ii) any Company Takeover Proposal.
“Superior Company Proposal” means any bona fide, unsolicited written Company Takeover Proposal that, if consummated, would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines, in good faith, after consultation with outside counsel and its financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (taking into account amendments and modifications to this Agreement proposed by Parent pursuant to Section 4.02(e)) and (ii) that, relative to the Transactions, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.
Wherever the term “group” is used in this Section 4.02(h), it is used as defined in Rule 13d-5 under the Exchange Act.
ARTICLE V

Additional Agreements
SECTION 5.01. Approval of the Merger. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.
SECTION 5.02. Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period prior to the Effective Time to all their respective properties, books and records and Contracts and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or any Company Subsidiary arising out of affording any such access and furnishing any such information. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company Subsidiaries shall be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality obligation with a third party entered into prior to the date of this Agreement, (b) relating to the applicable portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or any committee thereof) where the Company Board or such committee, as applicable, discussed the Transactions or any similar transaction between the Company and any other Person or (c) the Company determines in good faith that affording such access or furnishing such information would: (i) result in the disclosure of Trade Secrets of third parties, (ii) expose the Company to risk of liability under Data Protection Laws for disclosure of personal information, (iii) jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries or (iv) violate applicable Law; provided, in the case of clauses (a) and (c), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality obligation, jeopardizing such attorney-client privilege, violating applicable Law or resulting in such disclosure or risk of liability, as applicable, provided further that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. Notwithstanding anything to the contrary in this Section 5.02, any physical access may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to pose a material risk to the general health and safety of employees of the Company or the applicable Company Subsidiary and which cannot be mitigated with commercially reasonable measures. All information exchanged pursuant to this Section 5.02 shall be subject to the confidentiality letter agreement, dated June 27, 2022, between the Company and Parent (the “Confidentiality Agreement”).
SECTION 5.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall, and shall cause their respective subsidiaries to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with any Governmental Entity with respect to this Agreement or the Transactions, (ii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (I) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (II) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement. In addition and without limiting the foregoing, Parent shall not, and shall cause its affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent or materially delay the consummation of the Transactions or make materially more difficult the satisfaction of the conditions set forth in Sections 6.01(a) or (b). Nothing in this Section 5.03 will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, the parties agree that Parent, Merger Sub or any other subsidiary of Parent shall not be required to: (A) agree to conditions imposed by any Governmental Entity or propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Parent or any subsidiary of Parent, (B) accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Parent’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries, (C) undertake or enter into agreements with any Governmental Entity or agree to the entry of an order by any Governmental Entity, (D) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other subsidiary of Parent or the Company, (E) terminate any relevant venture or other arrangement of the

Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation, or (F) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Company. The Company shall not, and shall cause the Company Subsidiaries not to, take any of the foregoing actions in clauses (A) through (F) with respect to the Company or any Company Subsidiary unless consented to in writing by Parent, provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. Notwithstanding anything in this Agreement to the contrary, neither the Company, Parent or Merger Sub shall be required to commit to or agree with any Governmental Entity to any amendments or modifications to any of the terms of this Agreement.
(b) Without limiting the generality of the parties’ obligations under Section 5.03(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other, (i) file, within fifteen (15) business days after the date of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report form, under the HSR Act for the Merger or any of the other Transactions and (ii) file, within fifteen (15) business days after the date of this Agreement, draft or final form notifications, filings or briefing papers as required by or under any Foreign Merger Control Law. Each of Parent and the Company will cause all documents that it is responsible to file to comply substantially with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each of Parent and the Company shall (i) promptly furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Merger Control Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate with one another in the filing of, and consider the views of one another in connection with the form and content of, any substantive memoranda, white papers, filings, material correspondence or other material written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions, (iv) use reasonable best efforts to comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to this Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all required regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law, provided that Parent shall bear all filing fees for the filings required under the HSR Act or any applicable Foreign Merger Control Law. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent will determine and control strategy for dealing with any Governmental Entity in respect of obtaining or concluding the required approval for the Transactions from such Governmental Entity, and, to the extent permissible, the Company shall, and shall cause its subsidiaries to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law; provided, however, that the parties agree not to (A) extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger or any of the other Transactions or (B) pull and refile any filing made under the HSR Act or any Foreign Merger Control Law, in the case of each of clauses (A) and (B), except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.
(c) Notwithstanding any other requirement in this Section 5.03, where a party (a “Disclosing Party”) is required under this Section 5.03 to provide information to another party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party; provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
(d) If, prior to the Effective Time, a merger control inquiry is initiated by a Governmental Entity in the jurisdictions set forth in Section 5.03(d) of the Company Disclosure Letter, approval in that jurisdiction, or confirmation that the inquiry has ended, will be deemed a condition precedent to the completion of the Merger under Section 6.01(a).
SECTION 5.04. Treatment of Company Equity Awards. (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit, as applicable, and except as otherwise provided in Section 4.01(e) of the Company Disclosure Letter:
(i) each Company Stock Option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time shall be canceled at the Effective Time and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to (A) the excess, if any, of (1) the Merger Consideration minus (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time; provided that any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment; and
(ii) each Company Restricted Stock Unit and each Company Performance Stock Unit outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to (1) the Merger Consideration multiplied by (2) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit or such Company Performance Stock Unit (as applicable) immediately prior to the Effective Time (in the case of any Company Performance Stock Unit, with the number of shares of Company Common Stock subject to such award determined (x) by treating all applicable performance measures, other than those tied to a price hurdle with respect to a share of Company Common Stock (and not relative total shareholder return), as satisfied at the greater of (i) the target level and (ii) the actual level of performance measured as of the Effective Time or (y) in the case of performance measures tied to a price hurdle with respect to a share of Company Common Stock (and not relative total shareholder return), based on the value of the Merger Consideration (i.e., $68.50), it being understood that any Company Performance Stock Unit shall be canceled at the Effective Time for no consideration or payment to the extent that the performance goals are not satisfied pursuant to this Section 5.04(a)(ii)).
(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to effectuate the actions required by this Section 6.04. All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(c) As soon as practicable following the Effective Time (but in no event later than five (5) business days following the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units, as applicable; provided, however, that, to the extent any such amounts relate to a Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time following the Effective Time permitted under the terms of the applicable agreement or Company Stock Plan relating to such Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit that will not trigger a tax or penalty under Section 409A of the Code.
(d) For purposes of this Agreement:
(i) “Company Performance Stock Unit” means any restricted stock unit award subject to performance-based vesting, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.
(ii) “Company Restricted Stock Unit” means any restricted stock unit award subject to service-based vesting, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.
(iii) “Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or otherwise (other than an ESPP Purchase Right). For the avoidance of doubt, Company Stock Options shall not include the Capped Call Transactions.
(iv) “Company Stock Plans” means the Company Amended and Restated 2017 Inducement Equity Plan, the Company Amended and Restated 2015 Stock Option and Incentive Plan, the Company 2012 Stock Option and Grant Plan and the Company ESPP.
(e) Company ESPP. Prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee designated thereby) to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) the Company ESPP shall terminate effective no later than ten (10) business days prior to the Effective Time. The Company shall determine the rights of participants in the Company ESPP with respect to the offering period underway under the Company ESPP as of the date hereof by treating a business day to be determined by the Company as the last day of such offering period (the “Final Investment Date”), which business day shall be no later than either (i) the date on which such offering period would expire by its terms or (ii) the date on which the Company ESPP is terminated, and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. The Company shall treat any shares of Company Common Stock acquired prior to or on the Final Investment Date as outstanding shares of Company Common Stock for purposes of Section 2.07(c).
SECTION 5.05. Employee Matters. (a) For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Continuing Company Employee”) for so long as such individual remains so employed, (i) annual base salary or base wage and target cash incentive opportunities that are each no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) long-term incentive opportunities that are no less favorable than those provided by Parent or its affiliates to similarly situated employees, (iii) severance benefits that are no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time. Following the Continuation Period, the Continuing Company Employees shall be entitled to participate in the plans of Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) to the same extent as other similarly situated employees of Parent, the Surviving Corporation and their respective affiliates. In addition, and without limiting the generality of the foregoing and subject to Section 5.05(d), each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Company Employee participates immediately prior to the Effective Time. Nothing in this Section 5.05 or elsewhere in this Agreement shall be construed to create a right in any Continuing Company Employee to employment with Parent or the Surviving Corporation.
(b) Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or a “change of control” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.
(c) With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, each Continuing Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for any purpose under any pension or retirement plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service or that is grandfathered or frozen. In addition, Parent shall, and shall cause the Surviving Corporation to, credit each Continuing Company Employee with paid time off equal to the paid time off such Continuing Company Employee had accrued with the Company or any Company Subsidiary that was unused immediately prior to the Effective Time.
(d) With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.
(e) Annual incentives for fiscal year 2022 shall be treated in accordance with Section 5.05 of the Company Disclosure Letter.
(f) The provisions of this Section 5.05 are solely for the benefit of the parties to this Agreement, and no Continuing Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 9.07), and no provision of this Section 5.04 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee program or any plan or arrangement of Parent or any of its subsidiaries. Nothing herein shall be construed as an amendment to any Company Benefit Plan or plan, program, policy, agreement, arrangement or understanding of Parent.
SECTION 5.06. Company Indebtedness.
(a) The Company shall, or shall cause the Company Subsidiaries to, deliver all notices of prepayment with respect to the loans outstanding under the Company Credit Agreement (contingent upon the occurrence of the Effective Time) and use reasonable best efforts to take all other actions reasonably requested by

Parent required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith (the “Company Credit Agreement Termination”). Without limiting the generality of the foregoing, the Company and the Company Subsidiaries shall (i) use reasonable best efforts to deliver to Parent at least three (3) business days prior to the Closing Date a draft payoff letter and release documentation and (ii) deliver to Parent at least one (1) business day prior to the Closing Date an executed payoff letter and related release documentation, in each case, with respect to the obligations under the Company Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the agent under the Company Credit Agreement, which Payoff Letter and executed related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Agreement relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 5.06(a) require the Company or any of the Company Subsidiaries to cause the Company Credit Agreement Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or any of the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.
(b) Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions reasonably requested by Parent required by the Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required and delivery to the trustee, holders or other applicable Person, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by the Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture and shall consider Parent’s comments thereto in good faith. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, as applicable, one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Parent, pursuant to the Convertible Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute at the Effective Time any such supplemental indenture. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to execute and deliver any document, certificate or instrument pursuant to this Section 5.06(b) (or cause any such document, certificate or instrument to be executed or delivered) that is not conditioned on or delivered prior to or substantially concurrently with the occurrence of the Effective Time.
(c) Prior to the Effective Time, the Company shall cooperate with Parent with respect to its efforts to settle the Capped Call Transactions (which settlement shall occur no earlier than the Effective Time) and the negotiation of any termination or settlement payment or valuation related thereto; provided that nothing in this Section 5.06(c) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transaction prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Transactions.
(d) As promptly as practical, subject to the restrictions set forth in Section 2.05(c) of the Convertible Notes Indenture and solely to the extent permitted by applicable Law, and in any event no later than the 380th day after the original issuance of the Convertible Notes, the Company shall remove the Restrictive

Legend (as defined in the Convertible Notes Indenture), or cause to be deemed removed the Restrictive Legend, from the Convertible Notes, and cause such Convertible Notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the Convertible Notes Indenture.
SECTION 5.07. Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries, in each case as in effect as of the date of this Agreement, (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six years from the Effective Time and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six years from the Effective Time. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.
(b) Without limiting Section 5.07(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, and in each case pertaining to matters pending, existing or occurring at or prior to the Effective Time, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of appropriate undertakings in favor of Parent and/or the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 5.07(b)), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under this Section 5.07(b) shall continue in full force and effect for the period beginning as of the Effective Time and ending six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.
(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning as of the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term (but in any event shall not be required to cause such policies to be maintained for any period more than six years from the Effective

Time), and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, Parent shall either purchase such “tail” insurance policies or, for the period beginning as of the Effective Time and ending six years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided further that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (as determined in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided further that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.
(d) In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.07.
(e) The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
(f) Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 5.07.
SECTION 5.08. Fees and Expenses. (a) Except as set forth in Section 5.02, Section 5.03, Section 5.07, this Section 5.08 and Section 5.10, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) the Company terminates this Agreement pursuant to Section 7.01(f);
(ii) Parent terminates this Agreement pursuant to Section 7.01(d); or
(iii) (A) after the date of this Agreement, a bona fide Company Takeover Proposal is publicly proposed or announced or the making or existence of a Company Takeover Proposal shall have become publicly known, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), Section 7.01(c) (resulting from a breach of Section 4.02, Section 5.16 or Section 5.17), or Section 7.01(g), and (C) within twelve (12) months of such termination (1) the transactions contemplated by a Company Takeover Proposal are consummated or (2) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal, then the Company shall pay to Parent a fee of $217,000,000 (the “Company Termination Fee”). For purposes of this Section 5.08(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h), except that all references to 20% in such definition shall be deemed references to 50%. Any fee due under this Section 5.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within two business days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within two business days after the date of consummation of the transactions contemplated by a Company Takeover Proposal. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(c) Acceptance by Parent of the fee due under Section 5.08(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 7.01(f). Except in the case of actual and intentional fraud or the willful and material breach by the Company of any representation, warranty or covenant set forth in this Agreement, (x) payment of the Company Termination Fee described in this Section 5.08 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and (y) upon payment of the Company Termination Fee, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. If the Company fails to promptly make any payment required in accordance with this Section 5.08(c) and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable and documented out-of-pocket fees and expenses (including any such attorneys’ fees and expenses) incurred in connection with such Proceeding and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 5.08(c), with such interest to accrue beginning on the date such amount was so payable to the date of payment.
(d) In the event that (A) the Company or Parent terminates this Agreement pursuant to Section 7.01(b)(i) (solely to the extent that, at the time of such termination, the conditions in Section 6.01(a) or Section 6.01(b) (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) shall not have been satisfied) or Section 7.01(b)(ii) (solely to the extent that the applicable Legal Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Law), and (B) and at the time of either such termination all of the other conditions set forth in Section 6.01 (other than Section 6.01(a) or Section 6.01(b) (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law)) and the conditions set forth in Section 6.02 have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company a fee of $326,000,000 (the “Reverse Termination Fee”), provided, however, that no Reverse Termination Fee shall be payable by Parent pursuant to this Section 5.08(d) if the applicable Legal Restraint that gives rise to the termination right pursuant to Section 7.01(b)(ii) or the failure of any of the conditions set forth in Section 6.01(a) or Section 6.01(b) (with respect to Section 6.01(b), solely to the extent that such Judgment is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) is the result of a material breach of the Company’s obligations in Section 5.03. Any fee due under this Section 5.08(d) shall be paid by wire transfer of same-day funds to an account designated by Company, (1) within two business days after such termination in the event of a termination by the Company and (2) concurrently with and as a condition to termination in the event of a termination by Parent. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Except in the case of actual and intentional fraud or the willful and material breach by Parent or Merger Sub of any representation, warranty or covenant set forth in this Agreement, (x) payment of the Reverse Termination Fee described in this Section 5.08(d) shall constitute the sole and exclusive remedy of Company against Parent, Merger Sub, any other subsidiary of Parent, and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and (y) upon payment of the Reverse Termination Fee, none of Parent, Merger Sub, any other subsidiary of Parent, or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. If Parent fails to promptly make any payment required in accordance with this Section 5.08(d) and the Company commences a Proceeding to collect such amount that results in a judgment against Parent, Parent shall reimburse Company for its reasonable and documented out-of-pocket fees and expenses (including any such attorneys’ fees and expenses) incurred in connection with such Proceeding and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 5.08(d), with such interest to accrue beginning on the date such amount was so payable to the date of payment.
SECTION 5.09. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except as contemplated, permitted or required by Section 4.02. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, without prior consent of the other parties hereto, each party hereto may (a) disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto; and (b) communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice and in compliance with applicable Law.
SECTION 5.10. Transfer Taxes. Except as otherwise set forth in Section 1.08(b) or 1.08(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred as a result of the consummation of the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
SECTION 5.11. Stockholder Litigation. Prior to the termination of this Agreement in accordance with Article VII, the Company shall promptly advise Parent of any Proceeding commenced or to the knowledge of the Company, threatened, by or on behalf of one or more stockholders of the Company against the Company or its directors relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such Proceeding, will consult with Parent with respect to the defense or settlement of any such Proceedings and will consider Parent’s views with respect to such Proceedings; provided, however, that the Company shall control the defense of such litigation and this Section 5.11 shall not give Parent the right to direct such defense; and provided further that no settlement of any such Proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.
SECTION 5.12. Rule 16b-3 Matters. The Company shall take all reasonable steps, prior to the Effective Time, as may be required or advisable to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) and Convertible Notes in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
SECTION 5.13. Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
SECTION 5.14. Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of the Nasdaq Stock Market to delist the Company Common Stock from the Nasdaq Stock Exchange promptly after the Effective Time and terminate the registration of the Company Common Stock under the Exchange Act.

Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).
SECTION 5.15. Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.
SECTION 5.16. Proxy Statement. The Company will, as soon as practicable following the date of this Agreement and in any event within ten (10) business days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company shall (i) commence mailing the Proxy Statement to the Company’s stockholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the first business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document, and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing. Subject to the terms and conditions of this Agreement, including Section 4.02, the Proxy Statement will include the Company Board Recommendation.
SECTION 5.17. Stockholders Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, subject to Section 4.02, will use its reasonable best efforts to solicit approval of this Agreement. The Company will schedule the Company Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement; provided that the Company may, without the prior consent of Parent, and shall if requested by Parent, adjourn or postpone the Company Stockholders Meeting if the Company or Parent, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to achieve quorum or obtain the Company Stockholder Approval at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (y) distribute any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholders Meeting (including any adjournment or postponement thereof), provided, however, that the Company Stockholders Meeting shall not be postponed or adjourned for more than ten (10) business days in each instance or thirty (30) business days in the aggregate from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent (if such postponement or adjournment is made by the Company) or by mutual agreement of the Company and Parent (if such postponement or adjournment is requested by Parent).
ARTICLE VI

Conditions Precedent to the Merger
SECTION 6.01. Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
(a) Antitrust Clearance. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated and (ii) any approvals or clearances applicable to the Merger as set forth in Section 6.01(a) of the Company Disclosure Letter will have been obtained. The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 6.01.
(b) No Legal Restraints. No Judgment issued by any court of competent jurisdiction in any Specified Jurisdiction or Law enacted by any Governmental Entity in any Specified Jurisdiction (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.
(c) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
SECTION 6.02. Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligation of Parent and Merger to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. Each of (i) the representations and warranties of the Company contained in Article II of this Agreement, other than those set forth in Section 2.01 (first sentence only), Section 2.02, Section 2.04, Section 2.05(a)(i)(x) and Section 2.21, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 2.01 (first sentence only), Section 2.02(b) through Section 2.02(d), Section 2.04, Section 2.05(a)(i)(x), and Section 2.21 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 2.02(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis inaccuracies.
(b) Performance of Obligations of the Company. The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.
(c) No Company Material Adverse Effect. Since the date of this Agreement, no change, event, condition, development or circumstance shall have occurred and be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Closing Certificate. The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.
SECTION 6.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 3.01 and Section 3.03 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article III of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c) Closing Certificate. Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
SECTION 6.04. Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by Parent’s or Merger Sub’s material breach any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by its material breach of any of its obligations under this Agreement.
ARTICLE VII

Termination, Amendment and Waiver
SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by either Parent or the Company:
(i) if the Effective Time has not occurred on or before August 7, 2023 (the “Outside Date”); provided, however, that (x) if, on the Outside Date, if the conditions set forth in Section 6.01(a) and 6.01(b) shall not have been satisfied or waived on or prior to such date but all other conditions set forth in Article VI shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date shall automatically be extended to November 7, 2023 and (y) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose material breach of this Agreement has primarily caused or primarily resulted in the Merger not being consummated by the Outside Date; or
(ii) if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose material breach of this Agreement has primarily caused or primarily resulted in such Legal Restraint or the failure to remove such Legal Restraint;
(c) by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 6.02(a) or Section 6.02(b) would not be then satisfied measured as of the time Parent asserts a right of termination under this Section 7.01(c) and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement);
(d) by Parent, if at any time prior to the Company Stockholders Meeting, (A) an Adverse Recommendation Change has occurred, (B) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal, the Company Board fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer or (C) the Company Board fails to publicly reaffirm the Company Board Recommendation within ten (10) business days of the written request of Parent following the date any Company Takeover Proposal is first made public;
(e) by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 6.03(a) or Section 6.03(b) would not be then satisfied measured as of the time the Company asserts a right of termination under this Section 7.01(e) and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);
(f) by the Company in accordance with Section 7.04(b); or
(g) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.01(g) will not be available to any party whose material breach of this Agreement has primarily caused or primarily resulted in the failure to obtain the Company Stockholder Approval.
SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the willful and material breach or actual and intentional fraud by a party of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable to the other party for damages and the Company shall, in the case of a breach by Parent or Merger Sub, have the right to seek damages for lost stockholder premium on behalf of the holders of Company Common Stock), other than the last sentence of Section 5.02, Section 5.08, this Section 7.02 and Article VIII, which provisions shall survive such termination.
SECTION 7.03. Amendment; Extension; Waiver. (a) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement (treating Parent and Merger Sub as one party for this purpose). Notwithstanding the foregoing, after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.
(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 7.04. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 7.01 shall not require the approval of the stockholders of the Company.
(b) The Company may terminate this Agreement pursuant to Section 7.01(f) only if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal and immediately following such termination, the Company enters into a binding definitive agreement for such Superior Company Proposal, (ii) the Company has complied in all material respects with its obligations under Section 4.02 in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 5.08 that is payable if this Agreement is terminated pursuant to Section 7.01(f).
ARTICLE VIII

General Provisions
SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this

Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
	Attention:	Douglas M. Lankler
Bryan A. Supran
	Facsimile:	[***********]
	Email:	[***********]
[***********]

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	David K. Lam
Zachary S. Podolsky
	Email:	DKLam@wlrk.com
ZSPodolsky@wlrk.com

(b)	if to the Company, to:

Global Blood Therapeutics, Inc.
181 Oyster Point Boulevard
South San Francisco, CA 94080
	Attention:	Chief Legal Officer
	Email:	tsuvari@gbt.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Bethany A. Pfalzgraf, Esq.

	Email:	FSaeed@Cravath.com
TChen@Cravath.com
BPfalzgraf@Cravath.com
SECTION 8.03. Definitions. For purposes of this Agreement:
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.
An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.
A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.
“Capped Call Documentation” means, collectively, (a) the Base Capped Call Confirmation Letters, dated December 14, 2021, by and between the Company and each of Jefferies International Limited (“Jefferies”), Mizuho Securities USA, LLC, as agent for Mizuho Markets Americas LLC (“Mizuho”), RBC Capital Markets, LLC, as agent for Royal Bank of Canada (“RBC”), and Wells Fargo Bank National Association (“Wells Fargo”) and (b) the Additional Capped Call Confirmation Letters, dated December 15, 2021, by and between the Company and each of Jefferies, Mizuho, RBC and Wells Fargo.
“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.
“Company ATM Program” means the offering, issuance and sale by the Company of up to an aggregate of $200 million of Company Common Stock in “at-the-market” offerings under the Sales Agreement, dated as of August 5, 2020, by and between the Company and SVB Leerink LLC.
“Company Credit Agreement” means the Amended and Restated Loan Agreement, dated as of December 14, 2021, by and among the Company, Biopharma Credit plc, as collateral agent, and the lenders party thereto.
“Company ESPP” means the Company’s Amended and Restated 2015 Employee Stock Purchase Plan.
“Company Material Adverse Effect” means any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date; provided, however, that, in the case of clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect, condition, development, circumstance or occurrence to the extent resulting from or arising in connection with (A) changes in general conditions in the industries in which the Company and the Company Subsidiaries operate, (B) changes in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world, (C) changes after the date hereof in applicable Law or GAAP (or the authoritative interpretation thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-terrorism or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-terrorism or terrorism, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement or performance of any of the Transactions, including any stockholder (direct or derivative) Proceeding in respect of this Agreement or any of the Transactions, actions specifically required by the covenants contained in this Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee, distributor or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries, in each case, to the extent resulting from or arising in connection with such announcement or performance; provided, however, that this clause (G) shall not apply to any representation or warranty contained in Section 2.05, Section 2.10, Section 2.15, or Section 2.18(f) to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, performance, execution or delivery of this Agreement or the consummation of the Transactions, (H) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by this Agreement, (I) the identity of Parent or Merger Sub as the acquirer of the Company, (J) the matters set forth on Section 8.03 of the Company Disclosure Letter and (K) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof, except in the case of clause (A), (B), (C), (D), (E) or (K), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.
“Convertible Notes” means the Company’s 1.875% Convertible Senior Notes due 2028 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” mean the Indenture, dated as of December 17, 2021, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company), reduced capacity, social distancing, shutdown, closure, sequestration, safety or similar Law, directive, restriction, guideline, response or recommendation of or promulgated by any Governmental Entity or public health authority, including the Centers for Disease Control and Prevention and the World Health Organization, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended, in each case, in connection with or in response to COVID-19 or any other related global or regional epidemic, pandemic or disease outbreak.
“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.
“Drug Laws” means all applicable Laws related to the research, development, testing, manufacture, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale or distribution of the Products, including: (a) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (b) the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.); (c) the Controlled Substances Import and Export Act (21 U.S.C. § 951, et. seq.); (d) regulations in Title 21 of the U.S. Code of Federal Regulations, including FDA regulations relating to Good Manufacturing Practice Requirements, Good Clinical Practice Requirements and Good Laboratory Practice Requirements, and applicable Company standard operating procedures; (e) all terms and conditions of any Healthcare Regulatory Authorization; (f) the Prescription Drug Marketing Act of 1987 (21 U.S.C. § 353 et seq.); (g) any state board of pharmacy Law or analogous Law in any applicable foreign jurisdiction, and all Laws relating to the operation of pharmacies, the dispensing of prescription drugs, the administration of prescription drug formularies, utilization management and pharmacy benefits management; (h) Laws pertaining to the possession, distribution or use of controlled substances; (i) the Drug Supply Chain Security Act; (j) Laws pertaining to the distribution or transportation of the Products; (k) Laws related to importation or exportation of the Products or any of their components; (l) Laws pertaining to expanded access programs; (m) FDA requirements applicable to help seeking and other disease awareness communications; and (n) Laws related to the advertising, promotion and marketing of the Products.

“ESPP Purchase Right” means an option to purchase Company Common Stock under the Company ESPP.
“FDA” means the United States Food and Drug Administration.
“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other Laws, regulations, legislation, orders and requirements imposed by a relevant Governmental Entity.
“Good Clinical Practice Requirements” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Entity.
“Good Laboratory Practice Requirements” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Entity.
“Good Manufacturing Practice Requirements” means the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of other applicable Governmental Entity.
“Healthcare Laws” means (a) Medicare (Title XVIII of the Social Security Act); (b) Medicaid (Title XIX of the Social Security Act); (c) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (d) the Veterans Health Care Act of 1992; (e) Public Health Services Act (42 U.S.C. § 201 et seq.); (f) Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks, including, but not limited to, the federal Stark Law (42 U.S.C. § 1395nn); (g) the Federal Healthcare Fraud Statute (18 U.S.C. §1347); (h) the Federal Conspiracy to Defraud Statute (18 U.S.C. §286); (i) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h); (j) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)); (k) the federal False Claims Act (31 U.S.C. § 3729 et seq.); (l) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (m) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (n) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (o) the Federal False Statements Statute (18 U.S.C. §1001); (p) the Exclusion Laws (42 U.S.C. § 1320a-7); (q) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (r) HIPAA and any law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (s) all criminal Laws relating to healthcare fraud and abuse, including the healthcare fraud criminal provisions under HIPAA, 18 U.S.C. §§ 286, 287 and 1001; (t) all Laws relating to the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors, including Laws related to unprofessional conduct, the corporate practice of medicine, physician orders, prescription drug and controlled substance sale, use, distribution, dispensing, marketing and security, storage and removal of medical waste; (u) all Laws relating to administration, management and/or payment for healthcare or healthcare-related products, services, professionals or facilities and the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (v) all Laws regulating the provision of free or discounted care or services; (w) in each case of the foregoing clauses (a) through (v), all regulations promulgated thereunder and under all comparable foreign, state or local Laws, and applicable Company standard operating procedures and (x) any other requirements of applicable Law that relate to the regulation of the healthcare industry.
“Healthcare Regulatory Authorizations” means authorizations, applications, approvals, accelerated approvals, clearances, registrations, licenses, permits, certificates or exemptions or other evidence of authority issued or recognized by any applicable Governmental Entity (including New Drug Applications and Investigational New Drug Applications) required for the research, development, testing, manufacture, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale or distribution of the Products.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
“knowledge” of any Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers.

“Parent Material Adverse Effect” means any change, effect, condition, development, circumstance, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date.
A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Products” means the products and product candidates sold, held, licensed, researched, tested, marketed, promoted, developed, manufactured, produced or distributed, as applicable, by (or on behalf of) the Company and the Company Subsidiaries, other than any pre-clinical product candidates.
“Restricted Party” means any government, country, or other individual or entity that is the target of sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.
“Specified Jurisdiction” means each jurisdiction in which Parent or the Company has material business operations.
“Specified Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to %20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.
A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Transactions” means the transaction contemplated by this Agreement, including the Merger.
SECTION 8.04. Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 7, 2022. The words “ordinary course of business” or “consistent with past practice” (or phrases of similar import), when used in this Agreement, shall be deemed (x) if the actions are taken on or prior to the date hereof, to include actions reasonably taken by the Company or a Company Subsidiary in response to COVID-19 or COVID-19 Measures and (y) if the actions are taken following the date hereof and prior to the Closing or termination of this Agreement, whichever is earlier, to the extent determined by the Company in good faith to be reasonably necessary in connection with COVID-19 or COVID-19 Measures. Unless the context requires otherwise, (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its affiliates or Representatives either (i) in the virtual dataroom hosted by Datasite and maintained by the Company at the website identified on Section 8.04 of the Company Disclosure Letter or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter at least one business day prior to the date of this Agreement. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be the relevant number of calendar days unless otherwise specified and if the last day of such period is not a business day, the period shall end on the next succeeding business day. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.07. Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties. (a) This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 5.07, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article I shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and the provisions of Section 5.04 shall be enforceable by holders of awards under the Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder.
(b) Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article II, (i) neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty, and neither Parent nor Merger Sub is relying or has relied on any such representation or warranty, with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub, or their respective Representatives, in connection with the Transactions, including the accuracy or completeness thereof and (ii) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions.
(c) The Company acknowledges that, except for the representations and warranties contained in Article III, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty, and Company is neither relying nor has it relied on any such representation or warranty, with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.
SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 8.10. Specific Enforcement; Jurisdiction. (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 8.10(b), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement. If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 8.10(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.
(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 8.02 (provided that nothing in this Section 8.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
SECTION 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Merger or any other Transaction. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.11.
[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.
PFIZER INC., as Parent,

by
/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and CEO
RIBEYE ACQUISITION CORP., as Merger Sub,

by
/s/ Deborah Baron
	Name:	Deborah Baron
	Title:	President
[Signature Page to Agreement and Plan of Merger]

GLOBAL BLOOD THERAPEUTICS, INC., as the Company,

by
/s/ Ted W. Love, M.D.
	Name:	Ted W. Love, M.D.
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
to
Agreement and Plan of Merger
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GLOBAL BLOOD THERAPEUTICS, INC.
ARTICLE I
The name of the corporation is: Global Blood Therapeutics, Inc. (the “Corporation”).
ARTICLE II
The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE IV
Section 1. Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).
Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.
ARTICLE V
Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.
ARTICLE VI
In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).
ARTICLE VII
Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware, Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.
ARTICLE VIII
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE IX
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article IX by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

Annex B

August 7, 2022
The Board of Directors
Global Blood Therapeutics, Inc.
181 Oyster Point Boulevard
South San Francisco, CA 94080
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Pfizer Inc., a Delaware corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of August 7, 2022 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Ribeye Acquisition Corp. (“Acquisition Sub”), the Company will merge with and into Acquisition Sub and become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Company, any subsidiary of the Company, the Acquiror, Acquisition Sub or any other subsidiary of the Acquiror and other than Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $68.50 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Acquiror’s credit facility in November 2021 and joint lead bookrunner on the Acquiror’s offering of debt securities in August 2021. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES LLC
B-2

Annex C

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 August 7, 2022
The Board of Directors
Global Blood Therapeutics, Inc.
181 Oyster Point Boulevard
South San Francisco, CA 94080
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), of the $68.50 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Pfizer Inc., a Delaware corporation (“Parent”), Ribeye Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Appraisal Shares (as defined in the Agreement) and (ii) Shares owned directly by the Company, Parent or any of their respective wholly owned subsidiaries (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $68.50 per Share in cash (the $68.50 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger for completing our evaluation, which is not contingent upon our rendering a favorable opinion. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have been engaged to provide financial advisory services unrelated to the Company to Parent, for which we have received compensation, including in connection with Parent’s acquisition of Arena Pharmaceuticals, Inc. in 2022 and certain other strategic matters. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.
31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM
NEW YORK   •   LONDON   •   PARIS   •   SAN FRANCISCO   •   PALO ALTO   •   LOS ANGELES

The Board of Directors
Global Blood Therapeutics, Inc.
August 7, 2022

In connection with this opinion, we have reviewed, among other things: (i) an execution version of the Agreement, dated August 7, 2022 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2021, December 31, 2020 and December 31, 2019; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Draft Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Draft Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Draft Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Draft Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any

The Board of Directors
Global Blood Therapeutics, Inc.
August 7, 2022

consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Draft Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Draft Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

CENTERVIEW PARTNERS LLC

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors of Global Blood Therapeutics, Inc. recommends you vote FOR Proposals 1, 2 and 3:

NOTE: This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR" Proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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0000578157_1 R1.0.0.24

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

GLOBAL BLOOD THERAPEUTICS, INC.
Special Meeting of Stockholders
[TBD] Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted Love, M.D. and Jeffrey Farrow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBAL BLOOD THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Pacific Time on [TBD], held virtually at [TBD], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The Board of Directors recommends that you vote "FOR" Proposals 1, 2 and 3.

0000578157_2 R1.0.0.24

Continued and to be signed on reverse side